Filed Pursuant to Rule 424(b)(3)

Registration No. 333-192156

PROSPECTUS

September 30, 2015

World Media & Technology Corp.

13,812,850 SHARES OF COMMON STOCK

Power Clouds Inc. (formerly named World Assurance Group, Inc.), a Nevada corporation (“PWCL”), is distributing to its shareholders 13,812,850 of its 15,095,000 shares of common stock (the “spin-off”), of World Media & Technology Corp. (the “Company” or “WRMT”) owned by PWCL, currently the controlling shareholder of WRMT. The shareholders of PWCL will receive one share of WRMT common stock for every six of PWCL shares of common stock that they hold as of the record date. The record date shall be defined as the first business day following an effective statement from the SEC in regards to this Form S-1 filing.

This Prospectus is being furnished in connection with the planned spin-off of WRMT from PWCL and the issuance of WRMT common stock in the spin-off, which will issue shortly after the date of this Prospectus (referred to herein as the “spin-off date”). Currently and prior to the registered spin-off, each of WRMT and PWCL are publicly traded companies. Following the registered spin-off, each of WRMT and PWCL will both continue to be publicly traded companies. Upon effectiveness of the Registration Statement, WRMT will continue to be a company reporting to the SEC under the Securities Exchange Act of 1934.

PWCL is effecting the spin-off pursuant to the terms of the PWCL Board of Directors’ resolution. PWCL currently owns 15,095,000 shares of common stock or 52.8% of the Registrant’s total of 28,581,000 common shares issued and outstanding. PWCL will be distributing 13,812,850 of its 15,095,000 shares of WRMT common stock currently held to PWCL shareholders on a one for six pro-rata basis with PWCL retaining all remaining shares of common stock.

Reason for Furnishing this Prospectus

We are furnishing this Prospectus to provide information to holders of PWCL who will be issued WRMT shares in the spin-off. The information contained in this Prospectus is believed by us to be accurate as of the date set forth on its cover. Changes may occur after that date, and neither WRMT nor PWCL are required to update the information except in the normal course of our public disclosure obligations and practices.

No stockholder approval of the spin-off is required, and none is being sought. Neither PWCL nor WRMT are asking you for a proxy.

PWCL is an "underwriter" within the meaning of the Securities Act of 1933 in connection with the distribution of WRMT common shares to its shareholders.

While WRMT common stock has been quoted on the Over-The-Counter Bulletin Board (“OTCBB”) under the symbol “HNVB” from June 3, 2014 to December 21, 2014, and under the symbol “WRMT” since December 22, 2014, only a limited number of shares of common stock have traded to date and there is currently no active public market for our common stock.

IN REVIEWING THIS PROSPECTUS, YOU SHOULD CAREFULLY CONSIDER THE MATTERS DESCRIBED UNDER THE CAPTION “RISK FACTORS” BEGINNING ON PAGE 14.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION NOT CONTAINED IN THE PROSPECTUS IN CONNECTION WITH THIS OFFERING AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

UNTIL DECEMBER 29, 2015 (90 DAYS AFTER THE DATE HEREOF), ANY BROKER-DEALER EFFECTING TRANSACTIONS IN THE SHARES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A CURRENT COPY OF THIS PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A COPY OF THIS PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO ANY UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

The date of this prospectus is September 30, 2015.

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The following table of contents has been designed to help you find information contained in this prospectus.

We encourage you to read the entire prospectus.

TABLE OF CONTENTS

PROSPECTUS SUMMARY	4
RISK FACTORS	14
USE OF PROCEEDS	27
DIVIDEND POLICY	27
DISTRIBUTION SUMMARY	28
BUSINESS	33
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	41
MANAGEMENT	47
EXECUTIVE COMPENSATION	48
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	49
DESCRIPTION OF SECURITIES	50
EXPERTS	50
WHERE YOU CAN FIND MORE INFORMATION	51
INDEX OF FINANCIAL STATEMENTS	F-1

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A CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements which relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “may”, “should”, “expects”, “plans”, “anticipates”, “believes”, “estimates”, “predicts”, “potential” or “continue” or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks in the section entitled “Risk Factors,” that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding the direction of our business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested herein. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results.

PART I

PROSPECTUS SUMMARY

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from the information that is contained in this prospectus. You should not rely on any information or representations not contained in this prospectus, if given or made, as having been authorized by us. This prospectus does not constitute an offer or solicitation in any jurisdiction in which the offer or solicitation would be unlawful. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the common stock.

Except as otherwise indicated, market data and industry statistics used throughout this prospectus are based on independent industry publications and other publicly available information.

Our Business

Organization and Operations

World Media & Technology Corp. (“the Company”, “WRMT”, “we”, “us” or “our”) was incorporated under the laws of the State of Nevada on October 22, 2010 under the name Halton Universal Brands Inc. (“HNVB”). The Company was originally a brokerage, consulting and marketing firm specializing in brand consulting and new product strategy consulting for emerging brands. The Company focused on natural food products, specialty food products, and mass-market grocery items that were manufactured in North America and sought new market penetration in Eastern Europe. It offered services that fell into three major categories: strategic management consulting, sales brokerage, and marketing. Its main areas of focus were serving manufacturers and distributors in the grocery, specialty food, and health supplement channels.

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Effective October 29, 2014:

1)

Power Clouds, Inc. (formerly World Assurance Group, Inc.) (“PWCL”) acquired 7,095,000 shares of World Media & Technology Corp. (formerly Halton Universal Brands Inc.) (“WRMT”), representing 98% of WRMT’s issued and outstanding share capital, for cash consideration of $378,000,

2)	WRMT discontinued its previously existing brokerage and brand consultancy business, and

3)	WRMT acquired the SPACE technology business and related assets from PWCL for consideration of $557,898 funded by way of debt from PWCL (collectively “the October 29, 2014 transactions”).

We have accounted for the October 29, 2014 transactions as a reverse merger of PWCL’s SPACE technology business and related assets into WRMT. This reverse merger has been accounted for as a reverse capitalization with PWCL’s SPACE technology business, the legally acquired business, being treated as the acquirer of WRMT for accounting and financial reporting purposes. Consequently, the accompanying financial statements reflect the operations of PWCL’s SPACE technology business since Inception (May 2014) and for WRMT from the effective date of the reverse merger on October 29, 2014. The purchase of 7,095,000 shares of WRMT by PWCL has been retroactively presented in the Statement of Changes in Stockholders’ Equity (Deficit) and the footnotes to these financial statements to be effective as of the date of the inception of PWCL’s SPACE technology business.

PWCL’s SPACE technology business was originally formed in May 2014 (“Inception”) as a business division of PWCL to undertake the design, manufacturing and marketing of wearable technology products and services and the provision of Mobile Virtual Network Operator (“MVNO”) wireless services.

In November 2014, the board of directors and majority stockholder, PWCL, authorized a name change of the Company from Halton Universal Brands, Inc. to World Media & Technology Corp. The name change went effective with FINRA on December 22, 2014 and the ticker was changed to WRMT as a result of the name change.

Investment in PayNovi Ltd.

On March 30, 2015, the Company entered into a Common Stock Purchase Agreement (the “SPA”) by and among PWCL, PayNovi Ltd., an Irish limited liability company (the “PayNovi”) and Anch Holdings Ltd., an Irish limited liability company (the “Seller”). Pursuant to the terms of the SPA, the Seller agreed to sell to the Company, and the Company agreed to purchase from the Seller, 350 shares of PayNovi’s common stock, which represents 35% of PayNovi’s total issued and outstanding shares as of the Closing Date, for a Purchase Price consisting of 1,361,000 shares of WRMT’s common stock, which represents 5% of WRMT’s total issued and outstanding shares as of the Closing Date, and 3,937,005 shares of PWCL’s common stock, which represents 5% of PWCL’s total issued and outstanding shares of the Closing Date, being issued to the Seller.

PayNovi operates in the mobile and online payments market and offers products such as mobile wallet, prepaid cards and online payment programs, as a white label, to its partners. WRMT has taken a minority shareholding in PayNovi to gain a strategic position in the mobile payments space but also as a part of a strategy to ultimately offer mobile wallet capabilities as part its SPACE wireless offerings in order to gain a competitive advantage over other providers.

We accounted for this investment under the equity method as we own 35% of PayNovi and we exercise significant influence over the company.

Going Concern

The Company's financial statements have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. The financial statements do not include any adjustment relating to recoverability and classification of recorded amounts of assets and liabilities that might be necessary should the Company be unable to continue as a going concern.

As reflected in the accompanying condensed unaudited financial statements, while the Company had a working capital surplus of $2,197,378 and stockholders’ equity of $3,595,586 as of June 30, 2015, the Company had also incurred a net loss of $1,498,856 and used $1,827,275 cash in operating activities during the six months ended June 30, 2015. Thus raising substantial doubt about the Company’s ability to continue as a going concern.

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Our current monthly cash used in operating activities is approximately $300,000 per month. Based on this projected monthly cash burn, we anticipate that our present cash balances may sustain us until early 2016 before additional funding may be required. This anticipation assumes that we do not generate any revenues in the rest of 2015, which would reduce our monthly cash requirements and also that we do not make any further payments to our parent company. Neither of the above items can be determined at this time and there is no assurance therefore that the Company will have sufficient funds to execute its intended business plan.

Thus far, our management has relied on Mr. Fabio Galdi, our CEO, and PWCL, a company that Mr. Galdi is the Chairman and majority shareholder of, for equity investments for the purpose of maintaining ongoing operations. Without continued investment from our largest shareholders, PWCL and Mr. Fabio Galdi, we will not have the necessary capital required to execute our business plan and grow our business.

Management has estimated that the costs associated with implementation of its business plan over the next twelve months include, but are not limited to, completion of the research and development costs associated with ‘Lumina’ glasses and SPACE computer; launching our SPACE wireless services in the United States and the promotion and marketing costs to build customer awareness of these products and services.

In the event that any new funding required is not realized, the business plan may need to be reduced or curtailed. There are currently no written agreements that obligate our largest shareholders, PWCL and Mr. Galdi, to continue funding us, nor do we have any agreements with prospective investors.

If we are unable to develop sufficient revenues to sustain our operations or receive funding, we may need to curtail or abandon our operations.

The Market Opportunity

The Company has the goal of earning stable and recurring revenues from two main areas:

1.	The sale of Wearable Technology, such as binocular media display glasses and wire free devices, and

2.	The provision of MVNO (Mobile Virtual Network Operator) wireless services

Wearable Technology

The term “Wearable Electronics” refers to any electronic device or product that can be worn by a person to integrate computing in his daily activity or work and use technology to avail advanced features & characteristics. Concerted efforts from the industry and academia for over two decades have resulted into a host of sophisticated products and devices being launched in the market. The potential of the industry can be gauged by the fact that both - the big and established players and small start-ups have upped their ante in the wearable electronics market.

Wearable electronics are in demand due to increasing applications in industrial and enterprise, consumer, healthcare, and others, driving the wearable electronics market toward growth. Some of the challenges faced include technology awareness and educating people on the usage of wearable electronics. The market is segmented geographically into four major regions, namely the Americas, Europe, Asia-Pacific, and Rest of the World. America is believed to be the largest producer of wearable electronic devices, followed by Europe and Asia-Pacific.

WRMT is initially focused in the ‘Lifestyle Computing’ market sector as defined in the Beecham Research ‘Wearable Technology Application Chart’.1

Twenty percent of American adults already own a wearable device and the adoption rate – on par with tablets in 2012 – is quickly expected to rise, according to PwC’s Consumer Intelligence Series – The Wearable Future report –[2] an extensive U.S. research project that surveyed 1,000 consumers, wearable technology influencers and business executives, as well as monitored social media chatter, to explore the technology’s impact on society and business. In the last three decades, PwC has examined how technological innovation plays an increasingly prominent role in helping brands set themselves apart in their respective industries and how wearable technology can offer brands an opportunity to establish themselves, particularly in the entertainment, media and communications (EMC), health, retail and technology industries. The report found that companies in the EMC industries have perhaps the largest opportunity for advancement and growth in the wearable technology market. Basically, where there’s a screen, there’s an opportunity – and if projections that sales of wearables could reach 130 million units in 2018 are correct, that opportunity is big.

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1 Beecham Research Wearable Technology Application Chart - http://www.beechamresearch.com/article.aspx?id=20

2 PwC Wearable Technology Future - http://www.pwc.com/us/en/press-releases/2014/wearable-technology-future.jhtml

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Seventy-three percent of survey respondents in the PwC report expect wearable technology to make media and entertainment more immersive and fun, and the expectations were even higher among millennials at 79 percent. In fact, 64 percent of millennials said they would be excited to try a wearable technology product introduced by an entertainment or media company, compared to 42 percent of the general population. As social media becomes more fundamental to the way we receive information and interact with others, consumers want wearable technology to offer anytime/anywhere access to their favorite networks. This is especially true among millennials, who were three times as likely as the general population to list real-time social media updates as an important benefit of wearables. Ninety-seven percent of American children ages 12 to 17 play an average of one hour of video games per day. Wearable technology is poised to offer a host of new platforms and devices to make gaming more visually and physically engaging than ever before. Sixty-four percent of consumers ages 18 to 24 say they would be motivated by this.

According to recent research, the global wearable electronic device market is forecasted to grow from $3.7 billion in 2013 to $8.3 billion (18 percent CAGR) by 2018.

By volume, the market will increase 30 percent CAGR from 35.7 million to 134 million units. Analysts believe that wearables will live up to the “hype,” and smart devices have the ability to become standalone devices rather than smartphone accessories.

MVNO (Mobile Virtual Network Operator) wireless services

A mobile virtual network operator (MVNO) is a wireless communications services provider that does not own the wireless network infrastructure over which it provides services to its end customers. An MVNO enters into a business agreement with a mobile network operator (MNO) to obtain bulk access to network services at wholesale rates. It then sets its own retail prices independently, and may also offer other value added services service to better address specific customers needs in the segment they address.

An MVNO incurs no significant capital expenditure on spectrum and infrastructure and does not have the time-consuming task of building out extensive radio infrastructure. In some cases mobile network operators operate their own ‘sub-brand’ business unit to complement their retail model such as Sprint operating both Virgin Mobile and Boost Mobile alongside its core services in the United States.

The GSM Association (GSMA) has identified eight separate categories of MVNOs, namely discount, telecom, media/entertainment, migrant, retail, business, roaming and M2M. The GSMA reported that as of June 2014 there were 943 active MVNO's worldwide and 255 sub brands operated by MNO’s themselves. ‘Discount’ and ‘Telecom’ MVNOs are the most prominent types of operation, accounting for 46% of the global MVNO market, while 19% are owned by companies that come from adjacent industries (e.g. retailers, banks, TV or media organizations), leaving 34% of the market to specialized providers focused on segments such as business, migrant, M2M and roamers.

In a recent report from visiongain, a leading analyst firm,[3] the MVNO market is set to grow strongly in the next five years, as an increasing number of regulators embrace the benefits of a more competitive telecoms market. This growth will be driven mainly by developing countries as the European and North American MVNO markets are reaching a plateau. New services such as mobile money and M2M will help driving this growth, but the most important factor is the changing regulatory environment supporting MVNOs. Visiongain expects critical markets to open their doors and create a more supportive regulation for MVNO’s, increasing competition and consumer welfare in the telecoms industry.

Global MVNO split by region, 2014 Source: GSMA Intelligence

A March 2015 report by Grand View Research [4] suggests that the global MVNO market size was $35.92 Billion in 2013 and is expected to reach $73.20 Billion by 2020, a CAGR of 9.4% from 2014 to 2020. In the same report, Global MVNO subscribers are expected to exceed 300 million by 2020.

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3 The MVNO Market Forecast 2014-2019: Future Prospects for the Industry & Leading Companies report - 29th AUGUST 2014

4 http://www.grandviewresearch.com/industry-analysis/mobile-virtual-network-operator-mvno-market

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Products and Services

The Company currently offers Wearable Technology Products and ‘MVNO’ (mobile virtual network operator) wireless services to end customers.

Wearable Technology - LUMINA™ Glasses’

LUMINA™ smart glasses provide the wearer with a high quality, wire-free, infotainment experience delivering a high-resolution, wide screen, binocular display with built-in stereo sound. All of this is packed into a wearable device that is surprisingly light and comfortable to wear. LUMINA™ employs the latest and most powerful, commercially available technology in the market today. LUMINA’s™ see-through, binocular display offers a screen size from 51” to a massive 420” enabled by LUMINA’s™ Infinity View Technology. Its high-speed performance comes from MediaTek’s octa-core MTK 6595 CPU. It has a 13MP camera, gyroscopes, accelerometers, compass, GPS, 2 microphones full HD video recording and revolutionary new bone conduction speakers.

LUMINA™ also comes equipped with its own data storage, streamlined battery and is also pre-installed with its Cloud Based Media and Communication platform pre-configured to provide a suite of communication services including videoconference, webinar and telephony solutions. Despite being loaded with all of this cutting edge technology, LUMINA™ weighs only 135g (less than 5 ounces). For more information see http://www.worldmediatech.com/lumina-glasses

MVNO – ‘SPACE Wireless’

‘SPACE Wireless’ is an MVNO (Mobile Virtual Network Operator) initially operating in the United States. SPACE Wireless offers unlimited voice, texting and 4G LTE data services to subscribers nationwide, on a prepaid basis with no annual contracts. Instead users pay as they go, month to month. Customers can also bring their own device or choose from devices supplied by SPACE. SPACE intends to bring its wireless service to other countries as it becomes practical and subject to regulatory, MNO support and partner availability. For more information see http://www.worldmediatech.com/space-wireless

The Company distributes the LUMINA™ glasses and SPACE computer devices with the SPACE Wireless service embedded and pre-enabled as part of a turnkey offering in order to differentiate from other providers. The Company currently offers the SPACE wireless services only in the United States. LUMINA™ glasses are marketed and sold around the world.

Additionally, the Company intends to offer customers the opportunity to become a subscriber to the Company’s proposed unified cloud based communications platform, ‘SPACE Works’ that is currently under development.

Growth Strategy

The Company’s goal is to develop and commercialize its wearable technology products on a global basis so that it can establish and build an industry-leading position as a unique, market leading, wearable device solution provider.

Initially the MVNO wireless service will be sold in the United States and thereafter in numerous countries as regulatory and MNO partner agreements permit.

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Sales and Marketing

Technology is either developed, acquired or licensed and marketed to end-users through distribution partners. We generally focus our marketing efforts on support of distribution partner sales efforts. In particular, we focus on sales collateral and events for prospective downstream sales agents and end-customers. Our use of advertising is minimal.

The Company has completed exclusive distribution agreements with leading international direct sales companies to engage in marketing and selling the Company’s proprietary devices and services to technology savvy users, who subscribe to the offering. The Company plans to successfully leverage the uniqueness of SPACE Computer and Lumina Glasses that will be exclusively available through these global distribution channels.

SPACE Wireless services are available as a monthly subscription service. SPACE Wireless offers different pricing plans depending on the levels of data required. SPACE Works, when launched, is expected to have different price plans depending on the levels of functionality require..

Customers

The Company, via exclusive distribution partners, targets technologically inclined subscribers and early adopters who seek a rich infotainment experience delivered via unique products. These customers will also become subscribers to the services. It is expected that initial customers will come from Florida, Texas and California, and thereafter sales will spread throughout the rest of North America and internationally.

Manufacturing

We have no manufacturing capabilities and do not intend to develop any manufacturing capabilities. We currently depend on third party equipment manufacturers for our LUMINA Glasses. Any interruption in supply and or consistency of our products may harm our relationships and reputation with customers, and have a materially adverse effect on our business, results of operations and financial condition.

The Company currently relies on a third party manufacturer in China for the production of our products. Our products are manufactured on a purchase-order basis with production being initiated following receipt of an initial payment from us. We do not currently have any exclusive production or distribution arrangements.

We do not have any output or requirements contracts with our manufacturer. Our manufacturer provides us with finished products, which are shipped to the distributors, for onward sale to end users. Certain Chinese factories and the products they export have recently been the source of safety concerns and recalls, which is generally attributed to lax regulatory, quality control and safety standards. Should Chinese factories continue to draw public criticism for exporting unsafe products, whether those products relate to our products or not, we may be adversely affected by the stigma associated with Chinese production, which could have a material adverse effect on our business, results of operations and financial condition.

Although we believe that several alternative sources for our products are available, any failure to obtain the components, chemical constituents and manufacturing services necessary for the production of our products would have a material adverse effect on our business, results of operations and financial condition.

Competition

We are subject to significant competition that could impact our ability to gain market share, win business and increase the price pressure on our products. We face strong competition from a wide variety of firms, including large, national and international technology and telecommunications companies. Many of our competitors have considerably greater financial, marketing and technological resources, which may make it difficult to win new customers and compete successfully. Certain competitors operate larger facilities and have longer operating histories and presence in key markets, greater name recognition, larger customer bases and significantly greater financial, sales and marketing, manufacturing, distribution, technical and other resources. As a result, these competitors may be able to adapt more quickly to new or emerging technologies and changes in customer requirements. They may also be able to devote greater resources to the promotion and sale of their products. Moreover, we may not have sufficient resources to undertake the continuing research and development necessary to remain competitive.

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We have different competition in each of our target markets. The primary competitors for our wearable technology products are Google, Apple, Samsung, Sony among others. SPACE Wireless main competitors are the MNO operators in the United States such as Verizon, Sprint, AT&T and T-Mobile, and over 25 other established MVNO’s such as Virgin Mobile, Boost, Tracfone and Cricket.

Regulation

The telecommunications industry is subject to significant regulation at the national, state, local and international levels. These regulations affect our business. Generally, in the United States, some of our products and services are subject to varying degrees of federal, state, and local regulation, including regulation by the Federal Communications Commission (FCC) and various state public utility commissions. We may also be subject to similar regulation by foreign governments and their telecommunications/regulatory agencies. While these regulatory agencies grant us the authority to operate our business, they typically exercise minimal control over our services and pricing. However, they do require the filing a various reports, compliance with public safety and consumer protection standards, and the payment of certain regulatory fees and assessments.

We cannot assure that the applicable U.S. and foreign regulatory agencies will grant us the required authority to operate, will allow us to maintain existing authority so we can continue to operate, or will refrain from taking action against us if we are found to have provided services without obtaining the necessary authority. Similarly, if our pricing, and/or terms or conditions of service, are not properly filed or updated with the applicable agencies, or if we are otherwise not fully compliant with the rules of the various regulatory agencies, regulators or other third parties could challenge our actions and we could be subject to forfeiture of our authority to provide service, or to penalties, fines, fees, or other costs. We have been delinquent in certain filing and reporting obligations in the past including, but not limited to, filings with the FCC and Universal Service Fund (USF) reports and payments. As of the date of this document we believe we are current with our filing and reporting obligations.

We constantly monitor the actions of the federal and various state regulatory agencies, and doing our best to see that we are in compliance with the applicable regulations, including any new regulations that may be passed. However, there can be no assurance that we are fully aware of all applicable requirements or that we will always be fully compliant. Should we fail at any time to be compliant with applicable federal or state regulations, or to file required reports to federal or state regulatory agencies, we could be subject to fines or other penalties.

Patent, Trademark, License and Franchise Restrictions and Contractual Obligations and Concessions

On October 29, 2014, as part of its acquisition of the SPACE technology business and certain related assets form PWCL, the Company acquired the ‘SPACE’ and LUMINA™ Glasses’ brands previously developed by World Global Assets Pte Ltd (WGA), a subsidiary of PWCL, in order to develop and commercialize these products and services.

Our success and ability to compete effectively are dependent in part upon our proprietary technology. We rely on a combination of copyright, trademark and trade secret laws, as well as nondisclosure agreements and other contractual restrictions, to establish and protect our proprietary rights. Employees are required to execute confidentiality and non-use agreements that transfer any rights they may have in copyrightable works or patentable technologies to us. In addition, prior to entering into discussions with potential business partners or customers regarding our business and technologies, we generally require that such parties enter into nondisclosure agreements with us. If these discussions result in a license or other business relationship, we also generally require that the agreement setting forth the parties’ respective rights and obligations include provisions for the protection of our intellectual property rights. The steps taken by us may not, however, be adequate to prevent the misappropriation of our proprietary rights or technology.

To date, we do not have any federally registered trademarks. However, we are currently in the process of applying for federal registration of some of our marks.

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We do not currently have any patents or patent applications in process. Any future patent applications with respect to our technology may not be granted, and, if granted, patents may be challenged or invalidated. In addition, issued patents may not provide us with any competitive advantages and may be challenged by third parties. Our practice is to affix copyright notices on our product literature in order to assert copyright protection for these works.

Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to duplicate aspects of our products or to obtain and use information that we regard as proprietary. Our steps to protect our proprietary technology may not be adequate to prevent misappropriation of such technology, and may not preclude competitors from independently developing products with functionality or features similar to our products. If we fail to protect our proprietary technology, our business, financial condition and results of operations could be harmed significantly.

The telecommunications and technology markets have been characterized by substantial litigation regarding patent and other intellectual property rights. Litigation, which could result in substantial cost to and diversion of our efforts, may be necessary to enforce trademarks issued to us or to determine the enforceability, scope and validity of the proprietary rights of others. Adverse determinations in any litigation or interference proceeding could subject us to costs related to changing names and a loss of established brand recognition.

Research and Development Activities

Our research and development has been primarily focused on bringing the first product Lumina Glasses to market in 2015. The research and development expenses throughout 2014 include the design, parts sourcing and prototyping of the Lumina Glasses. We expect that research and development expenses will increase throughout 2015 as the next generation of the Lumina and other SPACE products are continuously improved and additional products and feature types are added. We expect to continue to outsource the main development activities and use expert consultants where required to ensure consistent iterations of products and related services.

For the three and six months ending June 30, 2015, we incurred $659,191 and $1,029,234, respectively, in research and development costs and $290,987 in research and development costs during the period from May 2014 (inception) to June 30, 2014.

During the period from inception of the SPACE wearable technology and Lumina glasses business in May 2014 through to June 30, 2015, a total of $1,521,623 has been incurred in research and development costs.

Compliance with Environmental Laws

We are not aware of any environmental laws that have been enacted, nor are we aware of any such laws being contemplated for the future, that impact issues specific to our business.

Employees

As of the date of this Registration Statement we have three employees, the Company’s officers, Fabio Galdi, our President, Chief Executive Officer and Corporate Secretary, Alfonso Galdi, our Chief Financial Officer and Treasurer, and Alessandro Senatore, our Chief Operating Officer. Our officers and directors are responsible for planning, developing and operational duties, and will continue to do so throughout the early stages of our growth. Currently the officers devote approximately 50% of their time to WRMT activities. The Company, in the near term, plans to hire key personnel who will ensure that product development and commercialization plans continue to be implemented.

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THE OFFERING

Securities Being Distributed:	13,812,850 shares of common stock, par value $0.001 per share.

Spin Off Date

The spin-off date is expected to occur on or about the date of the effectiveness of this registration statement. Holders of record of Power Clouds Inc. (PWCL) on the record date to be selected will become entitled to receive the Company common shares as outlined above. In addition, their rights as holders of common shares of PWCL will continue

Spin Off Ratio

Pursuant to the PWCL common stock spin-off and associated distributions outlined above, there will be a dividend to PWCL shareholders of WRMT capital stock based on 1 for 6 basis of the 13,812,850 shares of the outstanding common shares in WRMT.

Securities Issued and Outstanding:	There are 28,581,000 shares of common stock issued and outstanding as of the date of this prospectus.

Registration Costs	We estimate our total offering registration costs to be approximately $25,000.

Risk Factors	See “Risk Factors” and the other information in this prospectus for a discussion of the factors you should consider before deciding to invest in shares of our common stock.

SUMMARY FINANCIAL INFORMATION

The following tables summarize the relevant financial information for World Media & Technology Corp. Because this is only a financial summary, it does not contain all of the financial information that may be important to you. Therefore, you should carefully read all of the information in this prospectus, including the financial statements and the explanatory notes herein, before making an investment decision.

The tables and information below are derived from our audited financial statements for the period from May 2014 (inception) to December 31, 2014. Such information should be read in conjunction with such financial statements, including the notes thereto.

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Financial summary	December 31, 2014 ($) (restated) (audited)

Cash	54
Deposits paid to suppliers	340,226
Total assets	340,280
Total liabilities	926,338
Total stockholders’ deficit	(586,058)

Statement of Operations	For the Period from May 2014 (Inception) to December 31, 2014 ($) (restated) (audited)

Revenue	--
Sales and general administrative	63,724
Research and development expenses	522,388
Total operating expenses	586,112
Net loss	(586,112)
Net loss per share – Basic and fully diluted	(0.07)

Financial summary	June 30, 2015 (unaudited)

Cash	2,715,028
Deposits paid to suppliers	701,978
Current assets	3,417,006
Equity method investment	1,398,208
Total assets	4,815,214
Total liabilities	1,219,628
Total stockholders’ equity	3,595,586

Statement of Operations	For the Six Months Ended June 30, 2015 (unaudited)

Revenue	--
Sales and general administrative	439,299
Research and development expenses	1,029,234
Total operating expenses	1,468,533
Income (loss) om equity investments	(30,323)
Net loss	(1,498,856)
Net loss per share – Basic and fully diluted	(0.07)

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RISK FACTORS

An investment in our common stock involves a number of very significant risks. You should carefully consider the following risks and uncertainties in addition to other information in this prospectus in evaluating our company and our business before purchasing shares of our common stock. Our business, operating results and financial condition could be seriously harmed as a result of the occurrence of any of the following risks. You could lose all or part of your investment due to any of these risks.

RISKS RELATED TO OUR BUSINESS

We lack an operating history. There is no assurance our future operations will result in profitable revenues. If we cannot generate sufficient revenues to operate profitably, our business will fail.

We commenced operations in May 2014, have not generated any revenues to date and have incurred $586,112 and $1,468,533 in net losses in operations from inception to December 31, 2014 and for the six months ended June 30, 2015, respectively. As of June 30, 2015, we had deficit accumulated of $2,084,968. We have a limited operating history upon which an evaluation of our future success or failure can be made. We are developing new and unproven technology which has not yet generated revenue and carries significant risks generally associated with the development and manufacturing and marketing of any new product or service. As these products are unproven in the market, there can be no certainty that customers will ultimately adopt the products and services we manufacture. If we do generate revenues from these new products in the future, these revenues may not be sufficient to cover our operating costs. We cannot guarantee that we will be successful in generating significant revenues in the future. Failure to achieve a sustainable sales level will cause us to go out of business.

If we do not obtain additional financing or develop significant income, our business plan will fail.

We will require additional financing or income revenue to sustain operations. Presently, we rely upon our largest shareholder, Mr. Fabio Galdi, and his affiliate company, Power Clouds, Inc., to finance our operations. However, there are no written agreements obligating Power Clouds, Inc. to continue funding nor are there any agreements with prospective investors for future funding. We may raise additional funds through public or private financing, strategic relationships or other arrangements in the near future to support our business operations; however we currently do not have commitments from third parties for additional capital. We cannot be certain that any such financing will be available on acceptable terms, or at all, and our failure to raise capital when needed could limit our ability to continue our operations. Failure to secure additional financing in a timely manner and on favorable terms would have a material adverse effect on our financial performance, results of operations and stock price and require us to curtail or cease operations, sell off our assets, seek protection from our creditors through bankruptcy proceedings, or otherwise. Furthermore, additional equity financing may be dilutive to the holders of our common stock, and debt financing, if available, may involve restrictive covenants, and strategic relationships, if necessary to raise additional funds, and may require that we relinquish valuable rights.

Our independent registered public accounting firm has expressed substantial doubt about our ability to continue as a going concern.

Our independent registered public accounting firm issued its report connection with the audit of our 2014 financial statements which included an explanatory paragraph describing the existence of conditions that raise substantial doubt about our ability to continue as a going concern. If we are not able to continue as a going concern, it is likely that holders of our common stock will lose all of their investment. Our financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Currency translation and transaction risk may adversely affect our business, financial condition and results of operations.

Although our reporting currency is the US dollar, we expect to conduct some business and incur costs in the local currency of most countries in which we operate. As a result, we will be subject to currency translation risk. We expect a large percentage of our revenues and costs to be generated outside the United States and denominated in foreign currencies in the future. Changes in exchange rates between foreign currencies and the US dollar could affect our revenues and cost of revenues, and could result in exchange losses. We cannot accurately predict the impact of future exchange rate fluctuations on our results of operations.

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Control by Principal Stockholder.

Mr. Fabio Galdi, the Company's Chairman and Chief Executive Officer and his affiliate companies beneficially own approximately 99% of our outstanding Common Stock. As a result, Mr. Galdi and his affiliate companies are, collectively, able to exercise control over all matters requiring stockholder approval, including the election of all directors and the approval of significant corporate transactions. This ownership may have the effect of delaying or preventing a change in control of the Company which could materially adversely affect the price of the Common Stock, and which may be to the benefit of the Directors and executive officers but not in the interest of the shareholders. The interests of Mr. Galdi may differ from the interests of the other stockholders and thus result in corporate decisions that are adverse to other shareholders. Additionally, potential investors should take into account the fact that any vote of shares purchased will have limited effect on the outcome of corporate decisions.

World Media & Technology Corp. is an “emerging growth company” under the Jumpstart Our Business Startups Act. We cannot be certain if the reduced reporting requirements applicable to emerging growth companies will make our shares of common stock less attractive to investors.

WRMT is and will remain an "emerging growth company" until the earliest to occur of (a) the last day of the fiscal year during which its total annual revenues equal or exceed $1 billion (subject to adjustment for inflation), (b) the last day of the fiscal year following the fifth anniversary of its initial public offering, (c) the date on which WRMT has, during the previous three-year period, issued more than $1 billion in non-convertible debt securities, or (d) the date on which WRMT is deemed a "large accelerated filer" (with at least $700 million in public float) under the Securities and Exchange Act of 1934 (the "EXCHANGE ACT").

For so long as WRMT remains an "emerging growth company" as defined in the JOBS Act, it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not "emerging growth companies" as described in further detail in the risk factors below. WRMT cannot predict if investors will find its shares of common stock less attractive because WRMT will rely on some or all of these exemptions. If some investors find WRMT’ shares of common stock less attractive as a result, there may be a less active trading market for its shares of common stock and its stock price may be more volatile.

If WRMT avails itself of certain exemptions from various reporting requirements, its reduced disclosure may make it more difficult for investors and securities analysts to evaluate WRMT and may result in less investor confidence.

The recently enacted JOBS Act is intended to reduce the regulatory burden on "emerging growth companies". WRMT meets the definition of an "emerging growth company" and so long as it qualifies as an "emerging growth company," it will not be required to:

•	have an auditor report on our internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act;
•

comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis);

•	submit certain executive compensation matters to shareholder advisory votes, such as “say-on-pay” and “say-on-frequency;” and
•	disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the CEO’s compensation to median employee compensation.

In addition, Section 107 of the JOBS Act also provides that an "emerging growth company" can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an "emerging growth company" can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. However, WRMT is choosing to "opt out" of such extended transition period, and as a result, WRMT will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. Section 107 of the JOBS Act provides that its decision to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable.

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Notwithstanding the above, we are also currently a “smaller reporting company”, meaning that we are not an investment company, an asset-backed issuer, or a majority-owned subsidiary of a parent company that is not a smaller reporting company and have a public float of less than $75 million and annual revenues of less than $50 million during the most recently completed fiscal.

However, similar to “emerging growth companies”, “smaller reporting companies” are able to provide simplified executive compensation disclosures in their filings; are exempt from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that independent registered public accounting firms provide an attestation report on the effectiveness of internal control over financial reporting; are not required to conduct say-on-pay and frequency votes until annual meetings occurring on or after January 21, 2013; and have certain other decreased disclosure obligations in their SEC filings, including, among other things, only being required to provide two years of audited financial statements in annual reports. Decreased disclosures in our SEC filings due to our status as an “emerging growth company” or “smaller reporting company” may make it harder for investors to analyze the Company’s results of operations and financial prospects.

The loss of the services of our key employees, particularly the services rendered by Fabio Galdi, our Chief Executive Officer and Secretary, and Alfonso Galdi, our Chief Financial Officer, could harm our business.

Our success depends to a significant degree on the services rendered to us by our key employees. If we fail to attract, train and retain sufficient numbers of these qualified people, our prospects, business, financial condition and results of operations will be materially and adversely affected. In particular, we are heavily dependent on the continued services of Fabio Galdi, Our Chief Executive Officer and Secretary, and Alfonso Galdi, our Chief Financial Officer. The loss of any key employees, including members of our senior management team, and our inability to attract highly skilled personnel with sufficient experience in our industry could harm our business.

The lack of public company experience of our management team could adversely impact our ability to comply with the reporting requirements of U.S. securities laws.

Mr. Fabio Galdi and Mr. Alfonso Galdi lack public company experience, which could impair our ability to comply with legal and regulatory requirements such as those imposed by Sarbanes-Oxley Act of 2002 or responsibilities such as complying with federal securities laws and making required disclosures on a timely basis. Any such deficiencies, weaknesses or lack of compliance could have a materially adverse effect on our ability to comply with the reporting requirements of the Securities Exchange Act of 1934, as amended, which is necessary to maintain our public company status. If we were to fail to fulfill those obligations, our ability to continue as a U.S. public company would be in jeopardy in which event you could lose your entire investment in our company.

Our officers, directors, consultants and advisors are not obligated to commit their time and attention exclusively to our business and therefore they may encounter conflicts of interest with respect to the allocation of time and business opportunities between our operations and those of other businesses.

Our officers and directors are not obligated to commit their time and attention exclusively to our business and, accordingly, they may encounter conflicts of interest in allocating their own time, or any business opportunities that they may encounter, between our operations and those of other businesses.

Currently, Fabio Galdi, our Chief Executive Officer, Secretary and Director, Alfonso Galdi, our Chief Financial Officer and Director, and Alessandro Senatore, our Chief Operating Officer and Director, each commit approximately 50% of their time to our business in their capacities as officers and directors. Nevertheless, if the execution of our business plan demands more time than is currently committed by any of our officers, directors, consultants or advisors, they will be under no obligation to commit such additional time, and their failure to do so may adversely affect our ability to carry on our business and successfully execute our business plan.

Additionally, all of our officers and directors, in the course of their other business activities, may become aware of investments, business or information which may be appropriate for presentation to us as well as to other entities to which they owe a fiduciary duty.

They may also in the future become affiliated with entities that are engaged in business or other activities similar to those we intend to conduct. As a result, they may have conflicts of interest in determining to which entity particular opportunities or information should be presented. If, as a result of such conflict, we are deprived of investments, business or information, the execution of our business plan and our ability to effectively compete in the marketplace may be adversely affected.

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We do not have a majority of independent directors on our Board and the Company has not voluntarily implemented various corporate governance measures, in the absence of which stockholders may have more limited protections against interested director transactions, conflicts of interest and similar matters.

Federal legislation, including the Sarbanes-Oxley Act of 2002, has resulted in the adoption of various corporate governance measures designed to promote the integrity of the corporate management and the securities markets. Some of these measures have been adopted in response to legal requirements. Others have been adopted by companies in response to the requirements of national securities exchanges, such as the NYSE or the NASDAQ Stock Market, on which their securities are listed. Among the corporate governance measures that are required under the rules of national securities exchanges are those that address board of directors’ independence, audit committee oversight, and the adoption of a code of ethics. We have not yet adopted any of these other corporate governance measures and since our securities are not yet listed on a national securities exchange, we are not required to do so. Our Board of Directors is comprised of two individuals, both of whom are also our executive officers. As a result, we do not have independent directors on our Board of Directors.

We have not adopted corporate governance measures such as an audit or other independent committee of our board of directors, as we presently do not have independent directors on our board. If we expand our board membership in future periods to include additional independent directors, we may seek to establish an audit and other committee of our board of directors. It is possible that if our Board of Directors included independent directors and if we were to adopt some or all of these corporate governance measures, stockholders would benefit from somewhat greater assurance that internal corporate decisions were being made by disinterested directors and that policies had been implemented to define responsible conduct. For example, at present in the absence of audit, nominating and compensation committees comprised of at least a majority of independent directors, decisions concerning matters such as compensation packages or employment contracts to our senior officers are made by a majority of directors who have an interest in the outcome of the matters being decided. However, as a general rule, the board of directors, in making its decisions, determines first that the terms of such transaction are no less favorable to us that those that would be available to us with respect to such a transaction from unaffiliated third parties. The company executes the transaction between executive officers and the company once it was approved by the Board of Directors.

Prospective investors should bear in mind our current lack of corporate governance measures in formulating their investment decisions.

None of the members of our Board of Directors are considered audit committee financial experts. If we fail to maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results. As a result, current and potential shareholders could lose confidence in our financial reporting, which would harm our business and the trading price of our stock.

Our Board of Directors are inexperienced with U.S. GAAP and the related internal control procedures required of U.S. public companies. Management has determined that our internal audit function is also significantly deficient due to insufficient qualified resources to perform internal audit functions. Finally, we have not established an Audit Committee of our Board of Directors.

We are a development stage company with limited resources. Therefore, we cannot assure investors that we will be able to maintain effective internal controls over financial reporting based on criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”) in Internal Control-Integrated Framework. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the company's annual or interim financial statements will not be prevented or detected on a timely basis. For these reasons, we are considering the costs and benefits associated with improving and documenting our disclosure controls and procedures and internal controls and procedures, which includes (i) hiring additional personnel with sufficient U.S. GAAP experience and (ii) implementing ongoing training in U.S. GAAP requirements for our CFO and accounting and other finance personnel.

If the result of these efforts are not successful, or if material weaknesses are identified in our internal control over financial reporting, our management will be unable to report favorably as to the effectiveness of our internal control over financial reporting and/or our disclosure controls and procedures, and we could be required to further implement expensive and time-consuming remedial measures and potentially lose investor confidence in the accuracy and completeness of our financial reports which could have an adverse effect on our stock price and potentially subject us to litigation.

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Our officers and directors live outside the United States, making it difficult for an investor to enforce liabilities in foreign jurisdictions.

We are a Nevada corporation and, as such, are subject to the jurisdiction of the State of Nevada and the United States courts for purposes of any lawsuit, action or proceeding by investors herein. An investor would have the ability to effect service of process in any action on the company within the United States. However, our principal operations and assets are located outside of the United States, and all of our executive officers and directors are non-residents of the United States. Therefore, it may be difficult to effect service of process on us in the United States, and it may be difficult to enforce any judgment rendered against us. As a result, it may be difficult or impossible for an investor to bring an action against our officers and directors, in the event that an investor believes that such investor’s rights have been infringed under the U.S. securities laws, or otherwise. Even if an investor is successful in bringing an action of this kind, the international laws may render that investor unable to enforce a judgment against our assets. As a result, our shareholders may have more difficulty in protecting their interests through actions against our management, director or major shareholder, compared to shareholders of a corporation doing business and whose officers and directors reside within the United States.

Additionally, because a significant proportion of our assets are located outside of the United States, they will be outside of the jurisdiction of United States courts to administer, if we become subject of an insolvency or bankruptcy proceeding. As a result, if we declare bankruptcy or insolvency, our shareholders may not receive the distributions on liquidation that they would otherwise be entitled to if our assets were to be located within the United States under United States bankruptcy laws. As a result, it may not be possible for investors to:

•	effect service of process within the United States against your non-U.S. resident officers or directors;
•	enforce U.S. court judgments based upon the civil liability provisions of the U.S. federal securities laws against any of the above referenced foreign persons in the United States;
•	enforce in foreign courts U.S. court judgments based on the civil liability provisions of the U.S. federal securities laws against the above foreign persons; and
•	bring an original action in foreign courts to enforce liabilities based upon the U.S. federal securities laws against the above foreign persons.

Because we are not subject to compliance with rules requiring the adoption of certain corporate governance measures, our stockholders have limited protections against interested Director transactions, conflicts of interest and similar matters.

The Sarbanes-Oxley Act of 2002, as well as rule changes proposed and enacted by the SEC, the New York and American Stock Exchanges and the Nasdaq Stock Market, as a result of Sarbanes-Oxley, require the implementation of various measures relating to corporate governance. These measures are designed to enhance the integrity of corporate management and the securities markets and apply to securities that are listed on those exchanges or the Nasdaq Stock Market. Because we are not presently required to comply with many of the corporate governance provisions and because we chose to avoid incurring the substantial additional costs associated with such compliance any sooner than legally required, we have not yet adopted these measures.

Because our Directors are not independent Directors, we do not currently have independent audit or compensation committees. As a result, our Directors have the ability to, among other things, determine their own level of compensation. Until we comply with such corporate governance measures, regardless of whether such compliance is required, the absence of such standards of corporate governance may leave our stockholders without protections against interested Director transactions, conflicts of interest, if any, and similar matters and any potential investors may be reluctant to provide us with funds necessary to expand our operations.

We intend to comply with all corporate governance measures relating to Director independence as and when required. However, we may find it very difficult or be unable to attract and retain qualified officers, Directors and members of board committees required to provide for our effective management as a result of the Sarbanes-Oxley Act of 2002. The enactment of the Sarbanes-Oxley Act of 2002 has resulted in a series of rules and regulations by the SEC that increase responsibilities and liabilities of Directors and executive officers. The perceived increased personal risk associated with these recent changes may make it more costly or deter qualified individuals from accepting these roles. We do not intend to pay dividends in the foreseeable future. Any return on investment may be limited to the value of our common stock.

We have never paid any cash dividends and currently do not intend to pay any dividends for the foreseeable future. To the extent that we require additional funding currently not provided for in our financing plan, our funding sources may likely prohibit the payment of a dividend. Because we do not intend to declare dividends, any gain on an investment in WRMT Inc. will need to come through appreciation of the stock’s price.

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RISKS FACTORS RELATED TO OUR BUSINESS AND INDUSTRY

We may not be able to integrate new technologies and provide new services in a cost-efficient manner.

Our industry is subject to rapid and significant changes in technology, frequent new service introductions and evolving industry standards. We cannot predict the effect of these changes on our competitive position, our profitability or the industry generally. Technological developments may reduce the attractiveness of our offering. If we fail to adapt successfully to technological advances or fail to obtain access to new technologies, we could lose customers and be limited in our ability to attract new customers and/or sell new services to our existing customers. In addition, delivery of new services in a cost-efficient manner depends upon many factors, and we may not generate anticipated revenue from such services.

Disruptions in our wireless service and infrastructure may result in customer dissatisfaction, customer loss or both, which could materially and adversely affect our reputation and business.

Our systems are an integral part of our customers’ business operations. It is critical for our customers, that our systems provide a continued and uninterrupted performance. Customers may be dissatisfied by any system failure that interrupts our ability to provide services to them. Sustained or repeated system failures would reduce the attractiveness of our services significantly and could result in decreased demand for our services. Disruptions may cause interruptions in service or reduced capacity for customers, either of which could cause us to lose customers and/or incur expenses, and thereby adversely affect our business, revenue and cash flow.

Integration of technologies, network capacity or acquisitions ultimately may not provide the benefits originally anticipated by management and may distract the attention of our personnel from the operation of our business.

We strive to broaden our solutions offerings as well as to continuously improve the functionality of our products and services. We may pursue acquisitions in the future to further strengthen our strategic objectives. Acquisitions of businesses, networks, spectrum or technologies involve operational risks, including the possibility that an acquisition may not ultimately provide the benefits originally anticipated by management. Moreover, we may not be successful in identifying attractive acquisition candidates, completing and financing additional acquisitions on favorable terms, or integrating the acquired business or assets into our own. There may be difficulty in integrating technologies and solutions, in migrating customer bases and in integrating the service offerings, distribution channels and networks gained through acquisitions with our own. Successful integration of operations and technologies requires the dedication of management and other personnel, which may distract their attention from the day-to-day business, the development or acquisition of new technologies, and the pursuit of other business acquisition opportunities. Therefore, successful integration may not occur in light of these factors.

Product defects or software errors could adversely affect our business.

Design defects or software errors may cause delays in product introductions and project implementations, damage customer satisfaction and may have a material adverse effect on our business, results of operations and financial condition. Our software systems are highly complex and may, from time to time, contain design defects or software errors that may be difficult to detect and correct. Design defects, software errors, misuse of our products, incorrect data from external sources or other potential problems within or outside of our control may arise during implementation or from the use of our products, and may result in financial or other damages to our customers, for which we may be held responsible. Although we will have license agreements with our customers that contain provisions designed to limit our exposure to potential claims and liabilities arising from customer problems, these provisions may not effectively protect us against such claims in all cases and in all jurisdictions. Our insurance coverage is not sufficient to protect against all possible product liability for defects or software errors. In addition, as a result of business and other considerations, we may undertake to compensate our customers for damages caused to them arising from the use of our products, even if our liability is limited by a license or other agreement. Claims and liabilities arising from customer problems could also damage our reputation, adversely affecting our business, results of operations and the financial condition.

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Changes in the regulation of the industries we operate in could adversely affect our business, revenue or cash flow.

We operate in a heavily regulated industry. As a provider of wireless and other services, we are directly and indirectly subject to varying degrees of regulation in each of the jurisdictions in which we provide our services. Local laws and regulations, and the interpretation of such laws and regulations, differ significantly among the jurisdictions in which we operate. Enforcement and interpretations of these laws and regulations can be unpredictable and are often subject to the informal views of government officials. Certain foreign, federal, and state regulations and local franchise requirements have been, are currently, and may in the future be, the subject of judicial proceedings, legislative hearings and administrative proposals. Such proceedings may relate to, among other things, the rates we may charge for our local, network access and other services, the manner in which we offer and bundle our services, the terms and conditions of interconnection, unbundled network elements and resale rates, and could change the manner in which telecommunications companies operate. We cannot predict the outcome of these proceedings or the impact they will have on our business, revenue and cash flow.

There can be no assurance that future regulatory changes will not have a material adverse effect on us, or that regulators or third parties will not raise material issues with regard to our compliance or noncompliance with applicable regulations, any of which could have a material adverse effect upon us. Potential future regulatory, judicial, legislative, and government policy changes in jurisdictions where we operate could have a material adverse effect on us. Domestic or international regulators or third parties may raise material issues with regard to our compliance or noncompliance with applicable regulations, and therefore may have a material adverse impact on our competitive position, growth and financial performance.

Deterioration in our relationships with facilities-based carriers could have a material adverse effect upon our telecommunications traffic business.

In our SPACE Works and SPACE Wireless business, we connect our customers’ telephone calls and data/Internet needs through access agreements with facilities-based mobile, VOIP and PSTN carriers. Our ability to maintain and expand our business depends on our ability to maintain favorable relationships with these carriers. If our relationship with one or more of these carriers were to deteriorate or terminate, it could have a material adverse effect upon our cost structure, service quality, network diversity, results of operations and financial condition. If we experience difficulties with our third-party providers, we may not achieve desired quality of service, economies of scale or otherwise which may prevent us from growing our business.

If we are not able to provide a cost-effective wireless network to our subscribers, we may not be able to grow our business successfully.

Our long-term success in the US depends on our ability to design, implement, provide and manage a reliable and cost-effective wireless service, where we, or third parties, provide the networks. Failure to manage the service or third party relationships may have an adverse impact on our business growth and financial condition. .

New technology developments or a change in competitor activity may cause our business to suffer.

The wearable market in which we operate is highly competitive and rapidly changing and we may be unable to compete successfully. There are a number of companies that develop or may develop products that compete in our targeted markets. Some of our competitors are much larger than we are and have significantly greater financial, development and marketing resources than we do. The competition in these markets could adversely affect our operating results by reducing the volume of the products we sell or the prices we can charge. These competitors may be able to respond more rapidly than we can to new or emerging technologies or changes in customer requirements. They may also devote greater resources to the development, promotion and sale of their products than we do.

Our success will depend substantially upon our ability to enhance our products and technologies and to develop and introduce, on a timely and cost-effective basis, new products and features that meet changing customer requirements and incorporate technological enhancements. If we are unable to develop new products and enhance functionalities or technologies to adapt to these changes, or if we are unable to realize synergies among our acquired products and technologies, our business will suffer.

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Our products may not be accepted in the market or the market may not grow sufficiently to grow revenues.

Our SPACE Computer or Lumina Glasses may not be widely accepted by the market. Customers may determine that Lumina Glasses are not comfortable, weigh too much or the size and format of the display is inappropriate. Consumers may not be satisfied with the SPACE Computer or SPACE Works platform or they may find that the connectivity may not meet with their expectations or there may be insufficient content or capacity to meet with their requirements.

Other factors that may affect market acceptance of our application include the reliability of these devices; our ability to implement upgrades and other changes to our software without disrupting our service; the level of customization or configuration we offer; and the price, performance and availability of competing products and services. The market for these devices and services may not develop further, or may develop more slowly than we expect, either of which would negatively affect our ability to grow revenues, achieve profitability and generate positive cash flow.

We rely on third party suppliers for component parts for our devices and any disruption in the supply chain could have negative impact on our ability to manufacture and supply our customers

We have not established long term agreements with our suppliers. Our ability to manufacture and distribute SPACE Computer and Lumina Glasses would be severely limited if suppliers were to terminate supply agreements or become unable to provide the required capacity and quality on a timely basis. This lack of supply may prevent us from manufacturing and shipping sufficient products to meet demand. Furthermore, we cannot provide assurances that we would be able to establish alternative component supply arrangements on acceptable terms.

A breach of data security may subject us subject us to fines, law suits and loss of customers.

We rely on our electronic information systems to perform the routine transactions to run our business. We transact business over the Internet with customers, vendors and our subsidiaries. We have implemented security measures to protect unauthorized access to this information. If our security systems are penetrated and confidential and or proprietary information is taken, we could be subject to fines, lawsuits and loss of customers.

A disruption to our information technology systems could significantly impact our operations and impact our revenue and profitability.

We maintain proprietary data processing systems and use customized software systems. An interruption to these systems for an extended period may impact our ability to operate the business, process transactions or supply services that could result in a decline in sales and affect our ability to achieve or maintain profitability.

Our business could suffer if we lose the services of, or fail to attract, key personnel.

In order to continue to provide quality products in our rapidly changing business, we believe it is important to retain personnel with experience and expertise relevant to our business. Due to the level of technical and marketing expertise necessary to support our existing and new customers, our success will depend upon our ability to attract and retain highly skilled management, technical, and sales and marketing personnel. Competition for highly skilled personnel is intense and there may be only a limited number of persons with the requisite skills to serve in these positions. Due to the competitive nature of the labor markets in which we operate, we may be unsuccessful in attracting and retaining these personnel. Our inability to attract and retain key personnel could adversely affect our ability to develop and manufacture our products. In addition, our success depends in large part upon a number of key management and technical employees. The loss of the services of one or more key employees, including Mr Fabio Galdi, our President and Chief Executive Officer, could seriously impede our success. We do not maintain any “key-man” insurance policies on Mr Fabio Galdi or any other employees.

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We rely on a number of third parties, and such reliance exposes us to a number of risks.

Our operations depend on a number of third parties. We have limited control over these third parties. There can be no assurance that any such agreements will not be terminated or that they will be renewed in the future on terms acceptable to us, or that we will be able to enter into additional such agreements. We also rely on a variety of technology that we license from third parties. Our loss of, or inability to, maintain or obtain upgrades to any of these technology licenses could result in delays. These delays could materially adversely affect our business, results of operations and financial condition, until equivalent technology could be identified and licensed, or developed and integrated. Moreover, we use third parties in connection with our website and other marketing materials. Overall, our inability to maintain satisfactory relationships with the requisite third parties on acceptable commercial terms, or the failure of such third parties to maintain the quality of services they provide at a satisfactory standard, could materially adversely affect our business, results of operations and financial condition.

We may be unable to promote and maintain our brands.

We believe that establishing and maintaining the brand identities of our products is a critical aspect of attracting and expanding a large customer base. Promotion and enhancement of our brands will depend largely on our success in continuing to provide high quality products. If our customers and end users do not perceive our products to be of high quality, or if we introduce new products or enter into new business ventures that are not favorably received by our customers and end users, we will risk diluting our brand identities and decreasing their attractiveness to existing and potential customers.

Moreover, in order to attract and retain customers and to promote and maintain our brand equity in response to competitive pressures, we may have to increase substantially our financial commitment to creating and maintaining a distinct brand loyalty among our customers. If we incur significant expenses in an attempt to promote and maintain our brands, our business, results of operations and financial condition could be adversely affected.

We rely on Chinese manufacturing facilities for the production of our products.

We rely exclusively on Chinese factories for the production of our products. Therefore, our ability to maintain operations is dependent on a third-party manufacturer. Further, do not currently have any exclusive product or distribution arrangements with our manufacturer and the loss or disruption of the production of our products could have a material adverse effect on our business, financial condition and results of operations.

Potential Risks in Public Perception Associated with Chinese Factories.

Should Chinese factories continue to draw public criticism for exporting unsafe products, we may be adversely and materially affected by the stigma associated with Chinese production. This in turn might negatively affect our business operations, our revenues, and our financial projections and prospects.

We expect that new products and/or brands we develop will expose us to risks that may be difficult to identify until such products and/or brands are commercially available.

We are currently developing, and in the future will continue to develop, new products and brands, the risks of which will be difficult to ascertain until these products and/or brands are commercially available. For example, we are developing new formulations, packaging and distribution channels. Any negative events or results that may arise as we develop new products or brands may adversely affect our business, financial condition and results of operations.

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Internet security poses a risk to our e-commerce sales.

At present we generate a portion of our sales through e-commerce sales on our websites. We manage our websites and e-commerce platform internally and as a result any compromise of our security or misappropriation of proprietary information could have a material adverse effect on our business, financial condition and results of operations. We rely on encryption and authentication technology licensed from third parties to provide the security and authentication necessary to effect secure Internet transmission of confidential information, such as credit and other proprietary information. Advances in computer capabilities, new discoveries in the field of cryptography or other events or developments may result in a compromise or breach of the technology used by us to protect client transaction data. Anyone who is able to circumvent our security measures could misappropriate proprietary information or cause material interruptions in our operations. We may be required to expend significant capital and other resources to protect against security breaches or to minimize problems caused by security breaches. To the extent that our activities or the activities of others involve the storage and transmission of proprietary information, security breaches could damage our reputation and expose us to a risk of loss and/or litigation. Our security measures may not prevent security breaches. Our failure to prevent these security breaches may result in consumer distrust and may adversely affect our business, results of operations and financial condition.

Credit card payment processors and merchant account pose a risk.

We accept credit cards as a means of payment for the sale of our products. If we are unable to find suitable providers or an alternative method of payment for our customers, our cash-flow will be constrained and our sales may be effected which may have a material adverse effect on our performance, financial condition and results of operations.

RISKS RELATED TO OWNERSHIP OF OUR COMMON STOCK AND THIS DISTRIBUTION

The distribution is a taxable transaction, and therefore you could be subject to material amounts of taxes.

The distribution of our shares by Power Clouds Inc. (PWCL) pursuant to this prospectus does not qualify as a tax-free spin-off to PWCL shareholders under Section 355 of the Internal Revenue Code of 1986. As a consequence, you could be subject to material amounts of taxes. In addition, PWCL may have to recognize a taxable capital gain on the difference between the fair market value of the interest in the Company it is distributing to its shareholders and its tax basis in the distributed stock. Furthermore, those PWCL shareholders who receive our common stock in the distribution may suffer adverse tax consequences resulting from the characterization of the distribution as a taxable dividend to such shareholders, even though we believe the shares to be distributed in the distribution to have only nominal value. Neither this prospectus nor the registration statement of which it is a part should be read to constitute tax or legal advice with respect to the distribution of our shares.

We do not currently have an active public market for our securities. If there is a market for our securities in the future, such market may be volatile and illiquid.

While our common stock has been quoted on the Over-The-Counter Bulletin Board (“OTCBB”) under the symbol “HNVB” from June 3, 2014 to December 21, 2014, and under the symbol “WRMT” since December 22, 2014, only a limited number of shares of common stock have traded to date and there is currently no active public market for our common stock. There may not be an active public market for our common stock in the future. If there is an active market for our common stock in the future, we anticipate that such market would be illiquid and would be subject to wide fluctuations in response to several factors, including, but not limited to:

(1)	actual or anticipated variations in our results of operations;
(2)	our ability or inability to generate revenues;
(3)	the number of shares in our public float;
(4)	increased competition;

Furthermore, our stock price may be impacted by factors that are unrelated or disproportionate to our operating performance. These market fluctuations, as well as general economic, political and market conditions, such as recessions, interest rates or international currency fluctuations may adversely affect the market price of our common stock. Additionally, moving forward we anticipate having a limited number of shares in our public float, and as a result, there could be extreme fluctuations in the price of our common stock. Further, due to the limited volume of our shares which trade and our limited public float, we believe that our stock prices (bid, ask and closing prices) will be entirely arbitrary, will not relate to the actual value of the Company, and will not reflect the actual value of our common stock. Shareholders and potential investors in our common stock should exercise caution before making an investment in the Company, and should not rely on the publicly quoted or traded stock prices in determining our common stock value, but should instead determine the value of our common stock based on the information contained in the Company's public reports, industry information, and those business valuation methods commonly used to value private companies.

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Our stock price may be volatile or may decline regardless of our operating performance, and you may not be able to resell your shares at or above the initial public offering price and the price of our common stock may fluctuate significantly.

Once our shares begin trading, the market price for our common stock is likely to be volatile, in part because our shares have not been traded publicly. In addition, the market price of our common stock may fluctuate significantly in response to a number of factors, most of which we cannot control, including:

•	changes in general economic or market conditions or trends in our industry or the economy as a whole and, in particular, in the nutraceutical industry;
•	changes in key personnel;
•	entry into new geographic markets;
•	actions and announcements by us or our competitors or significant acquisitions, divestitures, strategic partnerships, joint ventures or capital commitments;
•	investors’ perceptions of our prospects and the prospects of the nutraceutical industry;
•	fluctuations in quarterly operating results, as well as differences between our actual financial and operating results and those expected by investors;
•	the public’s response to press releases or other public announcements by us or third parties, including our filings with the SEC;
•	announcements relating to litigation;
•	financial guidance, if any, that we provide to the public, any changes in this guidance or our failure to meet this guidance;
•

changes in financial estimates or ratings by any securities analysts who follow our common stock, our failure to meet these estimates or failure of those analysts to initiate or maintain coverage of our common stock;

•	the development and sustainability of an active trading market for our common stock;
•	future sales of our common stock by our officers, directors and significant stockholders; and
•	changes in accounting principles affecting our financial reporting.

These and other factors may lower the market price of our common stock, regardless of our actual operating performance. As a result, our common stock may trade at prices significantly below the initial public offering price.

The stock markets and trading facilities, including the OTC Bulletin Board, have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many e-cigarette companies. In the past, stockholders of some companies have instituted securities class action litigation following periods of market volatility. If we were involved in securities litigation, we could incur substantial costs and our resources and the attention of management could be diverted from our business.

The Company is subject to the 15(D) reporting requirements under the Securities Exchange Act of 1934, which does not require a company to file all the same reports and information as a fully reporting company.

Until our common stock is registered under the Exchange Act, we will not be a fully reporting company, but only subject to the reporting obligations imposed by Section 15(d) of the Securities Exchange Act of 1934. Pursuant to Section 15(d), we will be required to file periodic reports with the SEC, such as annual reports on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K, once this registration statement is declared effective, including the annual report on Form 10-K for the fiscal year during which the registration statement is declared effective. That filing obligation will generally apply even if our reporting obligations have been suspended automatically under section 15(d) of the Exchange Act prior to the due date for the Form 10-K.

After that fiscal year and provided the Company has less than 300 shareholders, the Company is not required to file these reports. If the reports are not filed, the investors will have reduced visibility as to the Company and its financial condition. In addition, as a filer subject to Section 15(d) of the Exchange Act, the Company is not required to prepare proxy or information statements; our common stock will not be subject to the protection of the going private regulations; the company will be subject to only limited portions of the tender offer rules; our officers, directors, and more than ten (10%) percent shareholders are not required to file beneficial ownership reports about their holdings in our company; that these persons will not be subject to the short-swing profit recovery provisions of the Exchange Act; and that more than five percent (5%) holders of classes of your equity securities will not be required to report information about their ownership positions in the securities.

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Our common stock is deemed to be “penny stock”, which may make it more difficult for investors to sell their shares due to suitability requirements.

Our common stock is deemed to be “penny stock” as that term is defined in Rule 3a51-1 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These requirements may reduce the potential market for our common stock by reducing the number of potential investors. This may make it more difficult for investors in our common stock to sell shares to third parties or to otherwise dispose of them. This could cause our stock price to decline. Penny stocks are stock:

•	With a price of less than $5.00 per share;
•	That are not traded on a “ recognized ” national exchange;
•	Whose prices are not quoted on the NASDAQ automated quotation system (NASDAQ listed stock must still have a price of not less than $5.00 per share); or
•

In issuers with net tangible assets less than $2.0 million (if the issuer has been in continuous operation for at least three years) or $10.0 million (if in continuous operation for less than three years), or with average revenues of less than $6.0 million for the last three years.

Broker-dealers dealing in penny stocks are required to provide potential investors with a document disclosing the risks of penny stocks. Moreover, broker-dealers are required to determine whether an investment in a penny stock is a suitable investment for a prospective investor. Many brokers have decided not to trade “penny stocks” because of the requirements of the penny stock rules and, as a result, the number of broker-dealers willing to act as market makers in such securities is limited. In the event that we remain subject to the “penny stock rules” for any significant period, there may develop an adverse impact on the market, if any, for our securities. Because our securities are subject to the “penny stock rules” investors will find it more difficult to dispose of our securities.

The Company may issue more shares in the future, which could result in substantial dilution to existing shareholders.

Our Certificate of Incorporation authorizes the issuance of up to a total of 75,000,000 shares of common stock. Any future business combination or other transaction effected by us may result in the issuance of additional securities without stockholder approval and may result in substantial dilution in the percentage of our common stock held by our then-current stockholders. Moreover, the common stock issued in any such business transaction may be valued on an arbitrary or non-arm’s-length basis by our management, resulting in an additional reduction in the percentage of common stock held by our then existing stockholders. Our Board of Directors has the power to issue any or all of such authorized but unissued shares without stockholder approval. To the extent that additional shares of common stock or preferred stock are issued in connection with a future business combination or otherwise, dilution to the interests of our stockholders will occur, and the rights of the holders of common stock could be materially and adversely affected.

We cannot assure you that the common stock will become liquid or that it will be listed on a national securities exchange.

We cannot assure you that we will be able to meet the initial listing standards of any stock exchange, or that we will be able to maintain any such listing. Until the common stock is listed on an exchange, we expect that it would be eligible to be quoted on the OTC Bulletin Board, the OTC Markets (including OTCQB and OTCQX), another over-the-counter quotation system, or in the “pink sheets.” In those venues, however, an investor may find it difficult to obtain accurate quotations as to the market value of the common stock. In addition, if we failed to meet the criteria set forth in SEC regulations, various requirements would be imposed by law on broker-dealers who sell our securities to persons other than established customers and accredited investors. Consequently, such regulations may deter broker-dealers from recommending or selling the common stock, which may further affect its liquidity. This would also make it more difficult for us to raise additional capital.

Power Clouds’ shareholders may want to sell their WRMT shares after they are received in the distribution and this could adversely affect the market for our securities.

Power Clouds, Inc. (PWCL) will distribute 13,812,850 shares of our common stock to its shareholders in the distribution. Management of PWCL made the decision to invest in us without shareholder approval and the shareholders of PWCL that will now be our shareholders may not be interested in retaining their investment in us. Because PWCL shareholders will receive registered shares in the distribution, they will be free to resell their shares immediately upon receipt. If any numbers of PWCL shareholder offer their shares for sale, the market for our securities could be adversely affected.

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We will not be required to evaluate our internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act until the end of the second fiscal year reported upon in our second annual report on Form 10-K.

The Sarbanes-Oxley Act of 2002 and the new rules subsequently implemented by the Securities and Exchange Commissions, the Financial Industry Regulatory Authority (“FINRA”) and the Public Company Accounting Oversight Board have imposed various new requirements on public companies, including requiring changes in corporate governance practices.

We expect these rules and regulations to increase our legal and financial compliance costs and to make some activities more time-consuming and costly. These costs could affect profitability and our results of operations.

We are in the process of determining whether our existing internal controls over financial reporting systems are compliant with Section 404. We will not be required to conduct the evaluation of effectiveness of our internal controls until the end of the fiscal year reported upon in our second annual report on Form 10-K. In addition, because we are a smaller reporting company, we are not required to obtain the auditor attestation of management’s evaluation of internal controls over financial reporting. If we obtain and disclose such reports we could continue doing so at our discretion so long as we remain a smaller reporting company.

This process of internal control evaluation and attestation may divert internal resources and will take a significant amount of time, effort and expense to complete. If it is determined that we are not in compliance with Section 404, we may be required to implement new internal control procedures and re-evaluate our financial reporting. If we are unable to implement these changes effectively or efficiently, it could harm our operations, financial reporting or financial results, which could adversely affect our ability to comply with our periodic reporting obligations under the Exchange Act.

There may be deficiencies with our internal controls that require improvements, and we will be exposed to potential risks from legislation requiring companies to evaluate controls under Section 404 of the Sarbanes-Oxley Act of 2002.

It may be time consuming, difficult and costly for us to develop and implement the additional internal controls, processes and reporting procedures required by the Sarbanes-Oxley Act. Currently, as a small company, we maintain our internal controls through a segregation of duties between our executive officers. Although one member of our Board of Directors has limited experience as officers of publicly-traded companies, much of that experience came prior to the adoption of the Sarbanes-Oxley Act of 2002. Additionally, the Company’s officers and directors do not have experience in management of a publicly reporting company. This may be inadequate to have internal controls as we will rely heavily on direct management oversight of transactions, along with the use of external legal and accounting professionals. We may need to hire additional financial reporting, internal auditing and other finance staff in order to develop and implement appropriate additional internal controls, processes and reporting procedures.

If we fail to comply in a timely manner with the requirements of Section 404 of the Sarbanes-Oxley Act regarding internal control over financial reporting or to remedy any material weaknesses in our internal controls that we may identify, such failure could result in material misstatements in our financial statements, cause investors to lose confidence in our reported financial information and have a negative effect on the trading price of our common stock.

Pursuant to Section 404 of the Sarbanes-Oxley Act and current SEC regulations, we are required to prepare assessments regarding internal controls over financial reporting and, furnish a report by our management on our internal control over financial reporting. We have begun the process of documenting and testing our internal control procedures in order to satisfy these requirements, which is likely to result in increased general and administrative expenses and may shift management time and attention from revenue-generating activities to compliance activities. While our management is expending significant resources in an effort to complete this important project, there can be no assurance that we will be able to achieve our objective on a timely basis. Failure to achieve and maintain an effective internal control environment or complete our Section 404 certifications could have a material adverse effect on our stock price.

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In addition, in connection with our on-going assessment of the effectiveness of our internal control over financial reporting, we may discover “material weaknesses” in our internal controls as defined in standards established by the Public Company Accounting Oversight Board, or the PCAOB. A material weakness is a significant deficiency, or combination of significant deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. The PCAOB defines “significant deficiency” as a deficiency that results in more than a remote likelihood that a misstatement of the financial statements that is more than inconsequential will not be prevented or detected.

In the event that a material weakness is identified, we will employ qualified personnel and adopt and implement policies and procedures to address any material weaknesses that we identify. However, the process of designing and implementing effective internal controls is a continuous effort that requires us to anticipate and react to changes in our business and the economic and regulatory environments and to expend significant resources to maintain a system of internal controls that is adequate to satisfy our reporting obligations as a public company. We cannot assure you that the measures we will take will remediate any material weaknesses that we may identify or that we will implement and maintain adequate controls over our financial process and reporting in the future.

Any failure to complete our assessment of our internal control over financial reporting, to remediate any material weaknesses that we may identify or to implement new or improved controls, or difficulties encountered in their implementation, could harm our operating results, cause us to fail to meet our reporting obligations or result in material misstatements in our financial statements. Any such failure could also adversely affect the results of the periodic management evaluations of our internal controls and, in the case of a failure to remediate any material weaknesses that we may identify, would adversely affect the annual auditor attestation reports regarding the effectiveness of our internal control over financial reporting that are required under Section 404 of the Sarbanes-Oxley Act. Inadequate internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our common stock.

THE DISTRIBUTION

World Media & Technology Corp. Common Stock to be distributed to the Power Clouds, Inc. shareholders in the spin-off. Power Clouds, Inc. will serve as an underwriter within the meaning of the Securities Act of 1933 in connection with the distribution	13,812,850
Common Stock outstanding before the distribution	28,581,000
Common Stock outstanding after the distribution (maximum)	28,581,000

USE OF PROCEEDS

Neither we nor Power Clouds, Inc. will receive any proceeds resulting from the distribution of the shares.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our common stock or other securities and do not anticipate paying any cash dividends in the foreseeable future. Any future determination to pay cash dividends will be at the discretion of our Board of Directors and will be dependent upon our financial condition, results of operations, capital requirements, and such other factors as the Board of Directors deems relevant.

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DISTRIBUTION SUMMARY

Record Date

For purposes of determining a record date for distribution to current Power Clouds, Inc. common shareholders, we have determined that the business day following the date that the Securities and Exchange Commission deems this prospectus effective shall be the record date.

Prospectus

A copy of this prospectus will accompany each certificate being distributed to the Power Clouds shareholders on the distribution date.

Distribution Date

The Distribution Date shall be defined as the first business calendar day following an effective statement from the SEC. This shall be deemed the record date and only shareholders beneficially holding shares of Power Clouds, Inc. on the record date shall receive shares of World Media & Technology Corp. per this distribution. Following the spin-off, these shares are held by a total of 103 shareholders of record.

Listing and Trading

While our common stock has been quoted on the Over-The-Counter Bulletin Board (“OTCBB”) under the symbol “HNVB” from June 3, 2014 to December 21, 2014, and under the symbol “WRMT” since December 22, 2014, only a very limited number of shares of common stock have traded to date and there is currently no active public market for our common stock. During the past 12 months the 52-week high price of our stock was $0.50 and 52-week low was $0.50.

The Company's common stock is considered a "penny stock” as defined in the Commission's rules promulgated under the Exchange Act (the “Rules”). The Commission's rules regarding penny stocks impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally persons with net worth in excess of $1,000,000, exclusive of residence, or an annual income exceeding $200,000 or $300,000 jointly with their spouse). For transactions covered by the rules, the broker-dealer must make a special suitability determination for the purchaser and receive the purchaser's written agreement to the transaction prior to the sale. Thus the Rules affect the ability of broker-dealers to sell the Company's shares should they wish to do so because of the adverse effect that the Rules have upon liquidity of penny stocks. Unless the transaction is exempt under the Rules, under the Securities Enforcement Remedies and Penny Stock Reform Act of 1990, broker-dealers effecting customer transactions in penny stocks are required to provide their customers with (i) a risk disclosure document; (ii) disclosure of current bid and ask quotations if any; (iii) disclosure of the compensation of the broker-dealer and its sales personnel in the transaction; and (iv) monthly account statements showing the market value of each penny stock held in the customer's account. As a result of the penny stock rules, the market liquidity for the Company's securities may be severely adversely affected by limiting the ability of broker-dealers to sell the Company's securities and the ability of purchasers of the securities to resell them.

SHARES ELIGIBLE FOR FUTURE SALES

After completion of the spin-off, there will be approximately 28,581,000 WRMT shares of common stock outstanding, based upon the number of shares of common shares outstanding as of the date of this prospectus. All of these shares will be freely transferable without restriction under the Securities Act except for shares that are owned by our “affiliates,” as that term is defined in Rule144 under the Securities Act, which includes our directors, our significant stockholders, including Fabio Galdi and those that received shares prior to the applicable holding period pursuant to Rule 144. Shares of our common stock held by affiliates may not be sold unless they are registered under the Securities Act or are sold pursuant to an exemption from registration, including an exemption contained in Rule 144 under the Securities Act.

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Rule 144

In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), including an affiliate, who beneficially owns “restricted securities” of a “reporting company” may not sell these securities until the person has beneficially owned them for at least six months. Thereafter, affiliates may not sell within any three-month period a number of shares in excess of the greater of: 1% of the then outstanding shares of common stock

Sales under Rule 144 by our affiliates also will be subject to restrictions relating to manner of sale, notice and the availability of current public information about us and may be effected only through unsolicited brokers’ transactions.

Persons not deemed to be our affiliates who have beneficially owned “restricted securities” for at least six months but for less than one year may sell these securities, provided that current public information about us is “available,” which means that, on the date of sale, we have been subject to the reporting requirements of the Exchange Act for at least ninety days and are current in our Exchange Act filings. After beneficially owning “restricted securities” for one year, our non-affiliates may engage in unlimited resales of such securities.

Shares received by our affiliates in the spin-off or upon exercise of stock options or upon vesting of other equity-linked awards may be “controlled securities” rather than “restricted securities.” “Controlled securities” are subject to the same volume limitations as “restricted securities” but are not subject to holding period requirements.

Dilution

As no new shares are being issued and the shares will be issued per dividend from the holdings of 1 current shareholder, Power Clouds, Inc., the only dilutive effect of this registration statement will be to Power Clouds Inc., the majority shareholder at its own knowledge. No other shareholder shall be diluted as a result of this offering.

Background and Reasons for the Distribution

Company Information

World Media & Technology Corp. (“the Company”, “WRMT”, “we”, “us” or “our”) was incorporated under the laws of the State of Nevada on October 22, 2010 under the name Halton Universal Brands Inc. (“HNVB”). The Company was originally a brokerage, consulting and marketing firm specializing in brand consulting and new product strategy consulting for emerging brands. The Company focused on natural food products, specialty food products, and mass-market grocery items that were manufactured in North America and sought new market penetration in Eastern Europe. It offered services that fell into three major categories: strategic management consulting, sales brokerage, and marketing. Its main areas of focus were serving manufacturers and distributors in the grocery, specialty food, and health supplement channels.

Effective October 29, 2014:

1)

Power Clouds, Inc. (formerly World Assurance Group, Inc.) (“PWCL”) acquired 7,095,000 shares of World Media & Technology Corp. (formerly Halton Universal Brands Inc.) (“WRMT”), representing 98% of WRMT’s issued and outstanding share capital, for cash consideration of $378,000,

2)	WRMT discontinued its previously existing brokerage and brand consultancy business, and

3)	WRMT acquired the SPACE technology business and related assets from PWCL for consideration of $557,898 funded by way of debt from PWCL (collectively “the October 29, 2014 transactions”).

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We have accounted for the October 29, 2014 transactions as a reverse merger of PWCL’s SPACE technology business and related assets into WRMT. This reverse merger has been accounted for as a reverse capitalization with PWCL’s SPACE technology business, the legally acquired business, being treated as the acquirer of WRMT for accounting and financial reporting purposes. Consequently, the accompanying financial statements reflect the operations of PWCL’s SPACE technology business since Inception (May 2014) and for WRMT from the effective date of the reverse merger on October 29, 2014. The purchase of 7,095,000 shares of WRMT by PWCL has been retroactively presented in the Statement of Changes in Stockholders’ Equity (Deficit) and the footnotes to these financial statements to be effective as of the date of the inception of PWCL’s SPACE technology business.

PWCL’s SPACE technology business was originally formed in May 2014 (“Inception”) as a business division of PWCL to undertake the design, manufacturing and marketing of wearable technology products and services and the provision of Mobile Virtual Network Operator (“MVNO”) wireless services.

In November 2014, the board of directors and majority stockholder, PWCL, authorized a name change of the Company from Halton Universal Brands, Inc. to World Media & Technology Corp. The name change went effective with FINRA on December 22, 2014 and the ticker was changed to WRMT as a result of the name change.

Investment in PayNovi Ltd.

On March 30, 2015, the Company entered into a Common Stock Purchase Agreement (the “SPA”) by and among PWCL, PayNovi Ltd., an Irish limited liability company (the “PayNovi”) and Anch Holdings Ltd., an Irish limited liability company (the “Seller”). Pursuant to the terms of the SPA, the Seller agreed to sell to the Company, and the Company agreed to purchase from the Seller, 350 shares of PayNovi’s common stock, which represents 35% of PayNovi’s total issued and outstanding shares as of the Closing Date, for a Purchase Price consisting of 1,361,000 shares of WRMT’s common stock, which represents 5% of WRMT’s total issued and outstanding shares as of the Closing Date, and 3,937,005 shares of PWCL’s common stock, which represents 5% of PWCL’s total issued and outstanding shares of the Closing Date, being issued to the Seller.

PayNovi operates in the mobile and online payments market and offers products such as mobile wallet, prepaid cards and online payment programs, as a white label, to its partners. WRMT has taken a minority shareholding in PayNovi to gain a strategic position in the mobile payments space but also as a part of a strategy to ultimately offer mobile wallet capabilities as part its SPACE wireless offerings in order to gain a competitive advantage over other providers.

We accounted for this investment under the equity method as we own 35% of PayNovi and we exercise significant influence over the company.

Mechanics of Completing the Distribution

PWCL management anticipates that within thirty days of the date of the effective date this prospectus, PWCL will deliver 13,812,850 shares of our common stock to the distribution agent, Island Stock Transfer, to be distributed to the shareholders of PWCL. We have defined the record date as the first business day following the effective statement from the SEC. Only holders of Power Clouds, Inc. on the record date shall receive shares of WRMT. Only those shares deemed "free trading" by our transfer agent shall be registered under this prospectus. These shares are held by a total of 103 record shareholders.

If you hold your PWCL shares in a brokerage account, your WRMT shares of common stock will be credited to that account. If you hold your PWCL shares in certificated form, the distribution agent will mail a certificate representing shares of your WRMT common stock to you. The mailing process is expected to take about thirty days.

No cash distributions will be paid. No shareholder of PWCL will be required to make any payment or exchange any shares in order to receive our common shares in the distribution. PWCL will bear all of the costs of the distribution, and WRMT is bearing the costs of this Registration Statement.

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Tax Consequences of the Distribution

We have not requested and do not intend to request a ruling from the Internal Revenue Service or an opinion of tax counsel that the distribution will qualify as a tax free spin-off under United States tax laws. Under the U.S. Tax Code, PWCL would need to control at least 80% of our outstanding capital stock to qualify the distribution of our shares by PWCL as a tax free spin-off. PWCL does not meet this requirement and consequently, we do not believe that the distribution by PWCL of our stock to its shareholders will qualify for tax free spin-off status.

This prospectus should not be read as providing legal or tax advice with respect to the distribution to our shareholders. The distribution of the WRMT stock to PWCL shareholders will constitute a dividend, taxable as ordinary income, in an amount equal to the fair market value of the WRMT stock on the date of the distribution, based upon the average of the high and low sale price of the common stock as reported by the OTC Markets on the distribution date.If required by the tax laws, the distribution will be reported to the Internal Revenue Service on Form 1099 - DIV. The tax impact of the distribution on PWCL is not anticipated to be significant, given the large number of shareholders receiving shares in the distribution.

CAPITALIZATION

The table below describes our cash, cash equivalents and investments and capitalization as of June 30, 2015. You should read this table in conjunction with the information under the captions "Selected Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and the related notes included elsewhere in this prospectus.

As of June 30, 2015
(unaudited)

Cash and cash equivalents	$2,715,028
Common stock, $0.001 par value per share; 75,000,000 shares authorized; 28,581,000 shares issued and outstanding as of June 30, 2015	28,581
Additional paid in capital	5,651,973
Accumulated (deficit)	$(2,084,968)
Total stockholders’ equity	$3,595,586
Total liabilities and stockholders’ equity	$4,815,214

As of June 30, 2015, there were 28,581,000 shares of our common stock issued and outstanding.

SHARES ELIGIBLE FOR FUTURE SALE

While our common stock has been quoted on the Over-The-Counter Bulletin Board (“OTCBB”) under the symbol “HNVB” from June 3, 2014 to December 21, 2014, and under the symbol “WRMT” since December 22, 2014, only a very limited number of shares of common stock have traded to date and there is currently no active public market for our common stock. During the past 12 months the 52-week high price of our stock was $0.50 and 52-week low was $0.50.

We cannot predict the effect, if any, that market sales of shares of our common stock or the availability of shares of our common stock for sale will have on the market price of our common stock prevailing from time to time. Sales of substantial amounts of our common stock in the public market after this offering could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through the sale of our equity securities.

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MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Although the Company anticipates that a public market for over-the-counter trading of the Company's securities may develop after the distribution is completed, there can be no assurance that such a market will develop or that it will be sustained. After the effective date of this registration statement and the distribution, the shares of the Company's common stock distributed by PWCL in the distribution will be unrestricted and freely salable.

The Company's common stock is considered a "penny stock” as defined in the Commission's rules promulgated under the Exchange Act (the “Rules”). The Commission's rules regarding penny stocks impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally persons with net worth in excess of $1,000,000, exclusive of residence, or an annual income exceeding $200,000 or $300,000 jointly with their spouse). For transactions covered by the rules, the broker-dealer must make a special suitability determination for the purchaser and receive the purchaser's written agreement to the transaction prior to the sale. Thus the Rules affect the ability of broker-dealers to sell the Company's shares should they wish to do so because of the adverse effect that the Rules have upon liquidity of penny stocks. Unless the transaction is exempt under the Rules, under the Securities Enforcement Remedies and Penny Stock Reform Act of 1990, broker-dealers effecting customer transactions in penny stocks are required to provide their customers with (i) a risk disclosure document; (ii) disclosure of current bid and ask quotations if any; (iii) disclosure of the compensation of the broker-dealer and its sales personnel in the transaction; and (iv) monthly account statements showing the market value of each penny stock held in the customer's account. As a result of the penny stock rules, the market liquidity for the Company's securities may be severely adversely affected by limiting the ability of broker-dealers to sell the Company's securities and the ability of purchasers of the securities to resell them.

For information on shareholders who will own 5% or more of our common stock following the distribution, as well as the ownership of our officers and directors, please see “Security Ownership of Certain Beneficial Owners and Management” on page 49.

Holders

Immediately following the distribution, the Company anticipates that there will be approximately 137 shareholders of record of the Company.

Dividends

Since its incorporation, the Company has not declared any dividend on its common stock. The Company does not anticipate declaring or paying a dividend on its common stock for the foreseeable future. We plan to retain any future earnings for use in our business activities.

Transfer Agent and Registrar

The transfer agent and registrar for the Company's common stock is Island Stock Transfer, 15500 Roosevelt Blvd., Suite 301, Clearwater, Florida 33760. We appointed the transfer agent on March 11, 2014.

Equity Compensation Plans

The Company currently does not have any equity compensation plans.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the sections entitled "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," contains forward-looking statements that are based on our management's beliefs and assumptions and on information currently available to our management. We may, in some cases, use words such as "project," “forecast,” "believe," "anticipate," "plan," "expect," "estimate," "intend," "should," "would," "could," "potentially," "will" or "may," or other words that convey uncertainty of future events or outcomes, to identify these forward-looking statements. Forward-looking statements in this prospectus may include, but are not limited to, statements about:

•	expectations of future operating results or financial performance;
•	introduction of new products;
•	plans for growth, future operations and potential acquisitions;
•	our plans to develop and commercialize our products;
•	the size and growth potential of possible markets for our product candidates and our ability to serve those markets;
•	the rate and degree of market acceptance of any future products;
•	the accuracy of our estimates regarding expenses, future revenues, capital requirements and needs for additional financing and our ability to obtain additional financing;
•	our ability to attract strategic partners with development, regulatory and commercialization expertise; and
•	the development of our marketing capabilities.

There are a number of important factors that could cause actual results to differ materially from the results anticipated by these forward-looking statements. These important factors include those that we discuss in this prospectus under the caption "Risk Factors." Given these risks, uncertainties and other factors, you should not place undue reliance on these forward-looking statements. You should read these factors and the other cautionary statements made in this prospectus as being applicable to all related forward-looking statements wherever they appear in this prospectus. If one or more of these factors materialize, or if any underlying assumptions prove incorrect, our actual results, performance or achievements may vary materially from any future results, performance or achievements expressed or implied by these forward-looking statements. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

BUSINESS

Organizational History

World Media & Technology Corp. (“the Company”, “WRMT”, “we”, “us” or “our”) was incorporated under the laws of the State of Nevada on October 22, 2010 under the name Halton Universal Brands Inc. (“HNVB”). The Company was originally a brokerage, consulting and marketing firm specializing in brand consulting and new product strategy consulting for emerging brands. The Company focused on natural food products, specialty food products, and mass-market grocery items that were manufactured in North America and sought new market penetration in Eastern Europe. It offered services that fell into three major categories: strategic management consulting, sales brokerage, and marketing. Its main areas of focus were serving manufacturers and distributors in the grocery, specialty food, and health supplement channels.

Effective October 29, 2014:

1)

Power Clouds, Inc. (formerly World Assurance Group, Inc.) (“PWCL”) acquired 7,095,000 shares of World Media & Technology Corp. (formerly Halton Universal Brands Inc.) (“WRMT”), representing 98% of WRMT’s issued and outstanding share capital, for cash consideration of $378,000,

2)	WRMT discontinued its previously existing brokerage and brand consultancy business, and

3)	WRMT acquired the SPACE technology business and related assets from PWCL for consideration of $557,898 funded by way of debt from PWCL (collectively “the October 29, 2014 transactions”).

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We have accounted for the October 29, 2014 transactions as a reverse merger of PWCL’s SPACE technology business and related assets into WRMT. This reverse merger has been accounted for as a reverse capitalization with PWCL’s SPACE technology business, the legally acquired business, being treated as the acquirer of WRMT for accounting and financial reporting purposes. Consequently, the accompanying financial statements reflect the operations of PWCL’s SPACE technology business since Inception (May 2014) and for WRMT from the effective date of the reverse merger on October 29, 2014. The purchase of 7,095,000 shares of WRMT by PWCL has been retroactively presented in the Statement of Changes in Stockholders’ Equity (Deficit) and the footnotes to these financial statements to be effective as of the date of the inception of PWCL’s SPACE technology business.

PWCL’s SPACE technology business was originally formed in May 2014 (“Inception”) as a business division of PWCL to undertake the design, manufacturing and marketing of wearable technology products and services and the provision of Mobile Virtual Network Operator (“MVNO”) wireless services.

In November 2014, the board of directors and majority stockholder, PWCL, authorized a name change of the Company from Halton Universal Brands, Inc. to World Media & Technology Corp. The name change went effective with FINRA on December 22, 2014 and the ticker was changed to WRMT as a result of the name change.

Investment in PayNovi Ltd.

On March 30, 2015, the Company entered into a Common Stock Purchase Agreement (the “SPA”) by and among PWCL, PayNovi Ltd., an Irish limited liability company (the “PayNovi”) and Anch Holdings Ltd., an Irish limited liability company (the “Seller”). Pursuant to the terms of the SPA, the Seller agreed to sell to the Company, and the Company agreed to purchase from the Seller, 350 shares of PayNovi’s common stock, which represents 35% of PayNovi’s total issued and outstanding shares as of the Closing Date, for a Purchase Price consisting of 1,361,000 shares of WRMT’s common stock, which represents 5% of WRMT’s total issued and outstanding shares as of the Closing Date, and 3,937,005 shares of PWCL’s common stock, which represents 5% of PWCL’s total issued and outstanding shares of the Closing Date, being issued to the Seller.

PayNovi operates in the mobile and online payments market and offers products such as mobile wallet, prepaid cards and online payment programs, as a white label, to its partners. WRMT has taken a minority shareholding in PayNovi to gain a strategic position in the mobile payments space but also as a part of a strategy to ultimately offer mobile wallet capabilities as part its SPACE wireless offerings in order to gain a competitive advantage over other providers.

We accounted for this investment under the equity method as we own 35% of PayNovi and we exercise significant influence over the company.

Going Concern

The Company's financial statements have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. The financial statements do not include any adjustment relating to recoverability and classification of recorded amounts of assets and liabilities that might be necessary should the Company be unable to continue as a going concern.

As reflected in the accompanying condensed unaudited financial statements, while the Company had a working capital surplus of $2,197,378 and stockholders’ equity of $3,595,586 as of June 30, 2015, however, the Company had also incurred a net loss of $1,498,856 and used $1,827,275 cash in operating activities during the six months ended June 30, 2015. Thus raising substantial doubt about the Company’s ability to continue as a going concern.

Our current monthly cash used in operating activities is approximately $300,000 per month. Based on this projected monthly cash burn, we anticipate that our present cash balances may sustain us until early 2016 before additional funding may be required. This anticipation assumes that we do not generate any revenues in the rest of 2015, which would reduce our monthly cash requirements and also that we do not make any further payments to our parent company. Neither of the above items can be determined at this time and there is no assurance therefore that the Company will have sufficient funds to execute its intended business plan.

Thus far, our management has relied on Mr. Fabio Galdi, our CEO, and PWCL, a company that Mr. Galdi is the Chairman and majority shareholder of, for equity investments for the purpose of maintaining ongoing operations. Without continued investment from our largest shareholders, PWCL and Mr. Fabio Galdi, we will not have the necessary capital required to execute our business plan and grow our business.

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Management has estimated that the costs associated with implementation of its business plan over the next twelve months include, but are not limited to, completion of the research and development costs associated with ‘Lumina’ glasses and SPACE computer; launching our SPACE wireless services in the United States and the promotion and marketing costs to build customer awareness of these products and services.

In the event that any new funding required is not realized, the business plan may need to be reduced or curtailed. There are currently no written agreements that obligate our largest shareholders, PWCL and Mr. Galdi, to continue funding us, nor do we have any agreements with prospective investors.

If we are unable to develop sufficient revenues to sustain our operations or receive funding, we may need to curtail or abandon our operations.

Prior Operations

The Company was a brokerage, consulting and marketing firm specializing in brand consulting and new product strategy consulting for emerging brands. The Company focused on natural food products, specialty food products, and mass market grocery items that are manufactured in North America and seek new market penetration in Eastern Europe. It offered services that fall into three major categories: strategic management consulting, sales brokerage, and marketing. Its main areas of focus were serving manufacturers and distributors in the grocery, specialty food, and health supplement channels.

New Business Plan

Effective upon the consummation of the reverse merger on October 29, 2014 described above, the Company discontinued its previous business plan and changed its business operations to focus on the design, manufacture and marketing of wearable technology products and providing wireless services.

The Market Opportunity

The Company has the goal of earning stable and recurring revenues from two main areas:

1.	The sale of Wearable Technology, such as binocular media display glasses and wire free devices, and

2.	The provision of MVNO (Mobile Virtual Network Operator) wireless services

Wearable Technology

The term “Wearable Electronics” refers to any electronic device or product that can be worn by a person to integrate computing in his daily activity or work and use technology to avail advanced features & characteristics. Concerted efforts from the industry and academia for over two decades have resulted into a host of sophisticated products and devices being launched in the market. The potential of the industry can be gauged by the fact that both - the big and established players and small start-ups have upped their ante in the wearable electronics market.

Wearable electronics are in demand due to increasing applications in industrial and enterprise, consumer, healthcare, and others, driving the wearable electronics market toward growth. Some of the challenges faced include technology awareness and educating people on the usage of wearable electronics. The market is segmented geographically into four major regions, namely the Americas, Europe, Asia-Pacific, and Rest of the World. America is believed to be the largest producer of wearable electronic devices, followed by Europe and Asia-Pacific.

WRMT is initially focused in the ‘Lifestyle Computing’ market sector as defined in the Beecham Research ‘Wearable Technology Application Chart’.5

Twenty percent of American adults already own a wearable device and the adoption rate – on par with tablets in 2012 – is quickly expected to rise, according to PwC’s Consumer Intelligence Series – The Wearable Future report –6 an extensive U.S. research project that surveyed 1,000 consumers, wearable technology influencers and business executives, as well as monitored social media chatter, to explore the technology’s impact on society and business. In the last three decades, PwC has examined how technological innovation plays an increasingly prominent role in helping brands set themselves apart in their respective industries and how wearable technology can offer brands an opportunity to establish themselves, particularly in the entertainment, media and communications (EMC), health, retail and technology industries. The report found that companies in the EMC industries have perhaps the largest opportunity for advancement and growth in the wearable technology market. Basically, where there’s a screen, there’s an opportunity – and if projections that sales of wearables could reach 130 million units in 2018 are correct, that opportunity is big.

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5 Beecham Research Wearable Technology Application Chart - http://www.beechamresearch.com/article.aspx?id=20

6 PwC Wearable Technology Future - http://www.pwc.com/us/en/press-releases/2014/wearable-technology-future.jhtml

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Seventy-three percent of survey respondents in the PwC report expect wearable technology to make media and entertainment more immersive and fun, and the expectations were even higher among millennials at 79 percent. In fact, 64 percent of millennials said they would be excited to try a wearable technology product introduced by an entertainment or media company, compared to 42 percent of the general population. As social media becomes more fundamental to the way we receive information and interact with others, consumers want wearable technology to offer anytime/anywhere access to their favorite networks. This is especially true among millennials, who were three times as likely as the general population to list real-time social media updates as an important benefit of wearables. Ninety-seven percent of American children ages 12 to 17 play an average of one hour of video games per day. Wearable technology is poised to offer a host of new platforms and devices to make gaming more visually and physically engaging than ever before. Sixty-four percent of consumers ages 18 to 24 say they would be motivated by this.

According to recent research, the global wearable electronic device market is forecasted to grow from $3.7 billion in 2013 to $8.3 billion (18 percent CAGR) by 2018.

By volume, the market will increase 30 percent CAGR from 35.7 million to 134 million units. Analysts believe that wearables will live up to the “hype,” and smart devices have the ability to become standalone devices rather than smartphone accessories.

MVNO (Mobile Virtual Network Operator) wireless services

A mobile virtual network operator (MVNO) is a wireless communications services provider that does not own the wireless network infrastructure over which it provides services to its end customers. An MVNO enters into a business agreement with a mobile network operator (MNO) to obtain bulk access to network services at wholesale rates. It then sets its own retail prices independently, and may also offer other value added services service to better address specific customers needs in the segment they address.

An MVNO incurs no significant capital expenditure on spectrum and infrastructure and does not have the time-consuming task of building out extensive radio infrastructure. In some cases mobile network operators operate their own ‘sub-brand’ business unit to complement their retail model such as Sprint operating both Virgin Mobile and Boost Mobile alongside its core services in the United States.

The GSM Association (GSMA) has identified eight separate categories of MVNOs, namely discount, telecom, media/entertainment, migrant, retail, business, roaming and M2M. The GSMA reported that as of June 2014 there were 943 active MVNO's worldwide and 255 sub brands operated by MNO’s themselves. ‘Discount’ and ‘Telecom’ MVNOs are the most prominent types of operation, accounting for 46% of the global MVNO market, while 19% are owned by companies that come from adjacent industries (e.g. retailers, banks, TV or media organizations), leaving 34% of the market to specialized providers focused on segments such as business, migrant, M2M and roamers.

In a recent report from visiongain, a leading analyst firm,[7] the MVNO market is set to grow strongly in the next five years, as an increasing number of regulators embrace the benefits of a more competitive telecoms market. This growth will be driven mainly by developing countries as the European and North American MVNO markets are reaching a plateau. New services such as mobile money and M2M will help driving this growth, but the most important factor is the changing regulatory environment supporting MVNOs. Visiongain expects critical markets to open their doors and create a more supportive regulation for MVNO’s, increasing competition and consumer welfare in the telecoms industry.

Global MVNO split by region, 2014 Source: GSMA Intelligence

A March 2015 report by Grand View Research 8 suggests that the global MVNO market size was $35.92 Billion in 2013 and is expected to reach $73.20 Billion by 2020, a CAGR of 9.4% from 2014 to 2020. In the same report, Global MVNO subscribers are expected to exceed 300 million by 2020.

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7 The MVNO Market Forecast 2014-2019: Future Prospects for the Industry & Leading Companies report - 29th AUGUST 2014

8 http://www.grandviewresearch.com/industry-analysis/mobile-virtual-network-operator-mvno-market

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Products and Services

The Company currently offers Wearable Technology Products and ‘MVNO’ (mobile virtual network operator) wireless services to end customers.

Wearable Technology - LUMINA™ Glasses’

LUMINA™ smart glasses provide the wearer with a high quality, wire-free, infotainment experience delivering a high-resolution, wide screen, binocular display with built-in stereo sound. All of this is packed into a wearable device that is surprisingly light and comfortable to wear. LUMINA™ employs the latest and most powerful, commercially available technology in the market today. LUMINA’s™ see-through, binocular display offers a screen size from 51” to a massive 420” enabled by LUMINA’s™ Infinity View Technology. Its high-speed performance comes from MediaTek’s octa-core MTK 6595 CPU. It has a 13MP camera, gyroscopes, accelerometers, compass, GPS, 2 microphones full HD video recording and revolutionary new bone conduction speakers.

LUMINA™ also comes equipped with its own data storage, streamlined battery and is also pre-installed with its Cloud Based Media and Communication platform pre-configured to provide a suite of communication services including videoconference, webinar and telephony solutions. Despite being loaded with all of this cutting edge technology, LUMINA™ weighs only 135g (less than 5 ounces). For more information see http://www.worldmediatech.com/lumina-glasses.

MVNO – ‘SPACE Wireless’

‘SPACE Wireless’ is an MVNO (Mobile Virtual Network Operator) initially operating in the United States. SPACE Wireless offers unlimited voice, texting and 4G LTE data services to subscribers nationwide, on a prepaid basis with no annual contracts. Instead users pay as they go, month to month. Customers can also bring their own device or choose from devices supplied by SPACE. SPACE intends to bring its wireless service to other countries as it becomes practical and subject to regulatory, MNO support and partner availability. For more information see http://www.worldmediatech.com/space-wireless

The Company distributes the LUMINA™ glasses and SPACE computer devices with the SPACE Wireless service embedded and pre-enabled as part of a turnkey offering in order to differentiate from other providers. The Company currently offers the SPACE wireless services only in the United States. LUMINA™ glasses are marketed and sold around the world.

Additionally, the Company intends to offer customers the opportunity to become a subscriber to the Company’s proposed unified cloud based communications platform, ‘SPACE Works’ that is currently under development.

Growth Strategy

The Company’s goal is to develop and commercialize its wearable technology products on a global basis so that it can establish and build an industry-leading position as a unique, market leading, wearable device solution provider.

Initially the MVNO wireless service will be sold in the United States and thereafter in numerous countries as regulatory and MNO partner agreements permit.

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Sales and Marketing

Technology is either developed, acquired or licensed and marketed to end-users through distribution partners. We generally focus our marketing efforts on support of distribution partner sales efforts. In particular, we focus on sales collateral and events for prospective downstream sales agents and end-customers. Our use of advertising is minimal.

The Company is has completed exclusive distribution agreements with leading international direct sales companies to engage in marketing and selling the Company’s proprietary devices and services to technology savvy users, who subscribe to the offering. The Company plans to successfully leverage the uniqueness of SPACE Computer and Lumina Glasses that will be exclusively available through these global distribution channels.

SPACE Wireless services are available as a monthly subscription service. SPACE Wireless offers different pricing plans depending on the levels of data required. SPACE Works, when launched, is expected to have different price plans depending on the levels of functionality require.

Customers

The Company, via exclusive distribution partners, targets technologically inclined subscribers and early adopters who seek a rich infotainment experience delivered via unique products. These customers will also become subscribers to the services. It is expected that initial customers will come from Florida, Texas and California, and thereafter sales will spread throughout the rest of North America and internationally.

Manufacturing

We have no manufacturing capabilities and do not intend to develop any manufacturing capabilities. We currently depend on third party equipment manufacturers for our LUMINA Glasses. Any interruption in supply and or consistency of our products may harm our relationships and reputation with customers, and have a materially adverse effect on our business, results of operations and financial condition.

The Company currently relies on a third party manufacturer in China for the production of our products. Our products are manufactured on a purchase-order basis with production being initiated following receipt of an initial payment from us. We do not currently have any exclusive production or distribution arrangements.

We do not have any output or requirements contracts with our manufacturer. Our manufacturer provides us with finished products, which we hold in inventory for distribution, sale and use. Certain Chinese factories and the products they export have recently been the source of safety concerns and recalls, which is generally attributed to lax regulatory, quality control and safety standards. Should Chinese factories continue to draw public criticism for exporting unsafe products, whether those products relate to our products or not, we may be adversely affected by the stigma associated with Chinese production, which could have a material adverse effect on our business, results of operations and financial condition.

Although we believe that several alternative sources for our products are available, any failure to obtain the components, chemical constituents and manufacturing services necessary for the production of our products would have a material adverse effect on our business, results of operations and financial condition.

Competition

We are subject to significant competition that could impact our ability to gain market share, win business and increase the price pressure on our products. We face strong competition from a wide variety of firms, including large, national and international technology and telecommunications companies. Many of our competitors have considerably greater financial, marketing and technological resources, which may make it difficult to win new customers and compete successfully. Certain competitors operate larger facilities and have longer operating histories and presence in key markets, greater name recognition, larger customer bases and significantly greater financial, sales and marketing, manufacturing, distribution, technical and other resources. As a result, these competitors may be able to adapt more quickly to new or emerging technologies and changes in customer requirements. They may also be able to devote greater resources to the promotion and sale of their products. Moreover, we may not have sufficient resources to undertake the continuing research and development necessary to remain competitive.

We have different competition in each of our target markets. The primary competitors for our wearable technology products are Google, Apple, Samsung, Sony among others. SPACE Wireless main competitors are the MNO operators in the United States such as Verizon, Sprint, AT&T and T-Mobile, and over 25 other established MVNO’s such as Virgin Mobile, Boost, Tracfone and Cricket.

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Regulation

The telecommunications industry is subject to significant regulation at the national, state, local and international levels. These regulations affect our business. Generally, in the United States, some of our products and services are subject to varying degrees of federal, state, and local regulation, including regulation by the Federal Communications Commission (FCC) and various state public utility commissions. We may also be subject to similar regulation by foreign governments and their telecommunications/regulatory agencies. While these regulatory agencies grant us the authority to operate our business, they typically exercise minimal control over our services and pricing. However, they do require the filing a various reports, compliance with public safety and consumer protection standards, and the payment of certain regulatory fees and assessments.

We cannot assure that the applicable U.S. and foreign regulatory agencies will grant us the required authority to operate, will allow us to maintain existing authority so we can continue to operate, or will refrain from taking action against us if we are found to have provided services without obtaining the necessary authority. Similarly, if our pricing, and/or terms or conditions of service, are not properly filed or updated with the applicable agencies, or if we are otherwise not fully compliant with the rules of the various regulatory agencies, regulators or other third parties could challenge our actions and we could be subject to forfeiture of our authority to provide service, or to penalties, fines, fees, or other costs. We have been delinquent in certain filing and reporting obligations in the past including, but not limited to, filings with the FCC and Universal Service Fund (USF) reports and payments. As of the date of this document we believe we are current with our filing and reporting obligations.

We constantly monitor the actions of the federal and various state regulatory agencies, and doing our best to see that we are in compliance with the applicable regulations, including any new regulations that may be passed. However, there can be no assurance that we are fully aware of all applicable requirements or that we will always be fully compliant. Should we fail at any time to be compliant with applicable federal or state regulations, or to file required reports to federal or state regulatory agencies, we could be subject to fines or other penalties.

Patent, Trademark, License and Franchise Restrictions and Contractual Obligations and Concessions

On October 29, 2014, as part of its acquisition of the SPACE technology business and certain related assets form PWCL, the Company acquired the ‘SPACE’ and LUMINA™ Glasses’ brands previously developed by World Global Assets Pte Ltd (WGA), a subsidiary of PWCL, in order to develop and commercialize these products and services.

Our success and ability to compete effectively are dependent in part upon our proprietary technology. We rely on a combination of copyright, trademark and trade secret laws, as well as nondisclosure agreements and other contractual restrictions, to establish and protect our proprietary rights. Employees are required to execute confidentiality and non-use agreements that transfer any rights they may have in copyrightable works or patentable technologies to us. In addition, prior to entering into discussions with potential business partners or customers regarding our business and technologies, we generally require that such parties enter into nondisclosure agreements with us. If these discussions result in a license or other business relationship, we also generally require that the agreement setting forth the parties’ respective rights and obligations include provisions for the protection of our intellectual property rights. The steps taken by us may not, however, be adequate to prevent the misappropriation of our proprietary rights or technology.

To date, we do not have any federally registered trademarks. However, we are currently in the process of applying for federal registration of some of our marks.

We do not currently have any patents or patent applications in process. Any future patent applications with respect to our technology may not be granted, and, if granted, patents may be challenged or invalidated. In addition, issued patents may not provide us with any competitive advantages and may be challenged by third parties. Our practice is to affix copyright notices on our product literature in order to assert copyright protection for these works.

Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to duplicate aspects of our products or to obtain and use information that we regard as proprietary. Our steps to protect our proprietary technology may not be adequate to prevent misappropriation of such technology, and may not preclude competitors from independently developing products with functionality or features similar to our products. If we fail to protect our proprietary technology, our business, financial condition and results of operations could be harmed significantly.

The telecommunications and technology markets have been characterized by substantial litigation regarding patent and other intellectual property rights. Litigation, which could result in substantial cost to and diversion of our efforts, may be necessary to enforce trademarks issued to us or to determine the enforceability, scope and validity of the proprietary rights of others. Adverse determinations in any litigation or interference proceeding could subject us to costs related to changing names and a loss of established brand recognition.

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Research and Development Activities

Our research and development has been primarily focused on bringing the first product Lumina Glasses to market in 2015. The research and development expenses throughout 2014 include the design, parts sourcing and prototyping of the Lumina Glasses. We expect that research and development expenses will increase throughout 2015 as the next generation of the Lumina and other SPACE products are continuously improved and additional products and feature types are added. We expect to continue to outsource the main development activities and use expert consultants where required to ensure consistent iterations of products and related services.

For the three and six months ending June 30, 2015, we incurred $659,191 and $1,029,234, respectively, in research and development costs and $290,987 in research and development costs during the period from May 2014 (inception) to June 30, 2014.

During the period from inception of the SPACE wearable technology and Lumina glasses business in May 2014 through to June 30, 2015, a total of $1,521,623 has been incurred in research and development costs.

Compliance with Environmental Laws

We are not aware of any environmental laws that have been enacted, nor are we aware of any such laws being contemplated for the future, that impact issues specific to our business.

Employees

As of the date of this Registration Statement we have three employees, the Company’s officers, Fabio Galdi, our President, Chief Executive Officer and Corporate Secretary, Alfonso Galdi, our Chief Financial Officer and Treasurer, and Alessandro Senatore, our Chief Operating Officer. Our officers and directors are responsible for planning, developing and operational duties, and will continue to do so throughout the early stages of our growth. Currently the officers devote approximately 50% of their time to WRMT activities. The Company, in the near term, plans to hire key personnel who will ensure that product development and commercialization plans continue to be implemented.

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MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with our audited financial statements and notes thereto included herein. In connection with, and because we desire to take advantage of, the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, we caution readers regarding certain forward looking statements in the following discussion and elsewhere in this report and in any other statement made by, or on our behalf, whether or not in future filings with the Securities and Exchange Commission. Forward-looking statements are statements not based on historical information and which relate to future operations, strategies, financial results or other developments. Forward looking statements are necessarily based upon estimates and assumptions that are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control and many of which, with respect to future business decisions, are subject to change. These uncertainties and contingencies can affect actual results and could cause actual results to differ materially from those expressed in any forward looking statements made by, or our behalf. We disclaim any obligation to update forward-looking statements.

Plan of Operations

The Company’s business plan over the next 12 months is to commence sales activities following the launch LUMINA™ Glasses and SPACE Wireless. In addition, the Company will continue research and development activities related to SPACE Works that it also intends to launch in the period.

During this period, the Company will undertake an employee-hiring program. The Company will also look to secure product and service sales internationally, following the US launch.

If the conditions are appropriate, the Company may raise additional funds in the markets to maximize mass-market penetration of its existing products and services, as well as undertaking new product development, commercialization and rollout.

Results of Operations

This discussion presents management’s analysis of our results of operations and financial condition as of and for the period from May 2014 (inception) to December 31, 2014 and for the three and six months ended June 30, 2015. The discussion should be read in conjunction with our financial statements and the notes related thereto which appear elsewhere in this report.

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Results of Operations

For the three and six months ended June 30, 2015 compared to the period from May 2014 (inception) to June 30, 2014

	For the Three Months Ended June 30, 2015	For the Period from May 2014 (inception) to June 30, 2014	Percentage Increase / (Decrease)	For the Six Months Ended June 30, 2015	For the Period from May 2014 (inception) to June 30, 2014	Percentage Increase / (Decrease)

Revenue	$-	$-	-%	$-	$-	-%
Operating costs and expenses	1,074,113	290,987	269%	1,468,533	290,987	404%
Loss from operations	(1,074,113)	(290,987)	269%	(1,468,533)	(290,987)	404%
Loss on equity investments	(30,323)	-	100%	(30,323)	-	100%
Net Loss	$(1,104,436)	$(290,987)	280%	$(1,498,856)	$(290,987)	415%

Operating costs and expenses

Our operating expenses relate to our operating activities with respect to the SPACE Computer business and continuing development of LUMINA glasses.

Sales and general administrative expenses comprise primarily consulting fees incurred in the product literature and pre-launch expenses for the SPACE computer products, management fees, regulatory expenses, depreciation, Internet services, travel, entertainment, automotive and office expenses. These costs increased by approximately 1,700% in the three months ended June 30, 2015 over the quarter ended March 31, 2015 from $24,377 to $414,992 and $439,299 for the six months ended June 30, 2015. We incurred no sales and general administrative expenses during the period from May 2014 (inception) to June 30, 2014.This increase reflects an increase in outsourced support costs as we prepare for the formal launch of SPACE Wireless services and also an increase in consultant costs for operational and marketing support for our distributors. We expect our operating expenses to increase in line with sales activities over the second half of the year as products and services are launched throughout the rest of the year. As such, our previous results of operations will not be indicative of our future results of operations.

Research and development costs relate primarily to the costs incurred in developing the SPACE Computer wearable computers, binocular media display glasses, wireless devices and the necessary platforms and wireless connectivity to provide its customers with an all encompassing, out-of-the-box, unique, fully-connected, rich, infotainment experience which are expensed under ASC 730.

In the three months to June 30, 2015 our research and development costs increased by 178% over the quarter ended March 31, 2015, from $370,043 to $659,191 for the three months and $1,029,235 for the six months ended June 30, 2015. By comparison, we incurred research and development expenses of $290,987 during the period from May 2014 (inception) to June 30, 2014. We believe that the research and development expenditure will decline over the remainder of the year as product shipments begin during the second half of 2015. We are nearing completion of the production phase for LUMINA Glasses and have soft launched some wireless services to selected parties in preparation for formal launch later in the year. We have received over 3,000 pre-orders for our LUMINA Glass products in advance of production completion.

Loss on equity investments

During the period from the acquisition of our investment in Paynovi Ltd. on March 30, 2015 through June 30, 2015, we recognized a loss on equity investments of $32,323 relating to our investment in Paynovi Ltd. This represents 35% of the net loss recorded by Paynovi Ltd. in the three months to June 30, 2015. Paynovi Ltd has not yet launched its services and has not yet generated any revenues and the loss incurred reflects operating costs in bringing services to market. Paynovi Ltd. is currently integrating services from its supply partners in order to launch services in the 4th quarter of 2015. We therefore expect to record losses in line with the current quarter for the rest of 2015 until sufficient revenues are generated from Paynovi Ltd. for it to become profitable.

Net Loss

We incurred a net loss of $1,104,436 and $1,498,856 for the three and six months ended June 30, 2015, respectively, and of $290,987 for the period from May 2014 (inception) to June 30, 3014 due to the factors discussed above.

42

Liquidity and Capital Resources

Working Capital

	June 30, 2015	December 31, 2014 (as restated)	Percentage Increase / (Decrease)

Current Assets	$3,417,006	$340,280	904%
Current Liabilities	1,219,628	926,338	32%
Working Capital Surplus / (Deficit)	$2,197,378	$(586,058)	(475)%

The increase in current assets is primarily due to an increase in cash during the period. The cash increase is due to the receipt of $2 million in equity from our parent company, PWCL, and $3 million in cash from Fabio Galdi, our CEO, less a repayment of $2.1 million related party debt to World Global Assets Pte. Ltd., a sister company, for working capital provided by it from May 2014 (inception) to June 30, 2015. We expect that the cash balance will decrease further in the next quarter to support ongoing research and development and operating expenses in advance of product shipments and MVNO service revenues later in 2015. We have received over 3,000 pre-orders for our LUMINA Glass products in advance of production completion that should support revenue generation in the second half of 2015.

We also increased our deposit payments with suppliers and other prepayments by approximately $361,000 in the six months to June 30, 2015. These deposits and prepayments were made to complete production of the LUMINA glasses and also to prepay airtime with our carrier partners.

Current liabilities increased from $926,338 to $1,219,628 in the six months ending June 30, 2015. This increase was primarily due to an increase in the amounts due to our parent company, PWCL, or its subsidiaries. The $1,215,628 due to related parties at June 30, 2015 is interest free and repayable on demand.

The amounts payable to third party suppliers to the Company is approximately $3,000 as at June 30, 2015.

Cash Flows

The table below, for the periods indicated, provides selected cash flow information:

	For the Six Months Ended
	June 30, 2015	June 30, 2014

Cash Flows used in operating activities	$(1,827,285)	$(290,987)
Cash Flows provided by (used in) investing activities	-	-
Cash Flows provided by financing activities	4,542,259	290,987
Net increase (decrease) In cash during period	$2,714,974	$-

43

Cash Flows from operating activities

The major uses of our operating cash include paying deposits and other prepayments to our suppliers, research and development costs and general operating expenses (marketing, legal and regulatory, professional expenses and office rent).

Our net cash used in operations of $1,827,285 and $290,987 for the six months ended June 30, 2015 and the period from May 2014 (inception) to June 30, 2014, respectively, was primarily the result of our net loss plus changes in our operating assets and liabilities. The change in our operating assets and liabilities related primarily to an increase in deposits and prepayments to suppliers of $361,752 during the six months ended June 30, 2015.

We expect that cash provided by continuing operations may fluctuate in future periods as a result of a number of factors including fluctuations in our net revenues and operating results, utilization of new revenue streams, collection of any future accounts receivable, and timing of billings and payments.

Cash Flows from Investing Activities

We did not use or generate any cash in investing activities during the six months ended June 30, 2015 or the period from May 2014 (inception) to June 30, 2014.

Net cash provided by financing activities

On October 29, 2014, the Company issued 8,000,000 shares of common stock to PWCL, our parent company, pursuant to a subscription agreement whereby, PWCL agreed to transfer $2 million to the Company in exchange for 8,000,000 shares of the Company’s restricted common stock. The Company subsequently received the $2,000,000 proceeds on March 23, 2015

On March 25, 2015, the Company sold 12,000,000 shares of the Company’s common stock to Mr. Fabio Galdi, the Company’s Chief Executive Officer, for $3 million or $0.25 per share. Payment has been received for the sale of these shares.

During the six months ended June 30, 2015, our sister company, WGA, paid $1,673,654 in cash to third party vendors on our behalf and we repaid $2,131,395 to WGA, by paying third party liabilities at the direction of WGA. The net balance due to WGA as of June 30, 2015 was $388,647, which is recorded within the $1,215,678 due to related parties as at June 30, 2015.

During the period from May 2014 (inception) to June 30, 2014 our sister company, World Global Assets Pte Ltd., paid $290,987 in cash to third party vendors on our behalf.

Future Financings

As at June 30, 2015 there were no arrangements in place for any future equity financing.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to stockholders.

44

For the period from May, 2014 (inception) to December 31, 2014

Revenue

We recognized no revenues during the period from inception in May 2014 to December 31, 2014 as we have not yet commenced the sale of our SPACE technology products as yet.

Operating Costs and Expenses

Our operating expenses as disclosed relate to our operating activities with respect to the SPACE Computer business from inception in May 2014 to December 31, 2014.

Sales and general administrative expenses comprise primarily consulting fees incurred in the product literature and pre-launch expenses for the SPACE computer products, management fees, regulatory expenses, depreciation, Internet services, travel, entertainment, automotive and office expenses.

Research and development costs relate to the costs incurred in developing the SPACE Computer wearable computers, binocular media display glasses, wireless devices and the necessary platforms and wireless connectivity to provide its customers with an all-encompassing, out-of-the-box, unique, fully-connected, rich, infotainment experience which are expensed under ASC 730.

We expect our operating expenses to change and increase in line with market launch of Lumina glasses and SPACE wireless MVNO services. As such, our previous results of operations will not be indicative of our future results of operations.

Net Loss

We incurred a net loss of $586,112 in the period from inception to December 31, 2014. Research and development costs accounted for $522,388 or 89% of this amount with sales and general expenses accounted for the remaining 11%.

Liquidity and Capital Resources

Working Capital

AS OF DECEMBER 31, 2014
(As restated)

Current Assets	$340,280
Current Liabilities	926,338
Working Capital (Deficit)	$(586,058)

45

Cash Flows

The table below, for the periods indicated, provides selected cash flow information:

FOR THE PERIOD FROM MAY 2014 (INCEPTION) TO DECEMBER 31, 2014
(As restated)

Cash Flows (Used In) in operations	$(923,388)
Cash Flows (Used In) Investing Activities	54
Net cash provided by Financing Activities	925,388
Net (Decrease) In Cash During Year	$5454

Cash Flows from Operating Activities

During the period May 2014 (inception) we used $925,388 in operating activities. We generated operating losses of $586,112, related to research and development ($522,388) and sales and general and administrative expenses ($63,724), paid $340,226 in deposits to suppliers and increased the balance of accounts payable and accrued liabilities by $950.

Cash Flows from Investing Activities

The Company acquired $54 in cash from HNVB on completion of the reverse merger on October 29, 2014.

Cash Flows from Financing Activities

During the period from May 2014 to December 31, 2014 World Global Assets Pte Ltd (WGA)and World Global Network Corp., our sister companies, paid $925,388 to third party vendors on our behalf. The funds are provided are provided interest free and are repayable on demand.

On October 29, 2014, the Company issued 8,000,000 to PWCL, our parent, pursuant to a subscription agreement whereby, PWCL agreed to transfer $2,000,000 to the Company in exchange for 8,000,000 shares of the Company’s restricted common stock. As at December 31, 2014, the proceeds from the sale of the shares had not been received and given the relationship between the two companies and the high degree of certainty of receipt the amount has been recorded as ‘Due from Parent’ in Shareholders Deficit.

The Company subsequently received the $2,000,000 proceeds in March 2015.

Future Financings

As at December 31, 2014 there were no arrangements in place for any future equity financing, however, subsequently in March 2015, the Company received $3,000,000 in cash from Mr. Fabio Galdi, our CEO in return for 12,000,000 shares of Common Stock.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to stockholders.

46

PROPERTY

Our business office is located at 600 Brickell Ave., Suite 1775, Miami, Florida 33131. We believe that this space will be sufficient for our initial needs, although as funding and significant revenues become available, and the Company’s operations grow, we anticipate finding other office space as needed.

LEGAL PROCEEDINGS

The Company is not involved in any legal proceedings which management believes will have a material effect upon the financial condition of the Company, nor are any such material legal proceedings anticipated.

We are not aware of any contemplated legal or regulatory proceeding by a governmental authority in which we may be involved.

MANAGEMENT

The following table sets forth information concerning our executive officers and directors and their ages at December 31, 2014:

Name	Age	Position

Fabio Galdi	42	President, Chief Executive Officer, Secretary, Director
Alfonso Galdi	43	Chief Financial Officer, Director
Alessandro Senatore	37	Chief Operating Officer, Director

Biographical Information for Fabio Galdi

Mr. Fabio Galdi was formally appointed as President, Chief Executive Officer, Secretary and Chairman of the Board of Directors of World Media & Technology Corp. on October 29, 2014. Mr. Galdi also currently serves as Chairman of the Board of Directors of Power Clouds, Inc., and previously served as Chairman, Chief Executive Officer and Secretary of Power Clouds, Inc. from March 5, 2014 to March 31, 2015. Mr. Galdi is also the President and CEO of World Global Network Pte Ltd, a multinational company based in Singapore that conducts direct selling business related to new opportunity technologies and communications products. Mr. Galdi was appointed President and CEO of World Global Network Pte Ltd on November 10, 2010.

Mr. Galdi is a computer science and telecommunications expert. He graduated in 1992 from the Technical and Industrial College at ITIS G. Marconi, Italy with a degree in Computer Science. Mr. Galdi began his career as an Internet and technology entrepreneur. On March 18, 1994, he created and was named CTO of the People's Network, an Internet start-up in Europe that became Italy’s second largest ISP and the fifth largest in Europe. He set up a franchising organization with more than 60 Point of Presences (PoPs) throughout the territory and he expanded his activity into the UK in 1996. In November of 1997 he successfully exited this business.

Mr. Galdi subsequently founded Mecotek International on May 15, 1997, an IT company based in Singapore. At Mecotek International, he served as President and Chairman of the Board and was responsible for Product Strategy. In 2001, Mecotek formed two manufacturing plants in China and one in Thailand in 2002. At this time, he led Mecotek to partner with Italy’s public administration to undertake one of their biggest custom-made, personal computer project, valued at more than 60 Million Euros.

In early 2005, he founded his first Network Marketing company specializing in Telecommunication, Telme Communication Pte Ltd, and created one of the first retail, fixed and mobile-VoIP platforms, launching as one of the first consumer-based VoIP applications in Europe, Russia and Latin America. Within 3 years, he had operations in more than 50 countries, with more than 250,000 subscribers and 75,000 distributors, thanks to the innovative Multidimensional Marketing business model that topped more than $100 million dollars in revenue. Mr. Galdi resigned from this company on December 10, 2009.

47

Biographical Information for Alfonso Galdi

Mr. Alfonso Galdi was appointed as CFO and as a member of the Board of Directors of World Media & Technology Corp. on October 29, 2014. Mr. Alfonso Galdi also serves as Chief Financial Officer and a member of the Board of Directors of Power Clouds, Inc. since March 5, 2014. Currently, Alfonso Galdi is also CFO of World Global Network PLC, a multinational public company based in the UK.

At the early stage of his career, Alfonso founded Microsys Informatica in 1994 (a retail IT distribution company), which he left on October 22, 1996. Mr. Alfonso Galdi then went on September 10, 2002 to become the Managing Director at one of Italy’s top IT manufacturer and wholesaler companies, Mecotek Italia Spa and subsequently contributed to building and managing successful businesses, by building company revenues to over $100 million. Alfonso Galdi left Mecotek Italia Spa on October 27, 2004. Mr. Galdi holds a Computer Science degree from the Technical and Industrial College at ITIS G.Marconi, Italy.

Biographical Information for Alessandro Senatore

Mr. Senatore was appointed as Chief Operating Officer and as a director of World Media & Technology Corp. on October 29, 2014. Since March 5, 2014 Mr. Senatore also serves as the Chief Operating Officer and board member of Power Clouds, Inc.Currently, and as of 5 January 2011, Mr. Senatore is also the COO, a Board Member and co-founder at World Global Network PLC, a multinational public company based in the UK that conducts direct selling business related to new opportunity, technologies and communications products.

From 1 March 2001 to 28 February 2004, Mr. Senatore ran his first business, PubliRete, an IT company developing web portals and communication solutions over main media networks. From 4 March 2004 until 31 December 2005 he joined CRMPA (Research Center in Pure Mathematic Applied), a university research center working on mathematic models applied in new Information Technology concepts and also working on projects related to adaptive E-Learning.

In 2006, his interests brought him into the area of Business Intelligence at Sis-temi Corporation, exactly from January of 2006 until June of 2007, where he was project manager. There, he developed applications for various important corporations, helping them to follow their business by controlling growth and risk factors. From July of 2007 until December of 2010, Alessandro Senatore worked in the industry of network marketing and telecommunication in the role of CTO. Alessandro Senatore holds a degree in Computer Science from the Technical and Industrial College ITIS B.Focaccia (Salerno, Italy) and a PhD in Computer Science in 2004 at the University of Salerno (Italy).

EXECUTIVE COMPENSATION

Executive Compensation

No current officer or director has received any compensation from the Company. Until the Company acquires additional capital, it is not anticipated that any officer or director will receive compensation from the Company other than reimbursement for out-of-pocket expenses incurred on behalf of the Company.

The Company has no stock option, retirement, pension, or profit sharing programs for the benefit of directors, officers or other employees, but our officers and directors may recommend adoption of one or more such programs in the future.

We have no employment agreements with our officers, although we may enter into such agreements following our receipt of additional capital.

The Company does not have a standing compensation committee, audit committee, nomination committee, or committees performing similar functions. We anticipate that we will form such committees of the Board of Directors once we have a full Board of Directors.

48

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

In connection with the distribution, the 13,812,850 shares of the Company’s common stock held directly by Power Clouds, Inc., will be distributed pro rata to the shareholders of Power Clouds, Inc., who own PWCL common stock as of the record date.

The following table indicates beneficial ownership of WRMT’s common stock, as of June 30, 2015 by:

•	Each person or entity known by WRMT to beneficially own more than 5% of the outstanding shares of WRMT’s common stock;
•	Each executive officer and director of WRMT; and
•	All executive officers and directors of WRMT as a group.
•

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Percentage of beneficial ownership is based on 28,581,000 shares of common stock outstanding as of April 30, 2015.

Unless other indicated, the address of each beneficial owner listed below is c/o World Media & Technology Corp., 600 Brickell Ave., Suite 1775, Miami, Florida 33131.

Shareholder	Shares Prior To Distribution	%	Shares After Distribution	%

Power Clouds, Inc.[1]	15,095,000	52.8	1,282,150	4.5
Fabio Galdi[1,2]	12,000,000	42.0	22,048,157	77.1
Alfonso Galdi[2]	-	-	-	-
Alessandro Senatore[2]	-	-	-	-
All Other Shares	1,486,000	5.2	5,250,693	18.4
All Officers and Directors as a Group Total	12,000,000	42.0	22,048,157	77.1

1Power Clouds is controlled by Mr. Fabio Galdi as the holder of more than 50% of the voting rights thereto such that the combined voting power of Mr. Fabio Galdi in WRMT includes himself and PWCL. As a result Mr. Fabio Galdi currently controls 94.8% of the voting rights of WRMT and after distribution he will control 77.1% of WRMT.

2Fabio Galdi, Alfonso Galdi and Alessandro Senatore are officers and directors of the Company.

49

DESCRIPTION OF SECURITIES

General

The following summary includes a description of material provisions of the Company’s capital stock.

Authorized Capital Stock

The authorized capital stock of the Company consists of 75,000,000 shares of Common Stock, par value $.001 per share, (the "Common Stock"), of which there are 28,581,000 issued and outstanding. The following summarizes the important provisions of the Company’s capital stock.

Common Stock

Holders of shares of common stock are entitled to one vote for each share on all matters to be voted on by the stockholders. Holders of common stock do not have cumulative voting rights. Holders of common stock are entitled to share ratably in dividends, if any, as may be declared from time to time by the Board of Directors in its discretion from funds legally available. In the event of a liquidation, dissolution or winding up of the company, the holders of common stock are entitled to share pro rata all assets remaining after payment in full of all liabilities.

Holders of common stock have no preemptive rights to purchase the Company’s common stock. There are no conversion or redemption rights or sinking fund provisions with respect to the common stock.

Preferred Stock

We do not have an authorized class of preferred stock.

LEGAL MATTERS

Synergen Law Group, APC will render a legal opinion as to the validity of the shares of the common stock to be registered hereby.

EXPERTS

The financial statements of World Media & Technology Corp. at December 31, 2014, have been audited by Cutler & Co., LLC, an independent registered public accounting firm, as set forth in their report thereon appearing elsewhere in this prospectus and are included in reliance upon such report given on the authority of such firm as an expert in accounting and auditing.

50

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 with respect to this offering of our common stock. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement, some items of which are contained in exhibits to the registration statement as permitted by the rules and regulations of the SEC. Statements contained in this prospectus as to the contents of any contract, agreement or other document are summaries of the material terms of that contract, agreement or other document. With respect to each of these contracts, agreements or other documents filed or incorporated by reference as an exhibit to the registration statement, reference is made to the exhibits for a more complete description of the matter involved. A copy of the registration statement, and the exhibits and schedules thereto, may be inspected without charge at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Copies of these materials may be obtained by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. The SEC maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the SEC's website is http://www.sec.gov.

We file periodic reports and other information with the SEC. Such periodic reports and other information are available for inspection and copying at the public reference room and website of the SEC referred to above. We maintain a website at http://www.worldmediatech.com . You may access our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act with the SEC free of charge at our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The information and other content contained on our website are not part of the prospectus.

51

WORLD MEDIA & TECHNOLOGY CORP.

CONDENSED FINANCIAL STATEMENTS

FOR THE THREE AND SIX MONTH PERIODS ENDED JUNE 30, 2015

AND

THE PERIOD FROM MAY 2014 (INCEPTION) TO JUNE 30, 2014

(Unaudited)

Index to the Financial Statements

Contents	Page

Condensed Balance Sheets at June 30, 2015 (unaudited) and December 31, 2014 (as restated)	F-2

Condensed Statements of Operations for the Three and Six Month Periods Ended June 30, 2015 and the Period from May 2014 (Inception) to June 30, 2014 (as restated) (unaudited)	F-3

Condensed Statement of Changes in Stockholders’ Equity (Deficit) for the Period from May 2014 (Inception) to December 31, 2014 (as restated) and the Six Month Period Ended June 30, 2015 (unaudited)	F-4

Condensed Statements of Cash Flows for the Six Month Period Ended June 30, 2015 and the Period from May 2014 (Inception) to June 30, 2014 (unaudited)	F-5

Notes to the Condensed Unaudited Financial Statements	F-6

F-1

WORLD MEDIA & TECHNOLOGY CORP.

(FORMERLY HALTON UNIVERSAL BRANDS INC.)

CONDENSED BALANCE SHEETS

	June 30, 2015	December 31, 2014
	(Unaudited)	(As Restated)

ASSETS
Current Assets
Cash and cash equivalents	$2,715,028	$54
Deposits with suppliers and prepayments	701,978	340,226

Current Assets	3,417,006	340,280

Equity method investments	1,398,208	-

Total Assets	$4,815,214	$340,280

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current Liabilities
Accounts payable and accrued liabilities	3,950	950
Payable to related parties	1,215,678	925,388

Current liabilities	1,219,628	926,338

Total liabilities	1,219,628	926,338

Stockholders' Equity (Deficit)
Common stock, $0.001 par value; 75,000,000 shares authorized, 28,581,000 (unaudited) and 15,220,000 shares issued and outstanding as of June 30, 2015 and December 31, 2014 respectively.	28,581	15,220
Additional paid in capital	5,651,973	1,984,834
Subscription due from parent company	-	(2,000,000)
Accumulated (deficit)	(2,084,968)	(586,112)
Total Shareholders' Equity (Deficit)	3,595,586	(130,572)

Total Liabilities and Stockholders' Equity (Deficit)	$4,815,214	$340,280

See Accompanying Notes to Condensed Unaudited Financial Statements

F-2

WORLD MEDIA & TECHNOLOGY CORP.

(FORMERLY HALTON UNIVERSAL BRANDS INC.)

CONDENSED STATEMENTS OF OPERATIONS

(Unaudited)

	Three months ended June 30, 2015	Period from May 2014 (Inception) to June 30, 2014	Six months ended June 30, 2015	Period from May 2014 (Inception) to June 30, 2014

Revenues	$-	$-	$-	$-

Operating expenses:
Sales and general administrative	414,922	-	439,299	-
Research & development expenses	659,191	290,987	1,029,234	290,987
Total operating expenses	1,074,113	290,987	1,468,533	290,987

Net Operating Loss	(1,074,113)	(290,987)	(1,468,533)	(290,987)

Income (loss) on equity investments	(30,323)	-	(30,323)	-

Net loss	$(1,104,436)	$(290,987)	$(1,498,856)	$(290,987)

Weighted average shares outstanding- Basic and fully diluted	28,581,000	7,095,000	22,291,804	7,095,000
Net loss per share - Basic and fully diluted	$(0.04)	$(0.04)	$(0.07)	$(0.04)

See Accompanying Notes to Condensed Unaudited Financial Statements

F-3

WORLD MEDIA & TECHNOLOGY CORP.

(FORMERLY HALTON UNIVERSAL BRANDS INC.)

CONDENSED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)

			Additional	Amount	Accumulated
	Common stock issued		paid-in	due from	Surplus /
	Shares	Amount	Capital	Parent	(Deficit)	Total

Balance at May 5, 2014, Inception, (audited)	7,095,000	$7,095	$(7,095)	$-	$-	$-
Recapitalization of WRMT	125,000	125	(71)	-	-	54
Share subscription payable by parent company	8,000,000	8,000	1,992,000	(2,000,000)	-	-
Net operating loss for period	-	-	-	-	(586,112)	(586,112)

Balance at December 31, 2014 (as restated) - audited	15,220,000	15,220	1,984,834	(2,000,000)	(586,112)	(586,058)

Shares issued for cash, related party	12,000,000	12,000	2,988,000	-	-	3,000,000
Receipt of share subscription from parent company	-	-	-	2,000,000	-	2,000,000
Shares issued as partial consideration for equity investment in Paynovi Limited	1,361,000	1,361	679,139	-	-	680,500
Net loss for period	-	-	-	-	(1,498,856)	(1,498,856)

Balance at June 30, 2015 - unaudited	28,581,000	$28,581	$5,651,973	$-	$(2,084,968)	$3,595,586

See Accompanying Notes to Condensed Unaudited Financial Statements

F-4

WORLD MEDIA & TECHNOLOGY CORP.

(FORMERLY HALTON UNIVERSAL BRANDS INC.)

CONDENSED STATEMENTS OF CASH FLOWS

(Unaudited)

	For the Six Months Ended June 30, 2015	For the period from May 2014 (Inception) to June 30, 2014

Cash Flows from Operating Activities:
Net profit (loss) for the period	$(1,498,856)	$(290,987)
Adjustments to reconcile net loss to net cash used in operations
Loss from equity method investments	30,323	-

Changes in assets and liabilities, net of acquisition and disposals:
Deposits with suppliers and prepayments	(361,752)	-
Accounts payable & accrued liabilities	3,000	-
Net cash used in operating activities	(1,827,285)	(290,987)

Cash Flows From Investing Activities:	-	-
Net cash provided by (used in) investing activities	-	-

Cash Flows From Financing Activities:
Cash advanced by related parties	1,673,654	290,987
Cash (repaid) to related parties	(2,131,395)	-
Cash received from parent company for stock subscription receivable	2,000,000	-
Cash received for the sale of shares, related party	3,000,000	-
Net cash provided by financing activities	4,542,259	290,987

Net increase (decrease) in cash and cash equivalents	2,714,974	-

Cash and cash equivalents, beginning of the period	54	-

Cash and cash equivalents, end of the period	$2,715,028	$-

SUPPLEMENTAL CASH FLOW DISCLOSURE:
Cash paid for interest	$-	$-
Cash paid for taxes	$-	$-

SUPPLEMENTAL DISCLOSURE OF NONCASH ACTIVITIES:
Investment in Paynovi Ltd.
1,361,000 common shares issued	$680,500	$-
3,937,005 common shares issued by Power Clouds Inc.	748,030	-
	$1,428,530	$-

See Accompanying Notes to Condensed Unaudited Financial Statements

F-5

WORLD MEDIA & TECHNOLOGY CORP.

(FORMERLY HALTON UNIVERSAL BRANDS INC.)

FOR THE THREE AND SIX MONTH PERIODS ENDED JUNE 30, 2015 AND THE PERIOD FROM MAY 2014 (INCEPTION) TO JUNE 30, 2014

NOTES TO THE CONDENSED UNAUDITED FINANCIAL STATEMENTS

Note 1 – Organization and Operations

World Media & Technology Corp. (“the Company”, “WRMT”, “we”, “us” or “our”) was incorporated under the laws of the State of Nevada on October 22, 2010 under the name Halton Universal Brands Inc. (“HNVB”). The Company was originally a brokerage, consulting and marketing firm specializing in brand consulting and new product strategy consulting for emerging brands. The Company focused on natural food products, specialty food products, and mass-market grocery items that were manufactured in North America and sought new market penetration in Eastern Europe. It offered services that fell into three major categories: strategic management consulting, sales brokerage, and marketing. Its main areas of focus were serving manufacturers and distributors in the grocery, specialty food, and health supplement channels.

Effective October 29, 2014:

1)

Power Clouds, Inc. (formerly World Assurance Group, Inc.) (“PWCL”) acquired 7,095,000 shares of World Media & Technology Corp. (formerly Halton Universal Brands Inc.) (“WRMT”), representing 98% of WRMT’s issued and outstanding share capital, for cash consideration of $378,000,

2)	WRMT discontinued its previously existing brokerage and brand consultancy business, and

3)	WRMT acquired the SPACE technology business and related assets from PWCL for consideration of $557,898 funded by way of debt from PWCL (collectively “the October 29, 2014 transactions”).

We have accounted for the October 29, 2014 transactions as a reverse merger of PWCL’s SPACE technology business and related assets into WRMT. This reverse merger has been accounted for as a reverse capitalization with PWCL’s SPACE technology business, the legally acquired business, being treated as the acquirer of WRMT for accounting and financial reporting purposes. Consequently, the accompanying financial statements reflect the operations of PWCL’s SPACE technology business since Inception (May 2014) and for WRMT from the effective date of the reverse merger on October 29, 2014. The purchase of 7,095,000 shares of WRMT by PWCL has been retroactively presented in the Statement of Changes in Stockholders’ Equity (Deficit) and the footnotes to these financial statements to be effective as of the date of the inception of PWCL’s SPACE technology business.

PWCL’s SPACE technology business was originally formed in May 2014 (“Inception”) as a business division of PWCL to undertake the design, manufacturing and marketing of wearable technology products and services and the provision of Mobile Virtual Network Operator (“MVNO”) wireless services.

In November 2014, the board of directors and majority stockholder, PWCL, authorized a name change of the Company from Halton Universal Brands, Inc. to World Media & Technology Corp. The name change went effective with FINRA on December 22, 2014 and the ticker was changed to WRMT as a result of the name change.

Investment in PayNovi Ltd.

On March 30, 2015, the Company entered into a Common Stock Purchase Agreement (the “SPA”) by and among PWCL, PayNovi Ltd., an Irish limited liability company (the “PayNovi”) and Anch Holdings Ltd., an Irish limited liability company (the “Seller”). Pursuant to the terms of the SPA, the Seller agreed to sell to the Company, and the Company agreed to purchase from the Seller, 350 shares of PayNovi’s common stock, which represents 35% of PayNovi’s total issued and outstanding shares as of the Closing Date, for a Purchase Price consisting of 1,361,000 shares of WRMT’s common stock, which represents 5% of WRMT’s total issued and outstanding shares as of the Closing Date, and 3,937,005 shares of PWCL’s common stock, which represents 5% of PWCL’s total issued and outstanding shares of the Closing Date, being issued to the Seller.

F-6

PayNovi operates in the mobile and online payments market and offers products such as mobile wallet, prepaid cards and online payment programs, as a white label, to its partners. WRMT has taken a minority shareholding in PayNovi to gain a strategic position in the mobile payments space but also as a part of a strategy to ultimately offer mobile wallet capabilities as part its SPACE wireless offerings in order to gain a competitive advantage over other providers.

We are accounting for this investment under the equity method as we own 35% of PayNovi and exercise significant influence over the company.

Note 2 – Restatement of Previously Issued Consolidated Financial Statements

In our Form 10-K/A (“Form 10-K/A”) filed with the Securities and Exchange Commission on August 18, 2015, we restated our previously issued financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, which was filed with the Securities and Exchange Commission on April 15, 2015.

The restatement arose from the following factors:

Effective October 29, 2014:

1)

Power Clouds, Inc. (formerly World Assurance Group, Inc.) (“PWCL”) acquired 7,095,000 shares of World Media & Technology Corp. (formerly Halton Universal Brands Inc.) (“WRMT”), representing 98% of WRMT’s issued and outstanding share capital, for cash consideration of $378,000,

2)	WRMT discontinued its previously existing brokerage and brand consultancy business, and

3)	WRMT acquired the SPACE technology business and related assets from PWCL for consideration of $557,898 funded by way of debt from PWCL (collectively “the October 29, 2014 transactions”).

In the Original Form 10-K Filing, we accounted for the October 29, 2014 transactions, respectively, as a change of control and management of WRMT, a discontinuance of the existing brokerage and brand consultancy business of WRMT and an acquisition of the SPACE technology business and related assets from PWCL for loan consideration of $557,898.

In the restated Form 10-K/A, we accounted for the October 29, 2014 transactions as a deemed reverse merger of PWCL’s SPACE technology business into WRMT and treating WRMT as a shell company prior to its reverse merger with PWCL’s SPACE technology, notwithstanding the fact that no shares of WRMT were issued for the acquisition of the PWCL’s SPACE technology business and that WRMT had an active brokerage and brand consulting business prior to the October 29, 2014 transactions.

As a result we will also be amending our previously filed Form 10-Q filing for the first fiscal quarter ending March 31, 2015 to reflect the changes in the balance sheet values as at December 31, 2014 and in the statement of operations, changes in shareholders’ equity (deficit) and cash flows for the three months ended March 31, 2014.

All amounts in this Quarterly Report affected by the restatement adjustments reflect the comparatives for the prior periods and including the Balance Sheet as of December 31, 2014, the Statements of Operations, Changes in Stockholders’ Equity (Deficit), and Cash Flows and financial statement footnotes for the period from May 2014 (inception) to December 31, 2014. In addition, the following comparative items of this Report include restated financial data for the prior periods: (i) Part I, Item 1: Financial Statements and Supplementary Data; and (ii) Part I, Item 2: Management’s Discussion and Analysis of Financial Condition and Results of Operations.

For a more detailed explanation of these matters and resulting restatements, please see Part II, Item 7: Management’s Discussion and Analysis of Financial Condition and Results of Operations – Restatement of Previously Issued Consolidated Financial Statements, Item 8: Financial Statements and Supplementary Data – Note 2 to the Consolidated Financial Statements.

F-7

The aggregate impacts of the change in accounting treatment of the October 29, 2014 transactions as of and for the period from May 5, 2014 (Inception) to December 31, 2014 were as follows:

For the Year ended	Restatement Adjustments to Previously Reported Balance Sheet

Additional paid in capital	$373,958
Accumulated surplus (deficit)	$(373,958)

Note 3 – Summary of Significant Accounting Policies

Basis of Presentation

The Company’s financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Condensed Unaudited Interim Financial Statements

The accompanying condensed unaudited interim financial statements and related notes have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial information, and with the rules and regulations of the United States Securities and Exchange Commission (“SEC”) to Form 10-Q and Article 8 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by U.S. GAAP for complete financial statements. The condensed unaudited interim financial statements furnished reflect all adjustments (consisting of normal recurring accruals) which are, in the opinion of management, necessary to a fair statement of the results for the interim periods presented. Unaudited interim results are not necessarily indicative of the results for the full fiscal year. These condensed unaudited interim financial statements should be read in conjunction with the financial statements of the Company for the year ended December 31, 2014 and notes thereto contained in the information as part of the Company’s Annual Report on Form 10-K/A, which was filed with the Securities and Exchange Commission on August 18, 2015.

Development Stage Company

In June 2014, the FASB issued ASU 2014-10, "Development Stage Entities". The amendments in this update remove the definition of a development stage entity from the Master Glossary of the ASC thereby removing the financial reporting distinction between development stage entities and other reporting entities from U.S. GAAP. In addition, the amendments eliminate the requirements for development stage entities to (1) present inception-to-date information in the statements of income, cash flows, and shareholder equity, (2) label the financial statements as those of a development stage entity, (3) disclose a description of the development stage activities in which the entity is engaged, and (4) disclose in the first year in which the entity is no longer a development stage entity that in prior years it had been in the development stage. The amendments in this update are applied retrospectively. Consequently this additional disclosure has not been presented in these financial statements

Use of Estimates and Assumptions

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

The Company’s significant estimates and assumptions include the fair value of financial instruments; income tax rate, income tax provision and valuation allowance of deferred tax assets; and the assumption that the Company will continue as a going concern. Those significant accounting estimates or assumptions bear the risk of change due to the fact that there are uncertainties attached to those estimates or assumptions, and certain estimates or assumptions are difficult to measure or value.

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Management bases its estimates on historical experience and on various assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources.

Management regularly reviews its estimates utilizing currently available information, changes in facts and circumstances, historical experience and reasonable assumptions. After such reviews, and if deemed appropriate, those estimates are adjusted accordingly.

Actual results could differ from those estimates.

Cash Equivalents

The Company considers all highly liquid investments with maturity of three months or less to be cash and cash equivalents.

Fair value of financial instruments

The Company follows paragraph 825-10-50-10 of the FASB Accounting Standards Codification for disclosures about fair value of its financial instruments and paragraph 820-10-35-37 of the FASB Accounting Standards Codification (“Paragraph 820-10-35-37”) to measure the fair value of its financial instruments. Paragraph 820-10-35-37 establishes a framework for measuring fair value in accounting principles generally accepted in the United States of America (U.S. GAAP), and expands disclosures about fair value measurements.

To increase consistency and comparability in fair value measurements and related disclosures, Paragraph 820-10-35-37 establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three (3) broad levels. The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The three (3) levels of fair value hierarchy defined by Paragraph 820-10-35-37 are described below:

Level 1 - Quoted market prices available in active markets for identical assets or liabilities as of the reporting date

Level 2 - Pricing inputs other than quoted prices in active markets included in Level 1 that are either directly or indirectly observable as of the reporting date.

Level 3 - Pricing inputs that are generally observable inputs and not corroborated by market data.

Financial assets are considered Level 3 when their fair values are determined using pricing models, discounted cash flow methodologies or similar techniques and at least one significant model assumption or input is unobservable.

The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. If the inputs used to measure the financial assets and liabilities fall within more than one level described above, the categorization is based on the lowest level input that is significant to the fair value measurement of the instrument. The carrying amount of the Company’s financial assets and liabilities, such as cash, prepaid expenses, accounts payable and accrued expenses, approximate their fair value because of the short maturity of those instruments.

Transactions involving related parties cannot be presumed to be carried out on an arm's-length basis, as the requisite conditions of competitive, free-market dealings may not exist. Representations about transactions with related parties, if made, shall not imply that the related party transactions were consummated on terms equivalent to those that prevail in arm's-length transactions unless such representations can be substantiated.

It is not however practical to determine the fair value of advances from stockholders, if any, due to their related party nature.

F-9

Investment in partnerships, unincorporated joint ventures or limited liability companies

The Company follows subtopic 323-30 of the FASB Accounting Standards Codification for investments in partnerships, unincorporated joint ventures or limited liability companies.

The Company uses the equity method of accounting for investments in associate companies. An associate is an entity over which the investor has significant influence by owning over 20% of the common stock but less than 50%. A subsidiary is not an associate and an interest in a joint venture is not an associate.

The investment is initially recognized at cost. After the acquisition date, a change in the Company’s share of the associate’s net assets adjusts the carrying amount of investment. A change in the Company’s share of the associates profit or loss is recognized in the Company’s profit or loss while any change in the Company’s share of the associate’s other comprehensive income is recognized in the Company’s other comprehensive income. Distributions received from an associate reduce the carrying amount of the investment.

On March 30, 2015 the Company acquired a 35% shareholding in PayNovi Ltd. A limited liability company registered in Ireland. The initial consideration was the issuance of 1,316,000 common shares of the Company and the issuance of 3,937,005 common shares of Power Clouds Inc., our parent and majority shareholder. The Company recorded an initial investment of $1,428,530 being the market value of the shares issued on the closing date. (See Note 4 below for further details).

Related parties

The Company follows subtopic 850-10 of the FASB Accounting Standards Codification for the identification of related parties and disclosure of related party transactions.

Pursuant to Section 850-10-20 the Related parties include: (a). affiliates of the Company; (b). entities for which investments in their equity securities would be required, absent the election of the fair value option under the Fair Value Option Subsection of Section 825–10–15, to be accounted for by the equity method by the investing entity; (c). trusts for the benefit of employees, such as pension and profit-sharing trusts that are managed by or under the trusteeship of management; (d). principal owners of the Company; (e). management of the Company; (f). other parties with which the Company may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests; and (g). other parties that can significantly influence the management or operating policies of the transacting parties or that have an ownership interest in one of the transacting parties and can significantly influence the other to an extent that one or more of the transacting parties might be prevented from fully pursuing its own separate interests.

The financial statements shall include disclosures of material related party transactions, other than compensation arrangements, expense allowances, and other similar items in the ordinary course of business. However, disclosure of transactions that are eliminated in the preparation of financial statements is not required in those statements. The disclosures shall include: (a). the nature of the relationship(s) involved; (b). a description of the transactions, including transactions to which no amounts or nominal amounts were ascribed, for each of the periods for which income statements are presented, and such other information deemed necessary to an understanding of the effects of the transactions on the financial statements; (c). the dollar amounts of transactions for each of the periods for which income statements are presented and the effects of any change in the method of establishing the terms from that used in the preceding period; and (d). amounts due from or to related parties as of the date of each balance sheet presented and, if not otherwise apparent, the terms and manner of settlement.

Commitments and contingencies

The Company follows subtopic 450-20 of the FASB Accounting Standards Codification to report accounting for contingencies. Certain conditions may exist as of the date the financial statements are issued, which may result in a loss to the Company but which will only be resolved when one or more future events occur or fail to occur. The Company assesses such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or un-asserted claims that may result in such proceedings, the Company evaluates the perceived merits of any legal proceedings or un-asserted claims as well as the perceived merits of the amount of relief sought or expected to be sought therein.

F-10

If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s financial statements. If the assessment indicates that a potential material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, and an estimate of the range of possible losses, if determinable and material, would be disclosed.

Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the guarantees would be disclosed. Management does not believe, based upon information available at this time that these matters will have a material adverse effect on the Company’s financial position, results of operations or cash flows. However, there is no assurance that such matters will not materially and adversely affect the Company’s business, financial position, and results of operations or cash flows.

Revenue Recognition

The Company applies paragraph 605-10-S99-1 of the FASB Accounting Standards Codification for revenue recognition. The Company recognizes revenue when it is realized or realizable and earned. The Company considers revenue realized or realizable and earned when all of the following criteria are met: (i) persuasive evidence of an arrangement exists, (ii) the product has been shipped or the services have been rendered to the customer, (iii) the sales price is fixed or determinable, and (iv) collectability is reasonably assured.

The Company derives its revenues from sales of products and services to end users via distribution partners, with revenues being generated upon delivery of the products and/or the services. Persuasive evidence of an arrangement is demonstrated via invoice; service is considered provided when the service is delivered to the customers; and the sales price to the customer is fixed upon acceptance of the purchase order and there is no separate sales rebate, discount, or volume incentive.

Sales, Marketing and Advertising

We use a variety of marketing, sales and support activities to generate and cultivate ongoing customer demand for our products and services, acquire new customers. We currently sell exclusively through indirect channels. As a result our sales supports efforts are limited to training the indirect channels on the merits of our products over competitive options. We incur promotional costs by way of distributor conferences and sponsoring distributor events with their downstream retail channels and end customers. We will closely track and monitor customer acquisition costs to assess how we are deploying our marketing, sales and customer support spending.

Marketing

We track and measure our marketing costs closely across all channels so that we can acquire customers in a cost-efficient manner.

Indirect Sales

Our indirect sales channel will operate through a number of direct sales organizations that help broaden the adoption of our services without the need for a large direct field sales force.

Customer Support

While our intuitive and easy-to-use user interface serves to reduce our customers’ need for support, we provide online and phone customer support as well as post-sale implementation support, to help customers configure and use our solution. We track and measure our customer satisfaction and our support costs closely across all channels to provide a high level of customer service in a cost-efficient manner. Customer support is outsourced to specialist service providers who already experience economies of scale from providing such services to multiple organizations.

The Company recorded no advertising costs for the three and six months ending June 30, 2015.

F-11

Research and Development

The Company follows subtopic 730-10 of the FASB Accounting Standards Codification for research and development costs.

Research and development costs are charged to expense when incurred.

Our research and development has been primarily focused on bringing the first product Lumina Glasses to market in 2015. The research and development expenses throughout 2014 include the design, parts sourcing and prototyping of the Lumina Glasses. We expect that research and development expenses will increase throughout 2015 as the next generation of the Lumina and other SPACE products are continuously improved and additional products and feature types are added. We expect to continue to outsource the main development activities and use expert consultants where required to ensure consistent iterations of products and related services.

For the three and six months ending June 30, 2015, we incurred $659,191 and $1,029,234, respectively, in research and development costs and $290,987 in research and development costs during the period from May 2014 (inception) to June 30, 2014.

During the period from inception of the SPACE wearable technology and Lumina glasses business in May 2014 through to June 30, 2015, a total of $1,521,623 has been incurred in research and development costs.

Intellectual Property

Our success and ability to compete effectively are dependent in part upon our proprietary technology. We rely on a combination of copyright, trademark and trade secret laws, as well as non-disclosure agreements and other contractual restrictions, to establish and protect our proprietary rights. Employees are required to execute confidentiality and non-use agreements that transfer any rights they may have in copyrightable works or patentable technologies to us. In addition, prior to entering into discussions with potential business partners or customers regarding our business and technologies, we generally require that such parties enter into nondisclosure agreements with us. If these discussions result in a license or other business relationships, we also generally require that the agreement setting forth the parties’ respective rights and obligations include provisions for the protection of our intellectual property rights. The steps taken by us may not, however, be adequate to prevent the misappropriation of our proprietary rights or technology.

To date, we do not have any federally registered trademarks but do plan to initiate such registrations during 2015.

We do not currently have any patents or patent applications in process. Any future patent applications with respect to our technology may not be granted, and, if granted, patents may be challenged or invalidated. In addition, issued patents may not provide us with any competitive advantages and may be challenged by third parties. Our practice is to affix copyright notices on our product literature in order to assert copyright protection for these works.

Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to duplicate aspects of our products or to obtain and use information that we regard as proprietary. Our steps to protect our proprietary technology may not be adequate to prevent misappropriation of such technology, and may not preclude competitors from independently developing products with functionality or features similar to our products. If we fail to protect our proprietary technology, our business, financial condition and results of operations could be harmed significantly.

Consumer technology markets have been characterized by substantial litigation regarding patent and other intellectual property rights. Litigation, which could result in substantial cost to and diversion of our efforts, may be necessary to enforce trademarks issued to us or to determine the enforceability, scope and validity of the proprietary rights of others. Adverse determinations in any litigation or interference proceeding could subject us to costs related to changing names and a loss of established brand recognition.

F-12

Income Tax Provision

The Company accounts for income taxes under Section 740-10-30 of the FASB Accounting Standards Codification, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns.

Under this method, deferred tax assets and liabilities are based on the differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance to the extent management concludes it is more likely than not that the assets will not be realized. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the statements of operations in the period that includes the enactment date.

The Company adopted the provisions of paragraph 740-10-25-13 of the FASB Accounting Standards Codification. Paragraph 740-10-25-13 addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. Under paragraph 740-10-25-13, the Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than fifty percent (50%) likelihood of being realized upon ultimate settlement. Paragraph 740-10-25-13 also provides guidance on de-recognition, classification, interest and penalties on income taxes, accounting in interim periods and requires increased disclosures.

The estimated future tax effects of temporary differences between the tax basis of assets and liabilities are reported in the accompanying balance sheets, as well as tax credit carry-backs and carry- forwards. The Company periodically reviews the recoverability of deferred tax assets recorded on its balance sheets and provides valuation allowances as management deems necessary.

Management makes judgments as to the interpretation of the tax laws that might be challenged upon an audit and cause changes to previous estimates of tax liability. In addition, the Company operates within multiple taxing jurisdictions and is subject to audit in these jurisdictions. In management’s opinion, adequate provisions for income taxes have been made for all years. If actual taxable income by tax jurisdiction varies from estimates, additional allowances or reversals of reserves may be necessary.

Uncertain Tax Positions

The Company did not take any uncertain tax positions and had no unrecognized tax liabilities or benefits in accordance with the provisions of Section 740-10-25 at June 30, 2015 and December 31, 2014.

Net income (loss) per common share

Net income (loss) per common share is computed pursuant to section 260-10-45 of the FASB Accounting Standards Codification. Basic net income (loss) per common share is computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding during the period. Diluted net income (loss) per common share is computed by dividing net income (loss) by the weighted average number of shares of common stock and potentially outstanding shares of common stock during the period to reflect the potential dilution that could occur from common shares issuable through contingent shares issuance arrangement, stock options or warrants.

There were no potentially dilutive shares issued or outstanding during the three and six months ended June 30, 2015 or the period from May 2014 (inception) to June 30, 2014.

F-13

Cash flows reporting

The Company adopted paragraph 230-10-45-24 of the FASB Accounting Standards Codification for cash flows reporting, classifies cash receipts and payments according to whether they stem from operating, investing, or financing activities and provides definitions of each category, and uses the indirect or reconciliation method (“Indirect method”) as defined by paragraph 230-10-45-25 of the FASB Accounting Standards Codification to report net cash flow from operating activities by adjusting net income to reconcile it to net cash flow from operating activities by removing the effects of (a) all deferrals of past operating cash receipts and payments and all accruals of expected future operating cash receipts and payments and (b) all items that are included in net income that do not affect operating cash receipts and payments.

The Company reports the reporting currency equivalent of foreign currency cash flows, using the current exchange rate at the time of the cash flows and the effect of exchange rate changes on cash held in foreign currencies is reported as a separate item in the reconciliation of beginning and ending balances of cash and cash equivalents and separately provides information about investing and financing activities not resulting in cash receipts or payments in the period pursuant to paragraph 830-230-45-1 of the FASB Accounting Standards Codification.

Subsequent events

The Company follows the guidance in Section 855-10-50 of the FASB Accounting Standards Codification for the disclosure of subsequent events. The Company will evaluate subsequent events through the date when the financial statements were issued. Pursuant to ASU 2010-09 of the FASB Accounting Standards Codification, the Company as an SEC filer considers its financial statements issued when they are widely distributed to users, such as through filing them on EDGAR.

Reclassification

Certain amounts from prior periods may have been reclassified to conform to the current period presentation. There is no effect on net loss, cash flows or stockholders’ deficit as a result of these reclassifications.

Recently issued accounting pronouncements

The Company has reviewed all recently issued, but not yet effective, accounting pronouncements and does not believe the future adoption of any such pronouncements may be expected to cause a material impact on its financial condition or the results of its operations.

Note 4 – Acquisition of Halton Universal Brands Inc. (HNVB)

During the year ended December 31, 2014, we acquired Halton Universal Brands, Inc. (“HNVB”) through a deemed reverse merger and terminated the HNVB business commensurate with the Close. Through the acquisition of HNVB, we acquired $54 in fair value of net assets (cash).

Halton Universal Brands, Inc. (“HNVB”) was incorporated under the laws of the State of Nevada on October 22, 2010. The Company was a brokerage, consulting and marketing firm specializing in brand consulting and new product strategy consulting for emerging brands. The Company focused on natural food products, specialty food products, and mass-market grocery items that are manufactured in North America and seek new market penetration in Eastern Europe. It offered services that fall into three major categories: strategic management consulting, sales brokerage, and marketing. Its main areas of focus were serving manufacturers and distributors in the grocery, specialty food, and health supplement channels.

F-14

Note 5 – Stock Purchase Agreement with PayNovi.

On March 30, 2015, the Company entered into a Common Stock Purchase Agreement (the “SPA”) by and among PWCL, PayNovi Ltd., an Irish limited liability company (the “PayNovi”) and Anch Holdings Ltd., an Irish limited liability company (the “Seller”). Pursuant to the terms of the SPA, the Seller agreed to sell to the Company, and the Company agreed to purchase from the Seller, 350 shares of PayNovi’s common stock, which represents 35% of PayNovi’s total issued and outstanding shares as of the Closing Date, for a Purchase Price consisting of 1,361,000 shares of WRMT’s common stock, which represents 5% of WRMT’s total issued and outstanding shares as of the Closing Date, and 3,937,005 shares of PWCL’s common stock, which represents 5% of PWCL’s total issued and outstanding shares of the Closing Date, being issued to the Seller. The SPA provides for certain additional rights and obligations of the parties, including PayNovi agreeing to certain provisions relating to public disclosure, confidentiality, consents and filings, and transfer and additional issuance restrictions. The closing of the issuance of all of the shares occurred on March 31, 2015. The description of the SPA above is qualified in its entirety by reference to the full text of the SPA filed as an Exhibit hereto.

Paynovi operates in the mobile and online payments market and offers products such as mobile wallet, prepaid cards and online payment programs, as a white label, to its partners. WRMT has taken a minority shareholding in Paynovi to gain a strategic position in the mobile payments space but also as a part of a strategy to ultimately offer mobile wallet capabilities as part its SPACE wireless offerings in order to gain a competitive advantage over other providers.

Consideration for the investment was as follows:

FAIR MARKET VALUE OF SHARES ISSUED ON DATE OF TRANASACTION EFFECTIVE MARCH 30, 2015

1,316,000 shares of WRMT’s common stock @ $0.50 per share closing price on March 30, 2015	$680,500
3,937,005 shares of PWCL’s common stock @ $0.145 per share closing price on March 30, 2015	748,030
Total investment	$1,428,530

In accordance with ASC 323-10 , the total initial investment of $1,428,530 representing the fair market value of the shares issues as consideration for the acquisition of the investment in PayNovi was recorded as an equity method investment.

The fair market value of the PWCL shares issued $748,030 is recorded within due to related parties.

During the period from our initial investment in PayNovi on March 30, 2015 through June 30, 2015, we recognized a loss on equity investments of $30,323 reflecting 35% of the net loss incurred by Paynovi during the same period. Therefore the carrying value of our equity method investments in the balance sheet has been reduced to reflect the impact of the loss as outlined below.

AS AT JUNE 30, 2015

Balance as at March 31, 2015	$1,428,530
Loss on equity investment in the period	(30,323)
Balance as at June 30, 2015	$1,398,208

F-15

Note 6 - Stockholders’ Equity (Deficit)

Shares Authorized

Upon formation, the total number of shares of all classes of stock which the Company is authorized to issue is seventy-five million (75,000,000) shares of common stock, par value $0.001 per share.

Common stock

Effective October 29, 2014:

1)

Power Clouds, Inc. (formerly World Assurance Group, Inc.) (“PWCL”) acquired 7,095,000 shares of World Media & Technology Corp. (formerly Halton Universal Brands Inc.) (“WRMT”), representing 98% of WRMT’s issued and outstanding share capital, for cash consideration of $378,000,

2)	WRMT discontinued its previously existing brokerage and brand consultancy business, and

3)	WRMT acquired the SPACE technology business and related assets from PWCL for consideration of $557,898 funded by way of debt from PWCL (collectively “the October 29, 2014 transactions”).

We have accounted for the October 29, 2014 transactions as a reverse merger of PWCL’s SPACE technology business and related assets into WRMT. This reverse merger has been accounted for as a reverse capitalization with PWCL’s SPACE technology business, the legally acquired business, being treated as the acquirer of WRMT for accounting and financial reporting purposes. Consequently, the accompanying financial statements reflect the operations of PWCL’s SPACE technology business since Inception (May 2014) and for WRMT from the effective date of the reverse merger on October 29, 2014. The purchase of 7,095,000 shares of WRMT by PWCL has been retroactively presented in the Statement of Changes in Stockholders’ Equity (Deficit) and the footnotes to these financial statements to be effective as of the date of the inception of PWCL’s SPACE technology business.

Recapitalization of WRMT

As at October 29, 2014, 125,000 shares of WRMT’s common stock were owned by shareholders who did not sell their stock to PWCL. Under reverse merger accounting, these shares are accounted for as if they had been issued by the existing PWCL technology business as consideration to acquire control of WRMT.

Unregistered Sales of Equity Securities

On October 29, 2014, the Company sold 8,000,000 shares of its common stock at $0.25 per share for $2 million to its parent company, PWCL. During the six months ended June 30, 2015, the Company received $2 million in cash due from PWCL for the issuance of 8,000,000 common shares on October 29, 2014. The issuance of Common Stock was made pursuant to the exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), provided by Section 4(2) of the Securities Act.

On March 25, 2015, the Company sold 12,000,000 shares of the Company’s common stock to Mr. Fabio Galdi, the Company’s Chief Executive Officer, for $3 million or $0.25 per share. Payment has been received for the sale of these shares. This represents a 44% beneficial ownership interest in the Company held directly by Mr. Fabio Galdi. The issuance of Common Stock was made pursuant to the exemption from the registration requirements of the Securities Act, provided by Section 4(2) of the Securities Act.

On March 31, 2015, the Company issued 1,361,000 shares of the Company’s common stock, valued at $680,500 based on the $0.50 per share closing price on March 30, 2015, to Anch Holdings, Ltd. as partial consideration for a 35% equity ownership interest in PayNovi (See Note 4 above for more details). The issuance of Common Stock was made pursuant to the exemption from the registration requirements of the Securities Act, provided by Section 4(2) of the Securities Act.

F-16

SEC Form S-1 Registration Statement:

In May of 2015, the Company filed a Form S-1 Registration Statement with the Securities and Exchange Commission (SEC), in order to register 13,812,850 shares of WRMT’s common stock currently held by PWCL, the Company’s parent company and majority shareholder. PWCL’s Board approved a share dividend consisting of 13,812,850 of the 15,095,000 common shares PWCL currently holds in WRMT. Shareholders of PWCL will receive one (1) share of WRMT common stock for every six (6) PWCL shares of common stock that they hold as of the record date. The record date shall be defined as the first business day following an effective statement from the SEC in regards to the Form S-1 filing. It is difficult to predict with precision when this effective statement will be obtained, if at all. For more information, please see WRMT’s SEC Form S-1.

Note 7 – Related Party Transactions

On October 29, 2014 the Company issued 8,000,000 shares of the Company’s restricted common stock to our parent company, Power Clouds Inc. (PWCL) in exchange for $2,000,000 payable to the Company. As at December 31, 2014, the proceeds from the sale of the shares had not been received and have been recorded as ‘Subscription Due from Parent Company’ in Stockholders’ Equity (Deficit).

The proceeds have subsequently been received during March 2015.

Over 70% of PWCL is beneficially owned and controlled by Fabio Galdi, our CEO and the Chairman of PWCL.

The Company subleases facilities with World Global Network Corp. (“WGN”) and under its real estate sublease with WGN will be recharged rent and a cost allocation for the property at a fixed rate of $5,000 per month. In December of 2014, WGN was sold by PWCL to World Capital Holding (FZC), a company beneficially owned and controlled by Fabio Galdi, the Company’s CEO. In February 2015, WGN changed its name from World Global Group, Inc. to World Global Network Corp. The terms and conditions of the sublease from WGN to the Company remain in full force and effect. The Company recognized $15,000 and $30,000 of rental expense in respect of this lease during the three and six months ended June 30, 2015, respectively, and owed a total of $40,000 to WGN as at June 30, 2015.

On March 25, 2015, the Company sold 12,000,000 shares of the Company’s common stock to Mr. Fabio Galdi, the Company’s Chief Executive Officer, for $3 million or $0.25 per share. Payment has been received for the sale of these shares.

On March 31, 2015, Power Clouds Inc (“PWCL”), our parent company issued 3,937,005 shares of its common stock to Anch Holdings Ltd., an Irish limited liability company (the “Seller”) pursuant a Common Stock Purchase Agreement (the “SPA”) by and among PWCL, PayNovi Ltd., an Irish limited liability company (the “PayNovi”) and Anch Holdings Ltd., an Irish limited liability company (the “Seller”). Pursuant to the terms of the SPA, the Seller agreed to sell to the Company, and the Company agreed to purchase from the Seller, 350 shares of PayNovi’s common stock, which represents 35% of PayNovi’s total issued and outstanding shares as of the Closing Date, for a Purchase Price consisting of 1,361,000 shares of WRMT’s common stock, which represents 5% of WRMT’s total issued and outstanding shares as of the Closing Date, and 3,937,005 shares of PWCL’s common stock, which represents 5% of PWCL’s total issued and outstanding shares of the Closing Date, being issued to the Seller. The $748,030 reflecting the fair market value of the shares issued by PWCL on March 31, 2015 is included within the due related parties balance of as at June 30, 2015.

Payable to Related Parties

Amounts due to related party as at June 30, 2015 and December 31, 2014 are as follows:

	June 30, 2015	December 31, 2014

Power Clouds Inc. (PWCL) - parent company and majority shareholder	$787,031	$-
World Global Assets Pte Ltd (WGA) – owned by PWCL	388,647	915,388
World Global Network Corp. (WGN) – owned indirectly by our CEO	40,000	10,000
Total due to related parties	$1,215,678	$925,388

These amounts are due on demand, carry no terms and accrue no interest.

F-17

Balance due to Directors and Officers

As at June 30, 2015 and 2014 the Company owed nothing to its directors and officers.

Balance due to PWCL

As at June 30, 2015 and 2014 the Company owed PWCL $787,031 and $0, respectively.

The balance at June 30, 2015 represented the $748,030 fair market value of 3,937,005 shares of PWCL’s common stock issued to Anch Holdings, Ltd. as partial consideration for a 35% equity ownership interest in PayNovi (See Note 4 above for more details), and the fair market value of 200,000 shares of PWCL’s common stock issued to Awaysim Limited for services supplied to the Company in the six months ended June 30, 2015. This advance is interest free and repayable on demand.

Balance due to World Global Assets Pte Ltd. (“WGA”)

The balance due of at June 30, 2015 represents the provision by WGA of $2,520,042 working capital in payment of the Company’s operating expenses and deposits with suppliers in the period from May 2014 (Inception) to June 30, 2015. We repaid $2,131,395 to WGA during the three months ended June 30, 2015 by paying third party liabilities at the direction of WGA. The outstanding balance is interest free and repayable on demand.

Balance due to World Global Network Corp. (“WGN”)

The balance at June 30, 2015 represented $40,000 payable under a sublease with WGN for our corporate offices at 600 Brickell Ave., Suite 1775, Miami, Florida. Under the terms of the sublease with WGN, the Company will be recharged rent and a cost allocation for the property at a fixed rate of $5,000 per month.

We have not entered into any transactions with our officers, directors, persons nominated for these positions, beneficial owners of 5% or more of our common stock, or family members of these persons wherein the amount involved in the transaction or a series of similar transactions exceeded $60,000.

Our management is involved in other business activities and may, in the future become involved in other business opportunities. If a specific business opportunity becomes available, such persons may face a conflict in selecting between our business and their other business interests. In the event that a conflict of interest arises at a meeting of our directors, a director who has such a conflict will disclose her interest in a proposed transaction and will abstain from voting for or against the approval of such transaction.

Family Relationships

There are no family relationships among our officers and directors, other than Fabio Galdi and Alfonso Galdi, who are brothers.

Note 8 – Subsequent Events

The Company has evaluated all events that occurred after the balance sheet date through the date when the financial statements were issued on August 24, 2015 to determine if they must be reported. The Management of the Company determined that there were no reportable subsequent events to be disclosed.

F-18

WORLD MEDIA & TECHNOLOGY CORP.

(FORMERLY HALTON UNIVERSAL BRANDS INC.)

AUDITED FINANCIAL STATEMENTS (as Restated)

FOR THE PERIOD FROM MAY 2014 TO DECEMBER 31, 2014

F-19

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Directors of

World Media & Technology Corp.

(formerly Halton Universal Brands Inc.)

Miami, Florida

We have audited the accompanying balance sheets of World Media & Technology Corp. (formerly Halton Universal Brands Inc.) as of December 31, 2014 and the related statement of operations, changes in stockholders’ deficit and cash flows for the period from May 2014 (inception) through December 31, 2014. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of World Media & Technology Corp. (formerly Halton Universal Brands Inc.) as of December 31, 2014 and the results of its operations and cash flows for period from May 2014 (Inception) to December 31, 2014, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 4 to the financial statements the Company had an accumulated deficit of $581,112 as at December 31, 2014 and had insufficient funding to fully implement its business plan. These factors raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 4. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As disclosed in Note 2 to financial statements, these financial statements have been restated to account for a transaction that had been previously accounted for as an acquisition, as if it were a reverse recapitalization. Accordingly the financial statements, financial footnotes and the period presented in these financial statements have been restated to such that the legally acquired entity is being accounted for as the accounting acquirer

Cutler & Co.,LLC

Wheat Ridge, formerly Arvada, Colorado

August 12, 2015

9605 West 49th Ave. Suite 200 Wheat Ridge, Colorado 80033 ~ Phone 303-968-3281 ~ Fax 303-456-7488 ~ www.cutlercpas.com

F-20

WORLD MEDIA & TECHNOLOGY CORP.

(FORMERLY HALTON UNIVERSAL BRANDS INC.)

BALANCE SHEET

DECEMBER 31, 2014
(restated)
ASSETS
Current assets
Total cash and cash equivalents	$54
Deposits paid to suppliers	340,226

Current assets	340,280

Total assets	$340,280

LIABILITIES AND STOCKHOLDERS' DEFICIT
Payables within 1 year
Accounts payable and accrued liabilities	950
Payable to related parties	925,388

Total liabilities	926,338

Stockholders' equity (deficit)
Net common stock, $0.001 par value; 75,000,000 shares authorized,15,220,000 shares issued and outstanding as of December 31, 2014	15,220
Additional paid in capital	1,984,834
Subscription due from parent	(2,000,000)
Accumulated surplus deficit	(586,112)
Total stockholders' deficit	(586,058)

Total liabilities and stockholders' deficit	$340,280

See Accompanying Notes to Financial Statements

F-21

WORLD MEDIA & TECHNOLOGY CORP.

(FORMERLY HALTON UNIVERSAL BRANDS INC.)

STATEMENT OF OPERATIONS

FOR THE PERIOD FROM MAY 2014 (INCEPTION) TO DECEMBER 31, 2014
(restated)

Revenues	$-

Operating expenses:
Sales and general administrative	63,724
Research & development expenses	522,388
Total operating expenses	586,112

Net loss from operations	(586,112)

Net loss	$(586,112)

Weighted average shares outstanding – basic and fully diluted	8,142,082

Net loss per share - basic and fully diluted	$(0.07)

See Accompanying Notes to Financial Statements

F-22

WORLD MEDIA & TECHNOLOGY CORP.

(FORMERLY HALTON UNIVERSAL BRANDS INC.)

STATEMENT OF CHANGES IN STOCKHOLDERS’ DEFICIT

(RESTATED)

			Additional	Subscription	Accumulated
	Common stock issued		paid-in	due from	Surplus
	Shares	Amount	capital	Parent	(Deficit)	Total

Balance at May 5, 2014	7,095,000	$7,095	$(7,095)	$-	$-	$-
Recapitalization of WRMT	125,000	125	(71)	-	-	54
Share subscription payable by parent on acquisition	8,000,000	8,000	1,992,000	(2,000,000)	-	-
Net operating loss for period	-	-	-	-	(586,112)	(586,112)

Balance at December 31, 2014	15,220,000	$15,220	$1,984,834	$(2,000,000)	$(586,112)	$(586,058)

See Accompanying Notes to Financial Statements

F-23

WORLD MEDIA & TECHNOLOGY CORP.

(FORMERLY HALTON UNIVERSAL BRANDS INC.)

STATEMENT OF CASH FLOWS

FOR THE PERIOD FROM MAY 2014 (INCEPTION) TO DECEMBER 31, 2014
(restated)

Cash Flows from Operating Activities:
Net profit (loss) for the period	$(586,112)
Adjustments to reconcile net loss to net cash used in operating activities:	-
Changes in assets and liabilities, net of acquisition and disposals:
Deposit paid to suppliers	(340,226)
Accounts payable and accrued liabilities	950
Net cash used in operating activities	(925,388)

Cash Flows from Investing Activities:
Cash assumed from reverse merger with HNVB	54
Net cash provided by investing activities	54

Cash Flows From Financing Activities:
Advanced by parent company	925,388
Net cash provided by financing activities	925,388

Net increase (decrease) in cash and cash equivalents	54

Cash and cash equivalents, beginning of the period	-

Cash and cash equivalents, end of the period	$54

SUPPLEMENTAL CASH FLOW DISCLOSURE:
Cash paid for interest	$-
Cash paid for taxes	$-

SUPPLEMENTAL DISCLOSURE OF NONCASH ACTIVITIES: (As Restated)
Share subscription due from parent company	$2,000,000

Cash acquired in deemed reverse merger with HVBN for the issuance of 125,000 shares	$54

See Accompanying Notes to Financial Statements

F-24

WORLD MEDIA & TECHNOLOGY CORP.

(FORMERLY HALTON UNIVERSAL BRANDS INC.)

NOTES TO THE AUDITED FINANCIAL STATEMENTS

FOR THE PERIOD FROM MAY 2014 TO DECEMBER 31, 2014

(RESTATED)

Note 1 – Organization and Operations

Organizational History

World Media & Technology Corp. was incorporated under the laws of the State of Nevada on October 22, 2010 under the name Halton Universal Brands Inc. (“HNVB”). The Company was originally a brokerage, consulting and marketing firm specializing in brand consulting and new product strategy consulting for emerging brands. The Company focused on natural food products, specialty food products, and mass-market grocery items that were manufactured in North America and sought new market penetration in Eastern Europe. It offered services that fell into three major categories: strategic management consulting, sales brokerage, and marketing. Its main areas of focus were serving manufacturers and distributors in the grocery, specialty food, and health supplement channels.

Effective October 29, 2014:

1)

Power Clouds Inc. (formerly World Assurance Group, Inc.) (“PWCL”) acquired 7,095,000 shares of World Media & Technology Corp. (formerly Halton Universal Brands Inc.) (“WRMT”), representing 98% of WRMT’s issued and outstanding share capital, for cash consideration of $378,000,

2)	WRMT discontinued its previously existing brokerage and brand consultancy business, and

3)	WRMT acquired the SPACE technology business and related assets from PWCL for consideration of $557,898 funded by way of debt from PWCL (collectively “the October 29, 2014 transactions”).

We have accounted for the October 29, 2014 transactions as a reverse merger of PWCL’s SPACE technology business and related assets into WRMT. This reverse merger has been accounted for as a reverse capitalization with PWCL’s SPACE technology business, the legally acquired business, being treated as the acquirer of WRMT for accounting and financial reporting purposes. Consequently, the accompanying financial statements reflect the operations of PWCL’s SPACE technology business since Inception (May 2014) and for WRMT for effective date of the reverse merger on October 29, 2014 The purchase of 7,095,000 shares of WRMT by PWCL has been retroactively presented in the Statement of Changes in Stockholders’ Equity and the footnotes to these financial statements to effective as on the date of the inception of PWCL’s SPACE technology business.

PWCL’s SPACE technology business were originally formed in May 2014 (“Inception”) as a business division of PWCL to undertake the design, manufacturing and marketing of wearable technology products and services and the provision of Mobile Virtual Network Operator (“MVNO”) wireless services.

In November 2014, the board of directors and majority stockholder, PWCL, authorized a name change of the Company from Halton Universal Brands, Inc. to World Media & Technology Corp. The name change went effective with FINRA on December 22, 2014 and the ticker was changed to WRMT as a result of the name change.

F-25

Note 2 – Restatement of Previously Issued Consolidated Financial Statements

In this Annual Report on Form 10-K/A (“Form 10-K/A”) we are restating our previously issued Annual Report on Form 10-K for the fiscal year ended December 31, 2014, which was filed with the Securities and Exchange Commission on April 15, 2015 (the “Original Filing”).

Effective October 29, 2014:

1)

Power Clouds Inc. (formerly World Assurance Group, Inc.) (“PWCL”) acquired 7,095,000 shares of World Media & Technology Corp. (formerly Halton Universal Brands Inc.) (“WRMT”), representing 98% of WRMT’s issued and outstanding share capital, for cash consideration of $378,000,

2)	WRMT discontinued its previously existing brokerage and brand consultancy business, and

3)	WRMT acquired the SPACE technology business and related assets from PWCL for consideration of $557,898 funded by way of debt from PWCL (collectively “the October 29, 2014 transactions”).

In the Original Filing, we accounted for the October 29, 2014 transactions, respectively, as a change of control and management of WRMT, a discontinuance of the existing brokerage and brand consultancy business of WRMT and an acquisition of the SPACE technology business and related assets from PWCL for loan consideration of $557,898.

In this Form 10K/A, we are accounting for the October 29, 2014 transactions as a reverse merger of PWCL’s SPACE technology business into WRMT and treating WRMT as a shell company prior to its reverse merger with PWCL’s SPACE technology, notwithstanding the fact that no shares of WRMT were issued for the acquisition of the PWCL’s SPACE technology business and that WRMT had an active brokerage and brand consulting business prior to the October 29, 2014 transactions

The effect of the restatement on previously issued annual financial information as of and for the years ended December 31, 2014 is set forth in this footnote.

Comparison of restated financial statements to financial statements as previously reported

The following tables compare our previously reported Balance Sheet as of December 31, 2014 and the previously reported Statements of Operations, Stockholders’ Changes in Stockholders’ Deficit and Cash Flows for the period from May 2014 (Inception) to December 31, 2014 to the corresponding financial statements for the period as restated:

F-26

WORLD MEDIA AND TECHNOLOGY CORP.

BALANCE SHEET

	December 31, 2014
	As Previously Reported In The Original Filing	Restatement Adjustments	As Restated in this Annual Report on Form 10-K/A

ASSETS
Current assets
Total cash and cash equivalents	54	-	54
Prepayments	340,226	-	340,226

Current assets	340,280	-	340,280

Total assets	$340,280	$-	$340,280

LIABILITIES AND STOCKHOLDERS' DEFICIT
Payables within 1 year
Accounts payable and accrued liabilities	950	-	950
Payable to related parties	925,388	-	925,388

Total liabilities	926,338	-	926,338

Stockholders' deficit
Net common stock, $0.001 par value; 75,000,000 shares authorized, 15,220,000 shares issued and outstanding as of December 31, 2014.	15,220	-	15,220
Additional paid in capital	1,611,236	373,598	1,984,834
Subscription due from parent	(2,000,000)	-	(2,000,000)
Accumulated surplus deficit	(212,514)	(373,598)	(586,112)
Total stockholders' deficit	(586,058)	-	(586,058)

Total liabilities and stockholders' deficit	$340,280	$-	$340,280

F-27

WORLD MEDIA AND TECHNOLOGY CORP.

STATEMENT OF OPERATIONS

	As Previously Reported in the Original Filing for the Year Ended December 31, 2014	Restatement Adjustments	As Restated in this Annual Report on Form 10-K/A For the Period from May 2014 (inception) to December 31, 2014

Revenues	$-	$-	$-

Operating expenses:
Sales and general administrative	62,224	1,500	63,724
Research & development expenses	69,216	453,172	522,388
Total operating expenses	131,440	454,672	586,112

Net loss from continuing operations	(131,440)	(454,672)	(586,112)

Loss from discontinued operations (including $0 from gain on disposal)	(42,160)	42,160	-

Net loss	$(173,600)	$(412,512)	$(586,112)

Weighted average shares outstanding	8,181,644	-	9,309,796
Net loss per share - basic and fully diluted
From continuing operations	$(0.02)	$(0.06)	$(0.06)
From discontinued operations	$(0.01)	$0.01	$0.00)
Net loss per share - basic and fully diluted	$(0.02)	$(0.05)	$(0.06)

F-28

WORLD MEDIA AND TECHNOLOGY CORP.

STATEMENT OF CHANGES IN STOCKHOLDERS’ DEFICIT

As Previously Reported in the Original Filing for the Year Ended December 31, 2014

			Additional	Subscription	Accumulated
	Common stock issued		paid-in	due from	Surplus
	Shares	Amount	Capital	Parent	(Deficit)	Total

Balance at January 1, 2013	2,000,000	$2,000	$-	$-	$(9,089)	$(7,089)
Common stock issued for cash on September 30, 2013 at $0.001 per share	2,000,000	2,000	-	-	-	2,000
Forgiveness of amounts due to related party December 1, 2013	-	-	12,080	-	-	12,080
Net loss for period	-	-	-	-	(29,825)	(29,825)

Balance at December 31, 2013	4,000,000	$4,000	$12,080	$-	$(38,914)	$(22,834)
Common stock issued in February and March 2014 for cash at $0.01 per share	3,220,000	3,220	28,980	-	-	32,200
Share subscription payable by parent on acquisition	8,000,000	8,000	1,992,000	-	-	2,000,000
Share subscription due from parent	-	-	-	(2,000,000)	-	(2,000,000)
Forgiveness of amounts due to related parties October 29, 2014	-	-	32,848	-	-	32,848
Acquisition of SPACE business assets	-	-	(454,672)	-	-	(454,672)
Net operating loss for period	-	-	-	-	(173,600)	(173,600)
Balance at December 31, 2014	15,220,000	$15,220	$1,611,236	$(2,000,000)	$(212,514)	$(586,058)

As Restated in this Annual Report on Form 10-K/A

			Additional	Subscription	Accumulated
	Common stock issued		paid-in	due from	Surplus
	Shares	Amount	Capital	Parent	(Deficit)	Total

Balance at May 5, 2014, Inception	7,095,000	$7,095	$(7,095)	$-	$-	$-
Recapitalization of WRMT	125,000	125	(71)	-	-	54
Share subscription payable by parent on acquisition	8,000,000	8,000	1,992,000	(2,000,000)	-	-
Net operating loss for period	-	-	-	-	(586,112)	(586,112)
Balance at December 31, 2014	15,220,000	$15,220	$1,984,834	$(2,000,000)	$(586,112)	$(586,058)

F-29

WORLD MEDIA AND TECHNOLOGY CORP.

STATEMENT OF CASH FLOWS

	As Previously Reported in the Original Filing for the Year Ended December 31, 2014	Restatement Adjustments	As Restated in this Annual Report on Form 10-K/A For the Period from May 2014 (inception) to December 31, 2014

Cash Flows from Operating Activities:
Net profit (loss) for the period	$(173,600)	$(412,512)	$(586,112)
Loss from discontinued operations	42,160	(42,160)	-
Changes in assets and liabilities, net of acquisition and disposals:
Deposit to suppliers	(237,000)	(103,226)	(340,226)
Accounts payable & accrued liabilities	(950)	1,900	950
Net cash used in continuing operations	(369,390)	(555,998)	(925,388)
Net cash used in operating activities - discontinued operations	(49,500)	49,500	-
Net cash used in operating activities	(418,890)	(506,498)	(925,388)

Cash Flows from Investing Activities:
Cash acquired on reverse merger with HNVB	-	54	54
Net cash used in investing activities	-	54	54

Cash Flows From Financing Activities:
Net cash provided by financing activities - continuing operations	367,492	557,896	925,388
Net cash provided by financing activities - discontinued operations	48,248	(48,248)	-
Net cash provided by financing activities	415,740	509,648	925,388

Net increase (decrease) in cash and cash equivalents	(3,152)	(46,297)	54

Cash and cash equivalents, beginning of the period	3,206	-	-

Cash and cash equivalents, end of the period	$54	$(46,297)	$54

SUPPLEMENTAL CASH FLOW DISCLOSURE:
Cash paid for interest	$-	$-	$-
Cash paid for taxes	$-	$-	$-
SUPPLEMENTAL DISCLOSURE OF NONCASH ACTIVITIES:
Share subscription due from parent company	$2,000,000	$-	$2,000,000

Cash acquired in deemed reverse merger with HVBN for the issuance of 125,000 shares	$-	$54	$54

F-30

Note 3 – Summary of Significant Accounting Policies

Basis of Presentation

The Company’s financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Development Stage Company

In June 2014, the FASB issued ASU 2014-10, "Development Stage Entities". The amendments in this update remove the definition of a development stage entity from the Master Glossary of the ASC thereby removing the financial reporting distinction between development stage entities and other reporting entities from U.S. GAAP. In addition, the amendments eliminate the requirements for development stage entities to (1) present inception-to-date information in the statements of income, cash flows, and shareholder equity, (2) label the financial statements as those of a development stage entity, (3) disclose a description of the development stage activities in which the entity is engaged, and (4) disclose in the first year in which the entity is no longer a development stage entity that in prior years it had been in the development stage. The amendments in this update are applied retrospectively.

The Company elected early adoption of ASU 2014-10. The adoption of ASU 2014-10 removed the development stage entity financial reporting requirements from the Company.

Use of Estimates and Assumptions

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

The Company’s significant estimates and assumptions include the fair value of financial instruments; income tax rate, income tax provision and valuation allowance of deferred tax assets; and the assumption that the Company will continue as a going concern. Those significant accounting estimates or assumptions bear the risk of change due to the fact that there are uncertainties attached to those estimates or assumptions, and certain estimates or assumptions are difficult to measure or value.

Management bases its estimates on historical experience and on various assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources.

Management regularly reviews its estimates utilizing currently available information, changes in facts and circumstances, historical experience and reasonable assumptions. After such reviews, and if deemed appropriate, those estimates are adjusted accordingly.

Actual results could differ from those estimates.

Cash Equivalents

The Company considers all highly liquid investments with maturity of three months or less to be cash and cash equivalents.

F-31

Fair value of financial instruments

The Company follows paragraph 825-10-50-10 of the FASB Accounting Standards Codification for disclosures about fair value of its financial instruments and paragraph 820-10-35-37 of the FASB Accounting Standards Codification (“Paragraph 820-10-35-37”) to measure the fair value of its financial instruments. Paragraph 820-10-35-37 establishes a framework for measuring fair value in accounting principles generally accepted in the United States of America (U.S. GAAP), and expands disclosures about fair value measurements.

To increase consistency and comparability in fair value measurements and related disclosures, Paragraph 820-10-35-37 establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three (3) broad levels. The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The three (3) levels of fair value hierarchy defined by Paragraph 820-10-35-37 are described below:

Level 1 Quoted market prices available in active markets for identical assets or liabilities as of the reporting date

Level 2 Pricing inputs other than quoted prices in active markets included in Level 1 that are either directly or indirectly observable as of the reporting date.

Level 3 Pricing inputs that are generally observable inputs and not corroborated by market data.

Financial assets are considered Level 3 when their fair values are determined using pricing models, discounted cash flow methodologies or similar techniques and at least one significant model assumption or input is unobservable.

The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. If the inputs used to measure the financial assets and liabilities fall within more than one level described above, the categorization is based on the lowest level input that is significant to the fair value measurement of the instrument. The carrying amount of the Company’s financial assets and liabilities, such as cash, prepaid expenses, accounts payable and accrued expenses, approximate their fair value because of the short maturity of those instruments.

Transactions involving related parties cannot be presumed to be carried out on an arm's-length basis, as the requisite conditions of competitive, free-market dealings may not exist. Representations about transactions with related parties, if made, shall not imply that the related party transactions were consummated on terms equivalent to those that prevail in arm's-length transactions unless such representations can be substantiated.

It is not however practical to determine the fair value of advances from stockholders, if any, due to their related party nature.

Related parties

The Company follows subtopic 850-10 of the FASB Accounting Standards Codification for the identification of related parties and disclosure of related party transactions.

Pursuant to Section 850-10-20 the Related parties include: (a). affiliates of the Company; (b). entities for which investments in their equity securities would be required, absent the election of the fair value option under the Fair Value Option Subsection of Section 825–10–15, to be accounted for by the equity method by the investing entity; (c). trusts for the benefit of employees, such as pension and profit-sharing trusts that are managed by or under the trusteeship of management; (d). principal owners of the Company; (e). management of the Company; (f). other parties with which the Company may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests; and (g). other parties that can significantly influence the management or operating policies of the transacting parties or that have an ownership interest in one of the transacting parties and can significantly influence the other to an extent that one or more of the transacting parties might be prevented from fully pursuing its own separate interests.

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The financial statements shall include disclosures of material related party transactions, other than compensation arrangements, expense allowances, and other similar items in the ordinary course of business. However, disclosure of transactions that are eliminated in the preparation of financial statements is not required in those statements. The disclosures shall include: (a). the nature of the relationship(s) involved; (b). a description of the transactions, including transactions to which no amounts or nominal amounts were ascribed, for each of the periods for which income statements are presented, and such other information deemed necessary to an understanding of the effects of the transactions on the financial statements; (c). the dollar amounts of transactions for each of the periods for which income statements are presented and the effects of any change in the method of establishing the terms from that used in the preceding period; and (d). amounts due from or to related parties as of the date of each balance sheet presented and, if not otherwise apparent, the terms and manner of settlement.

Commitments and contingencies

The Company follows subtopic 450-20 of the FASB Accounting Standards Codification to report accounting for contingencies. Certain conditions may exist as of the date the financial statements are issued, which may result in a loss to the Company but which will only be resolved when one or more future events occur or fail to occur. The Company assesses such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or un-asserted claims that may result in such proceedings, the Company evaluates the perceived merits of any legal proceedings or un-asserted claims as well as the perceived merits of the amount of relief sought or expected to be sought therein.

If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s financial statements. If the assessment indicates that a potential material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, and an estimate of the range of possible losses, if determinable and material, would be disclosed.

Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the guarantees would be disclosed. Management does not believe, based upon information available at this time that these matters will have a material adverse effect on the Company’s financial position, results of operations or cash flows. However, there is no assurance that such matters will not materially and adversely affect the Company’s business, financial position, and results of operations or cash flows.

Revenue Recognition

The Company applies paragraph 605-10-S99-1 of the FASB Accounting Standards Codification for revenue recognition. The Company recognizes revenue when it is realized or realizable and earned. The Company considers revenue realized or realizable and earned when all of the following criteria are met: (i) persuasive evidence of an arrangement exists, (ii) the product has been shipped or the services have been rendered to the customer, (iii) the sales price is fixed or determinable, and (iv) collectability is reasonably assured.

The Company derives its revenues from sales of products and services to end users via distribution partners, with revenues being generated upon delivery of the products and/or the services. Persuasive evidence of an arrangement is demonstrated via invoice; service is considered provided when the service is delivered to the customers; and the sales price to the customer is fixed upon acceptance of the purchase order and there is no separate sales rebate, discount, or volume incentive.

Sales, Marketing and Advertising

We use a variety of marketing, sales and support activities to generate and cultivate ongoing customer demand for our products and services, acquire new customers. We currently sell exclusively through indirect channels. As a result our sales supports efforts are limited to training the indirect channels on the merits of our products over competitive options. We incur promotional costs by way of distributor conferences and sponsoring distributor events with their downstream retail channels and end customers. We will closely track and monitor customer acquisition costs to assess how we are deploying our marketing, sales and customer support spending.

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Marketing. We track and measure our marketing costs closely across all channels so that we can acquire customers in a cost-efficient manner.

Indirect Sales. Our indirect sales channel will operate through a number of direct sales organizations that help broaden the adoption of our services without the need for a large direct field sales force.

Customer Support. While our intuitive and easy-to-use user interface serves to reduce our customers’ need for support, we provide online and phone customer support as well as post-sale implementation support, to help customers configure and use our solution. We track and measure our customer satisfaction and our support costs closely across all channels to provide a high level of customer service in a cost-efficient manner. Customer support is outsourced to specialist service providers who already experience economies of scale from providing such services to multiple organizations.

Research and Development

During the period from inception of the SPACE wearable technology and Lumina glasses business in May 2014 through to December 31, 2014, a total of $522,388 has been incurred in research and development costs.

Our research and development has been primarily focused on bringing the first product Lumina Glasses to market in 2015. The research and development expenses throughout 2014 include the design, parts sourcing and prototyping of the Lumina Glasses. We expect that research and development expenses will increase throughout 2015 as the next generation of the Lumina and other SPACE products are continuously improved and additional products and feature types are added. We expect to continue to outsource the main development activities and use expert consultants where required to ensure consistent iterations of products and related services.

Intellectual Property

Our success and ability to compete effectively are dependent in part upon our proprietary technology. We rely on a combination of copyright, trademark and trade secret laws, as well as non-disclosure agreements and other contractual restrictions, to establish and protect our proprietary rights. Employees are required to execute confidentiality and non-use agreements that transfer any rights they may have in copyrightable works or patentable technologies to us. In addition, prior to entering into discussions with potential business partners or customers regarding our business and technologies, we generally require that such parties enter into nondisclosure agreements with us. If these discussions result in a license or other business relationships, we also generally require that the agreement setting forth the parties’ respective rights and obligations include provisions for the protection of our intellectual property rights. The steps taken by us may not, however, be adequate to prevent the misappropriation of our proprietary rights or technology.

To date, we do not have any federally registered trademarks but do plan to initiate such registrations during 2015.

We do not currently have any patents or patent applications in process. Any future patent applications with respect to our technology may not be granted, and, if granted, patents may be challenged or invalidated. In addition, issued patents may not provide us with any competitive advantages and may be challenged by third parties. Our practice is to affix copyright notices on our product literature in order to assert copyright protection for these works.

Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to duplicate aspects of our products or to obtain and use information that we regard as proprietary. Our steps to protect our proprietary technology may not be adequate to prevent misappropriation of such technology, and may not preclude competitors from independently developing products with functionality or features similar to our products. If we fail to protect our proprietary technology, our business, financial condition and results of operations could be harmed significantly.

Consumer technology markets have been characterized by substantial litigation regarding patent and other intellectual property rights. Litigation, which could result in substantial cost to and diversion of our efforts, may be necessary to enforce trademarks issued to us or to determine the enforceability, scope and validity of the proprietary rights of others. Adverse determinations in any litigation or interference proceeding could subject us to costs related to changing names and a loss of established brand recognition.

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Income Tax Provision

The Company accounts for income taxes under Section 740-10-30 of the FASB Accounting Standards Codification, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns.

Under this method, deferred tax assets and liabilities are based on the differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance to the extent management concludes it is more likely than not that the assets will not be realized. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the statements of operations in the period that includes the enactment date.

The Company adopted the provisions of paragraph 740-10-25-13 of the FASB Accounting Standards Codification. Paragraph 740-10-25-13 addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. Under paragraph 740-10-25-13, the Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than fifty percent (50%) likelihood of being realized upon ultimate settlement. Paragraph 740-10-25-13 also provides guidance on de-recognition, classification, interest and penalties on income taxes, accounting in interim periods and requires increased disclosures.

The estimated future tax effects of temporary differences between the tax basis of assets and liabilities are reported in the accompanying balance sheets, as well as tax credit carry-backs and carry- forwards. The Company periodically reviews the recoverability of deferred tax assets recorded on its balance sheets and provides valuation allowances as management deems necessary.

Management makes judgments as to the interpretation of the tax laws that might be challenged upon an audit and cause changes to previous estimates of tax liability. In addition, the Company operates within multiple taxing jurisdictions and is subject to audit in these jurisdictions. In management’s opinion, adequate provisions for income taxes have been made for all years. If actual taxable income by tax jurisdiction varies from estimates, additional allowances or reversals of reserves may be necessary.

Uncertain Tax Positions

The Company did not take any uncertain tax positions and had no unrecognized tax liabilities or benefits in accordance with the provisions of Section 740-10-25 at December 31, 2014.

Net income (loss) per common share

Net income (loss) per common share is computed pursuant to section 260-10-45 of the FASB Accounting Standards Codification. Basic net income (loss) per common share is computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding during the period. Diluted net income (loss) per common share is computed by dividing net income (loss) by the weighted average number of shares of common stock and potentially outstanding shares of common stock during the period to reflect the potential dilution that could occur from common shares issuable through contingent shares issuance arrangement, stock options or warrants.

There were no potentially dilutive shares issued or outstanding during the period from May 2014 (inception) to December 31, 2014.

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Cash flows reporting

The Company adopted paragraph 230-10-45-24 of the FASB Accounting Standards Codification for cash flows reporting, classifies cash receipts and payments according to whether they stem from operating, investing, or financing activities and provides definitions of each category, and uses the indirect or reconciliation method (“Indirect method”) as defined by paragraph 230-10-45-25 of the FASB Accounting Standards Codification to report net cash flow from operating activities by adjusting net income to reconcile it to net cash flow from operating activities by removing the effects of (a) all deferrals of past operating cash receipts and payments and all accruals of expected future operating cash receipts and payments and (b) all items that are included in net income that do not affect operating cash receipts and payments.

The Company reports the reporting currency equivalent of foreign currency cash flows, using the current exchange rate at the time of the cash flows and the effect of exchange rate changes on cash held in foreign currencies is reported as a separate item in the reconciliation of beginning and ending balances of cash and cash equivalents and separately provides information about investing and financing activities not resulting in cash receipts or payments in the period pursuant to paragraph 830-230-45-1 of the FASB Accounting Standards Codification .

Subsequent events

The Company follows the guidance in Section 855-10-50 of the FASB Accounting Standards Codification for the disclosure of subsequent events. The Company will evaluate subsequent events through the date when the financial statements were issued. Pursuant to ASU 2010-09 of the FASB Accounting Standards Codification, the Company as an SEC filer considers its financial statements issued when they are widely distributed to users, such as through filing them on EDGAR.

Reclassification

Certain amounts from prior periods may have been reclassified to conform to the current period presentation. There is no effect on net loss, cash flows or stockholders’ deficit as a result of these reclassifications.

Recently issued accounting pronouncements

The Company has reviewed all recently issued, but not yet effective, accounting pronouncements and does not believe the future adoption of any such pronouncements may be expected to cause a material impact on its financial condition or the results of its operations.

Note 4 – Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates continuity of operations, realization of assets, and liquidation of liabilities in the normal course of business.

As reflected in the accompanying financial statements, the Company had a deficit accumulated of $586,112 as of December 31, 2014 and has incurred losses since May 2014 (inception)

While the Company is attempting to generate sufficient revenues, the Company’s cash position may not be sufficient enough to support the Company’s daily operations. Management intends to raise additional funds by way of a public or private offering.

Management believes that the actions presently being taken to further implement its business plan and generate sufficient revenues provide the opportunity for the Company to continue as a going concern. While the Company believes in the viability of its strategy to generate sufficient revenues and in its ability to raise additional funds, there can be no assurances to that effect. The ability of the Company to continue as a going concern is dependent upon the Company’s ability to further implement its business plan and generate sufficient revenues.

The financial statements do not include any adjustments related to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary if the Company is unable to continue as a going concern.

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Note 5 – Acquisition of Halton Universal Brands Inc. (HNVB)

Effective October 29, 2014, we acquired Halton Universal Brands, Inc. (“HNVB”) through a deemed reverse merger and discontinued the HNVB business immediately upon completion of the deemed reverse merger. Through the acquisition of HNVB, we acquired $54 in fair value of net assets, representing a balance of cash at the bank.

Note 6 – Stockholder’s Deficit

Shares Authorized

Upon formation, the total number of shares of all classes of stock which the Company is authorized to issue is seventy-five million (75,000,000) shares of common stock, par value $0.001 per

Common stock

On October 29, 2014, the Company sold 8,000,000 shares of its common stock at $0.25 per share for $2 million to its parent company WDAS. The stock subscription had not been received by the Company prior to December 31, 2014 but has been received subsequent to year end.

Subscription due from Parent

The $2 million proceeds from the sale of the 8,000,000 shares had not been received at December 31, 2014 and has been recorded in equity as due from parent.

The proceeds have subsequently been received during March 2015.

Additional Paid in Capital

On October 29, 2014, we acquired Halton Universal Brands Inc. through a reverse merger and acquired assets with a fair value of $54.

Note 7 – Related Party Transactions

On October 29, 2014 the Company issued 8,000,000 shares of the Company’s restricted common stock to our parent company, Power Clouds Inc. (PWCL)

In exchange for $2,000,000 payable to the Company. As at December 31, 2014, the proceeds from the sale of the shares had not been received and have been recorded as ‘Due from Parent’ in Shareholders Deficit.

The proceeds have subsequently been received during March 2015.

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90% of WDAS is beneficially owned and controlled by Fabio Galdi, our CEO and the CEO of WDAS.

The Company subleases facilities with WGG and under its real estate sublease with WGG will be recharged rent and a cost allocation for the property at a fixed rate of $5,000 per month. In December of 2014, WGG was sold by WDAS to World Capital Holding (FZC), a company beneficially owned and controlled by Fabio Galdi, the Company’s CEO. The terms and conditions of the sublease from WGG to the Company remain in full force and effect. The Company recognized $10,000 of rental expense in respect of this lease during the year ended December 31, 2014.

Balance due to PWCL

As at December 31, 2014 the Company owed PWCL $925,338. The balance at December 31, 2014 represented the provision by PWCL of $925,338 working capital in payment of the Company’s operating expenses and deposits with suppliers in the period from May, 2014 to December 31, 2014. The balance is unsecured, due on demand and interest free.

We have not entered into any transactions with our officers, directors, persons nominated for these positions, beneficial owners of 5% or more of our common stock, or family members of these persons wherein the amount involved in the transaction or a series of similar transactions exceeded $60,000.

Our management is involved in other business activities and may, in the future become involved in other business opportunities. If a specific business opportunity becomes available, such persons may face a conflict in selecting between our business and their other business interests. In the event that a conflict of interest arises at a meeting of our directors, a director who has such a conflict will disclose her interest in a proposed transaction and will abstain from voting for or against the approval of such transaction.

Family Relationships

There are no family relationships among our officers and directors, other than Fabio Galdi and Alfonso Galdi, who are brothers.

Note 8 – Income Tax

Deferred Tax Assets

At December 31, 2014, the Company had net operating loss (“NOL”) carry–forwards for Federal income tax purposes of approximately $586,122 that may be offset against future taxable income through 2034. No tax benefit has been reported with respect to these net operating loss carry-forwards in the accompanying consolidated financial statements because the Company believes that the realization of the Company’s net deferred tax assets of approximately $199,281, based on an effective federal tax rate of 35%, was not considered more likely than not and accordingly, the potential tax benefits of the net loss carry-forwards are fully offset by a valuation allowance.

Components of deferred tax assets at December 31, 2014 are as follows:

For the period from May 2014 Inception to December 31, 2014
Net deferred tax assets:
Expected income tax benefit from NOL carry forwards	199,281
Less valuation allowances	(199,281)

Deferred tax assets, net of valuation allowance	$-

Deferred tax assets consist primarily of the tax effect of NOL carry-forwards. The Company has provided a full valuation allowance on the deferred tax assets because of the uncertainty regarding its realization. The valuation allowance increased approximately $66,418 and $4,474 for the fiscal years ended December 31, 2014 and 2013 respectively.

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Income Tax Provision in the Statements of Operations

A reconciliation of the federal statutory income tax rate and the effective income tax rate as a percentage of income before income taxes is as follows:

For the period from Inception to December 31, 2014

Federal statutory income tax rate	34%
Change in valuation allowance on net operating loss carry-forwards	(34)%
Effective income tax rate	0.0%

Note 9 – Subsequent Events

The Company has evaluated all events that occurred after the balance sheet date through the date when the financial statements were issued to determine if they must be reported. The Management of the Company determined that there were the following reportable subsequent events to be disclosed:

Receipt of proceeds from PWCL is return for issuance of 8,000,000 Common stock on October 29, 2014.

On March 23, 2015 the Company received $2,000,000 in cash due from PWCL for the issuance of 8,000,000 common shares on October 29, 2014 pursuant to the Purchase And Intercompany License Agreement.

Unregistered Sales of Equity Securities

On March 25, 2015, the “Company” sold 12,000,000 shares of the Company’s common stock to Mr. Fabio Galdi, the Company’s Chief Executive Officer, at for $3 million or $0.25 per share. Payment has been received for the sale of these shares. This represents a 44% beneficial ownership interest in the Company held directly by Mr. Fabio Galdi. The issuance of Common Stock was made pursuant to the exemption from the registration requirements of the Securities Act of 1933, as amended (the “ Securities Act ”), provided by Section 4(2) of the Securities Act.

Entry into a Material Definitive Agreement.

On March 30, 2015, World Media & Technology Corp., a Nevada corporation (“WRMT” or the “Purchaser”), a majority owned subsidiary of Power Clouds Inc., a Nevada corporation (“PWCL” or “Parent”), PayNovi Ltd., an Irish limited liability company (the “PayNovi”) and Anch Holdings Ltd., an Irish limited liability company (the “Seller”) entered into a Common Stock Purchase Agreement (the “SPA”). Pursuant to the terms of the SPA, the Seller agreed to sell to the Purchaser, and the Purchaser agreed to purchase from the Seller, 350 shares of PayNovi’s common stock, which represents 35% of PayNovi’s total issued and outstanding shares as of the Closing Date, for a Purchase Price consisting of 1,361,000 shares of WRMT’s common stock, which represents 5% of WRMT’s total issued and outstanding shares as of the Closing Date, and 3,937,005 shares of WDAS’s common stock, which represents 5% of PWCL’s total issued and outstanding shares of the Closing Date, being issued to the Seller. The SPA provides for certain additional rights and obligations of the parties, including PayNovi agreeing to certain provisions relating to public disclosure, confidentiality, consents and filings, and transfer and additional issuance restrictions. The closing of the issuance of all of the shares occurred on March 31, 2015. The description of the SPA above is qualified in its entirety by reference to the full text of the SPA filed as Exhibit 10.4 hereto.

SEC Form S-1 Registration Statement:

In May of 2015, the Company filed a Form S-1 Registration Statement with the Securities and Exchange Commission (SEC), in order to register 13,812,850 shares of its common stock currently held by PWCL, the Company’s parent company and majority shareholder. PWCL’s Board approved a share dividend consisting of 13,812,850 of the 15,095,000 common shares PWCL currently holds in WRMT. Shareholders of PWCL will receive one (1) share of WRMT common stock for every six (6) PWCL shares of common stock that they hold as of the record date. The record date shall be defined as the first business day following an effective statement from the SEC in regards to the Form S-1 filing. It is difficult to predict with precision when this effective statement will be obtained, if at all. For more information, please see WRMT’s SEC Form S-1.

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WORLD MEDIA & TECHNOLOGY CORP.

13,812,850 shares of

Common stock

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PROSPECTUS

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September 30, 2015